     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 18, 2000


                                                      REGISTRATION NO. 333-70635
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                        POST-EFFECTIVE AMENDMENT NO. 4 TO
                                    FORM S-1


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 PAWNMART, INC.
             (Exact name of registrant as specified in its charter)


                     DELAWARE                                      5940                           75-2520896
(State or other jurisdiction of incorporation or       (Primary Standard Industrial  (I.R.S. Employer Identification No.)
                    organization)                          Classification Code)


               6300 RIDGLEA PLACE, SUITE 724                                                 CARSON R. THOMPSON
                  FORT WORTH, TEXAS 76116                                               6300 RIDGLEA PLACE, SUITE 724
                     (817) 569-93051                                                       FORT WORTH, TEXAS 76116
                                                                                               (817) 569-9305

   (Address, including zip code, and telephone number,               (Address, including zip code, and telephone number, including
including area code, registrant's principal executive offices)                       area code, of agent for service)

                         COPIES TO:

                     Stephen B. Norris                                                          Tom Herbelin
                   Thompson & Knight L.L.P.                                               5925 Forest Lane Suite 410
               801 Cherry Street, Suite 1600                                                 Dallas, Texas 75230
                   Fort Worth, Texas 76102                                                     (214) 219-1119
                       (817) 347-1700



APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the date this Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continual basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. X
                              ---

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. __

                                   $10,000,000

                             [PAWNMART, INC. LOGO]

                         12% Subordinated Notes Due 2004


                                  The Offering


We are offering up to $10,000,000 in principal amount of 12% Subordinated Notes Due 2004 (the "Notes"). This is a best efforts offering by licensed broker dealers who are members of the National Association of Securities Dealers, Inc. The underwriters are not required to sell any specific number or dollar amount of securities but will use their best efforts to sell the securities offered. Massie Capital, Ltd. is serving as the managing broker dealer for the Offering. See "Plan of Distribution." As of July 28, 2000, we have sold $9,197,000 of Notes in connection with this Offering. This Offering will continue until all Notes are sold or until October 29, 2000, whichever is earlier; however, we may extend the Offering until all of the Notes offered hereby are sold, as permitted under applicable securities laws and regulations. We may reject a subscription for any reason or for no reason whatever and may terminate the Offering at any time.

We have used the net proceeds from the sale of the Notes, the proceeds from the sale of 8% Preferred Stock and additional borrowings under our $10 million revolving credit facility for store expansion, expansion of business in existing stores, debt service and for general corporate purposes. We will use the remaining net proceeds from this Offering for debt service, general corporate purposes and working capital.



                                                          Notes Sold         Total
                                            Per Unit        To Date         Maximum
                                            --------      -----------      ----------
Price to Investors...............           100.0 %       $9,197,000       $10,000,000
Broker's Commissions(1)(2).......             8.0 %       $  735,760       $   800,000
Proceeds to Company..............            92.0 %       $8,461,240       $ 9,200,000


(1) We will pay 6.0% to participating licensed broker dealers and 2.0% to Massie Capital, Ltd., as managing broker dealer. See "Plan of Distribution."

(2) As additional compensation for the sale of the Notes in this Offering, we will issue 60 Series A Redeemable Common Stock Purchase Warrants ("Series A Warrants") to Massie Capital, Ltd. for each $1,000 in principal amount of Notes sold. Massie Capital, Ltd. will distribute up to 40 of such Series A Warrants to participating broker dealers as additional compensation under the Offering. Each Series A Warrant will have an exercise price of $6.00 and will expire on March 17, 2003. The Series A Warrants may be redeemed subject to certain conditions. See "Description of Capital Stock - Series A Warrants."


                             Terms of the Securities



Maturity  Date...............         Each Note will mature on December 31, 2004.

Interest Rate.................        Each Note will bear interest at 12% per
                                      annum, payable monthly on the fifteenth
                                      day of each month beginning with the
                                      second full calendar month following
                                      issuance.

Optional Redemption..........         We may redeem each Note, in whole or in
                                      part, at the specified redemption price,
                                      plus accrued interest to the date of
                                      redemption.

Ranking......................         The Notes are general unsecured
                                      obligations, subordinated in right and
                                      payment to all existing and future Senior
                                      Debt (as defined herein). At July 28,
                                      2000, we had $9.0 million of Senior Debt
                                      which would rank senior in right of
                                      payment to the Notes.


                                   The Company


We are a specialty finance and retail enterprise principally engaged in establishing and operating stores which advance money secured by the pledge of tangible personal property and sell pre-owned merchandise to the value-conscious consumer. We currently own and operate 46 stores located in Alabama, Florida, Georgia, North Carolina, South Carolina and Texas.

Our Common Stock, $.01 par value per share ("Common Stock"), Series A Warrants and Series B Redeemable Common Stock Purchase Warrants ("Series B Warrants") are traded on the Boston Stock Exchange under the symbols "PWT", "PWTA" and "PWTB," respectively, and on the NASDAQ SmallCap Market under the symbols "PMRT", "PMRTW" and "PMRTZ", respectively. At July 28, 2000, the closing market price of our Common Stock, Series A Warrants and Series B Warrants as reported by NASDAQ was $0.906, $0.1875, and $0.125, respectively.


--------------------------------------------------------------------------------
THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK, INCLUDING RISKS OF DEFAULT ON THE NOTES. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------


                              MASSIE CAPITAL, LTD.


                 The date of this Prospectus is August 18, 2000

                              AVAILABLE INFORMATION

       We have filed with the Securities and Exchange Commission (the "Commission" or the "SEC") a registration statement on Form S-1 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Securities Act") covering the Notes offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For more information about the Notes or the Company, you should read the Registration Statement and related exhibits, annexes and schedules. The statements contained in this Prospectus as to the contents of any contract or other document identified as exhibits in this Prospectus are not necessarily complete, and in each instance, reference is made to a copy of such contract or document filed as an exhibit to the registration statement, each statement being qualified in any and all respects by such reference. You may inspect and copy the Registration Statement and related exhibits, annexes and schedules at the Commission's Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. Information about the operation of the Public Reference Room of the Commission may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants, like us, that file electronically with the Commission. The address of the Web site is: http://www.sec.gov.

                           REPORTS TO SECURITY HOLDERS

      You may request a copy of our latest annual report containing audited consolidated financial statements and other such reports filed with the Commission, at no cost, by writing or telephoning us at the address under the "Prospectus Summary - The Company."

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      Certain statements made in this Prospectus under the captions "Prospectus Summary," "Risk Factors," "Business," and elsewhere in this Prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). When we use the words "anticipate," "assume," "believe," "estimate," "expect," "intend," and other similar expressions in this Prospectus, they are generally intended to identify forward-looking statements. In connection with such forward-looking statements, you should consider that they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect our actual results, performance or achievements. Factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the following:


   o the inability to obtain necessary debt or equity financing to fund working capital, capital expenditures and other requirements;


   o heightened competition, including specifically price competition, the entry of new competitors or the introduction of new products by new and existing competitors;

   o  adverse state and Federal legislation and regulation;


   o  fluctuations in operating results;


   o  changes in business strategy; and


   o  the inability to acquire or develop stores in selected markets.


      We disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of these forward-looking statements contained herein to reflect subsequent events or developments.

                              PROSPECTUS SUMMARY

The following is a summary of certain information contained herein. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements, including the notes thereto, contained elsewhere in this Prospectus. Except as otherwise set forth herein, references herein to "pro forma" financial data of the Company are to the financial data of the Company, which gives effect to the Offering of the Notes.

                                   THE COMPANY

Background

      PawnMart, Inc. ("we" or the "Company") was incorporated under the laws of the State of Delaware on January 13, 1994 and began operations under the name "Pawnco, Inc." On June 14, 1994, we changed our name to PCI Capital Corporation and conducted business under the trade name "PAWNMART(SM)." On October 21, 1997, we changed our name to "PawnMart, Inc."

      From our inception in January 1994 through March 1998, we opened 19 stores with the capital provided by a series of private placements of preferred stock and debt securities. In March 1998, we completed an initial public offering of 1,365,000 shares of Common Stock, 1,380,000 Series A Warrants, and 1,380,000 Series B Warrants resulting in total net proceeds of approximately $5,583,000. In connection with the completion of the initial public offering, we automatically converted $9,520,000 of our debt into 2,380,000 outstanding shares of Common Stock and 3,661,200 shares of preferred stock into 1,482,766 outstanding shares of Common Stock. Additionally, we utilized $2,524,000 of the net proceeds to repay certain notes payable.


      During the fiscal year ended January 30, 1999 ("Fiscal 1998"), we increased our store base by 68 percent with the opening of 13 new stores resulting in a total of 32 stores in operation at the fiscal year end. In order to fund this expansion, we utilized the remaining proceeds of the initial public offering and secured a $10 million line of credit with Comerica Bank, N.A. (the "Credit Facility," which was increased to $15 million on June 27, 2000).

      During the fiscal year ended January 29, 2000 ("Fiscal 1999"), we increased our store chain by 44 percent with the addition of 14 new stores for a total of 46 stores in operation at the fiscal year end. Our store expansion program during Fiscal 1999 was funded through borrowings under our Credit Facility, utilization of the net proceeds from the issuance of these Notes and utilization of the net proceeds from the sale of 416,667 shares of 8% Convertible Preferred stock (the "8% Preferred Stock"), par value $6.00 per share, on September 1, 1999.


Our Business


      We are a specialty finance and retail enterprise principally engaged in acquiring, establishing and operating stores that advance money secured by the pledge of tangible personal property and sell pre-owned merchandise to the value-conscious consumer. We generate income in two ways: through collection of a monthly service charge from advancing money to individuals based primarily upon the estimated resale value of pledged personal property such as jewelry, consumer electronics, tools, musical instruments, automobiles and other miscellaneous items and through profit realized on the retail sale of the unredeemed or other purchased pre-owned merchandise. We may, in the future, implement a franchising program, under which we would generate additional income through management fees paid to us by franchisees and through sales of existing stores to franchisees.

      As of July 28, 2000, we were one of five publicly traded pawnshop operators in the United States and owned and operated 46 stores located in Alabama, Florida, Georgia, North Carolina, South Carolina and Texas. Our principal office is located at 6300 Ridglea Place, Suite 724, Fort Worth, Texas 76116, and our telephone number is (817) 569-9305.

                                BUSINESS STRATEGY


      The pawnshop industry is a multi-billion dollar, highly fragmented industry with approximately 93 percent of the approximately 13,500 stores in the United States owned by "mom and pop" operators and 7 percent owned by five public companies.

      We have developed extensive demographical information that identifies both our borrowing and retail customers. Based on our research, we have observed somewhat different demographics for our customers from those generally published for the pawnshop industry. This data indicates that our customers have a slightly higher median household income than customers of other pawnshops. In this regard, our strategic market positioning targets these customer groups for both pawn and retail transactions with specialty retail concepts such as "PAWNMART More Cash. More Choices(SM)." To appeal to these customers, PAWNMART(SM) stores are attractive, clean, well-lit and often located close to national discount stores, with merchandise displayed in an organized and easy-to-shop manner similar to national discount stores.

      Our long-term strategic objective is to implement a roll-out of PAWNMART(SM) stores in order to capitalize upon growth opportunities afforded by the highly fragmented pawnshop industry. Since January 29, 1999, we have added 14 stores. However, due to liquidity constraints, we have temporarily ceased the addition of new stores. See "Risk Factors." In order to allow our portfolio of stores to mature and to build our financial resources to support our long-term strategy, we may pursue other strategic business alternatives, including a franchising program, in the near term. Moreover, to achieve our long-term strategic objectives, we have adopted the following strategy:

      o Acquire or develop stores that meet site selection, store size and configuration requirements in selected markets that allow us to be positioned similar to national discount stores;

      o     License or sell franchises in selected markets;


      o Expand in metropolitan areas in states with favorable pawn regulations;

      o Utilize information technology as a platform for collateral assessment and management control;

      o Capitalize on the operational expertise of our management team and board of directors; and


      o Utilize targeted database marketing segmentation system for promotions, customer acquisition and retention and store site selection.


       EXPERIENCED SPECIALTY RETAIL MANAGEMENT TEAM AND BOARD OF DIRECTORS


      Carson Thompson, our Chief Executive Officer and Chairman of the Board, served as President and Chief Executive Officer for The Bombay Company, Inc., during its store roll-out phase. Michael Record, our President, has more than twenty years experience in the pawnshop industry, most recently serving as Vice President of Operations at Cash America International, Inc., where he was responsible for 118 stores. Monty Standifer, our Senior Vice President and Chief Financial Officer, has served as Chief Financial Officer of BizMart, Inc. (NASDAQ:BZMT), and Gadzooks, Inc. (NASDAQ:GADZ). Mr. Standifer is also a Director.

      Other members of our Board of Directors include James Berk, who is Chief Executive Officer of the Store of Knowledge and has served as Vice Chairman and Chief Executive Officer of APC, Inc., President and Chief Operating Officer of The Wholesale Club and President and Chief Executive Officer of BizMart, Inc.; Mark Kane, who founded and served as President and Chief Executive Officer of Compact Discs International, LLC (NASDAQ:CDI) and who currently is Chief Executive Officer of the Movie Trading Company; Robert Bourland, Jr., who served previously as our President and Chief Operating Officer and who worked for Tandy Corporation for twenty years serving as Senior Vice President - Managing Director, Tandy U.K. operations and other management capacities; and Roger Williams, who is presently Chairman of the Board and Chief Executive Officer of Roger Williams Automall. See "Management - Directors and Executive Officers." We intend to capitalize upon the specialty retail and pawn experience and talents of these individuals to continue the growth of PawnMart.

                                  THE OFFERING

Securities Offered....................................     $10,000,000 principal amount of 12% Subordinated
                                                           Notes Due December 31, 2004.

Use of Proceeds.......................................     As of July 28, 2000, the net proceeds from the sale
                                                           of the Notes, after deduction of discounts and
                                                           commissions and estimated offering expenses,
                                                           together with additional borrowings under our
                                                           Credit Facility and the net proceeds from the sale
                                                           of the 8% Preferred Stock, have been used for store
                                                           expansion, expansion of business in existing
                                                           stores, debt service and general corporate
                                                           purposes. The remaining net proceeds will be used
                                                           for debt service, general corporate purposes and
                                                           working capital. See "Use of Proceeds."

Issuer................................................     PawnMart, Inc.

Maturity Date of Notes................................     December 31, 2004.

Interest Payment Dates................................     The Notes bear interest at a rate of 12% per annum,
                                                           payable monthly on the fifteenth day of each month
                                                           beginning with the second full calendar month
                                                           following issuance. The record date for each
                                                           payment of interest on the Notes is the close of
                                                           business on the first day of the month.

Optional Redemption....................................    The Notes may be redeemed, in whole or in part, (i)
                                                           prior to March 31, 2000 at 103% of the principal
                                                           amount outstanding, (ii) from April 1, 2000 to
                                                           March 31, 2001 at 102% of the principal amount
                                                           outstanding, (iii) from April 1, 2001 to March 31,
                                                           2002 at 101% of the principal amount outstanding,
                                                           and (iv) subsequent to March 31, 2002 at 100% of
                                                           the principal amount outstanding. Payment for
                                                           redemption of the Notes will include amounts due
                                                           for accrued and unpaid interest, if any, to the
                                                           date of redemption.

Mandatory Redemption...................................    We are not required to make mandatory redemption or
                                                           sinking fund payments with respect to the Notes.

Ranking of Notes.......................................    The Notes are general unsecured obligations,
                                                           subordinated in right and payment to all existing
                                                           and future Senior Debt, including borrowings under
                                                           the Credit Facility. As of July 28, 2000, we had
                                                           $9.0 million of debt outstanding under our Credit
                                                           Facility which would rank senior in the right of
                                                           payment to the Notes. The indentures for the Notes
                                                           permit us to incur additional Senior Debt, subject
                                                           to certain limitations. See "Description of
                                                           Subordinated Notes Due 2004 - Subordination."


Listing................................................    We do not intend to apply for listing of the Notes
                                                           on any securities exchange or authorization for
                                                           quotation on the NASDAQ system. We do not expect
                                                           that a trading market will develop for the Notes.

Certain Covenants......................................    The indenture under which the Notes are being
                                                           issued contains certain covenants for your benefit
                                                           which, among other things, limit:

                                                           -  the payment of cash dividends on capital stock
                                                              and the purchase, redemption or retirement of
                                                              capital stock;
                                                           -  transactions with affiliates; and
                                                           -  the sale of assets.

Trustee................................................    Trust Management, Inc., Fort Worth, Texas.

Tax Status.............................................    The Notes are taxable obligations under the
                                                           Internal Revenue Code of 1986, as amended, and
                                                           interest paid or accrued will be taxable to
                                                           non-exempt holders of the Notes. A subsequent
                                                           purchaser of outstanding Notes may have to
                                                           recognize as ordinary income (rather than as
                                                           capital gain) any "market discount" on the Notes
                                                           upon its resale by the purchaser. Market discount
                                                           for Notes generally means the excess of its face
                                                           amount over the subsequent purchaser's tax basis in
                                                           such Notes. See "Certain U.S. Federal Income Tax
                                                           Considerations."

Denominations..........................................    The Notes are being issued in fully registered form
                                                           in denominations of $1,000 and integral multiples
                                                           thereof, subject to a minimum purchase by each
                                                           investor of $5,000 except for a $1,000 minimum
                                                           purchase for individual retirement accounts.

Plan of Distribution...................................    This is a best efforts offering by licensed broker
                                                           dealers who are members of the National Association
                                                           of Securities Dealers, Inc. The underwriters are
                                                           not required to sell any specific number or dollar
                                                           amount of securities but will use their best
                                                           efforts to sell the securities offered. Massie
                                                           Capital, Ltd. is serving as the managing broker
                                                           dealer for the Offering. As of July 28, 2000, we
                                                           have sold $9,197,000 of Notes in connection with
                                                           this Offering. We have the right to reject any
                                                           subscription in whole or in part. See "Plan of
                                                           Distribution."

                                  RISK FACTORS

      Prospective investors should carefully consider the information set forth under the caption "Risk Factors" and all other information set forth in this Prospectus before making any investment in the Notes.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA


      The following table sets forth, for the periods and at the dates indicated, selected historical consolidated financial data of the Company. The summary information should be read in conjunction with, and is qualified in its entirety by, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements of the Company and related notes and the independent auditors' report, which contains an explanatory paragraph stating that the Company's recurring losses from operations, negative cash flows and significant difficulties in meeting its obligations raise substantial doubt about the Company's ability to continue as a going concern, included elsewhere in the Prospectus. The consolidated financial statements and selected operating and balance sheet data do not include any adjustments that might result from the outcome of this uncertainty.


----------------------------


                                                Three Months Ended                        Fiscal Years Ended
                                                ------------------                        ------------------

(Dollars in Thousands, Except Per Share Data) (Unaudited) (Unaudited)
                                               April 29,    May 1,   January 29, January 30, January 31,  January 26, January 28,
                                                 2000        1999       2000        1999        1998         1997        1996
                                               ---------  ---------- ----------  ----------- -----------  ----------- -----------
OPERATING DATA:
Pawn Service Charges .......................   $  1,879    $  1,419   $  6,674    $  3,636    $  2,862    $  2,291    $  1,338
Merchandise Sales ..........................      4,756       2,885     13,978       8,170       7,215       5,523       3,052
Other Income ...............................         77          43        250         129         101          89          34
                                               --------    --------   --------    --------    --------    --------    --------
      Total Revenues .......................      6,712       4,347     20,902      11,935      10,178       7,903       4,424
Cost of Sales ..............................      3,724       2,051     10,832       5,634       5,192       3,739       1,942
                                               --------    --------   --------    --------    --------    --------    --------

      Gross Profit .........................      2,988       2,296     10,070       6,301       4,986       4,164       2,482

Store Operating Expenses ...................      2,506       1,751      8,163       5,326       4,040       3,652       2,626
Corporate Administrative Expenses ..........        833         688      3,020       3,074       2,117       1,713       1,589
                                               --------    --------   --------    --------    --------    --------    --------
EBITDA (1) .................................       (351)       (143)    (1,113)     (2,099)     (1,171)     (1,201)     (1,733)
Interest Expense ...........................        509         197      1,358         996       3,761       1,360         720
Depreciation and Amortization ..............        257         202        805         618         504         495         375
                                               --------    --------   --------    --------    --------    --------    --------
      Net Loss .............................     (1,117)       (542)    (3,276)     (3,713)     (5,436)     (3,056)     (2,828)
Preferred Stock Dividends ..................         50          --         83         692         217          --          --
                                               --------    --------   --------    --------    --------    --------    --------
      Net Loss to Common Stockholders ......   $ (1,167)   $   (542)  $ (3,359)   $ (4,405)   $ (5,653)   $ (3,056)   $ (2,828)
                                               ========    ========   ========    ========    ========    ========    ========
      Basic and Diluted Loss Per
         Common Share ......................   $  (0.16)   $  (0.08)  $  (0.47)   $  (0.68)   $  (3.01)   $  (1.67)   $  (1.68)
                                               ========    ========   ========    ========    ========    ========    ========

OTHER DATA:
Stores in Operation:
   Beginning of Period .....................         46          32         32          19          19          17           7
   Acquisitions ............................         --           2          6           3          --           1          --
   New Openings ............................         --          --          8          10          --           1          10
                                               --------    --------   --------    --------    --------    --------    --------
   End of Period ...........................         46          34         46          32          19          19          17
                                               ========    ========   ========    ========    ========    ========    ========

Average Per Store:
Store Age ..................................   2.75 Years  2.49 years 2.45 years  2.35 years  2.78 years  1.77 years  .93 years
Pawn  Loans ................................   $    140    $    143   $    147    $    138    $    127    $    117    $     85
Merchandise  Inventory .....................   $    162    $    112   $    158    $     94    $    102    $    104    $     88

Ratio of Earnings to Fixed Charges (2)               --          --         --          --          --          --          --

BALANCE SHEET DATA - END OF PERIOD:
Pawn Loans .................................   $  6,445    $  4,851   $  6,758    $  4,419    $  2,421    $  2,227    $  1,447
Merchandise Inventory ......................      7,453       3,807      7,279       3,011       1,944       1,971       1,490
Total Working Capital ......................     14,506       9,693     14,722       6,988       1,758       2,148       2,251
Total Assets ...............................     20,892      13,675     21,044      11,192       6,677       6,474       5,249
Long-Term Notes Payable, Net of Current
      Installments (3) .....................     17,015       8,517     15,923       4,840       9,778       8,288       5,445
Stockholders' Equity (Deficit) .............      2,716       4,365      3,878       4,907      (6,222)     (4,278)     (1,274)

      ----------------------


      (1) Earnings(loss) before interest, taxes, depreciation and amortization.

      (2) In calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense incurred (which includes amortization of deferred financing costs) whether expensed or capitalized and a portion of rental expense estimated to be attributable to interest. Earnings were insufficient to cover fixed charges by $1,117,000 and $542,000 for the three months ended April 29, 2000 and May 1, 1999, respectively, and $3,276,000, $3,713,000,
            $5,436,000, $3,056,000 and $2,828,000 during the years ended January
            29, 2000, January 30, 1999, January 31, 1998, January 26, 1997 and
            January 28, 1996, respectively.

      (3)   Includes the Credit Facility and the Notes.

                                  RISK FACTORS

An investment in the Notes offered hereby is speculative and involves a high degree of risk, including the risk factors described below. In addition to the other information presented in this Prospectus, each prospective investor should carefully consider the following risk factors inherent in and affecting our business and this Offering before making an investment decision. This Prospectus contains certain forward-looking statements regarding our business and prospects that are based upon numerous assumptions about future conditions, which may ultimately prove to be inaccurate and actual events and results may materially differ from anticipated results described in such statements. Our ability to achieve such results is subject to certain risks and uncertainties, such as those risks detailed in this section, and other risks detailed throughout this Prospectus. These forward-looking statements represent management's judgment as of the date of the filing of this Prospectus. We disclaim, however, any intent or obligation to update these forward-looking statements.


LIQUIDITY AND "GOING CONCERN"


      The independent auditors' report on our audited consolidated financial statements includes a "going concern" explanatory paragraph, which indicates that the auditors question our ability to continue operation under the current business conditions given our recurring losses, negative cash flows and substantial difficulties in meeting our obligations. On October 13, 1998, we entered into a $10 million credit facility with Comerica Bank, which was amended on June 27, 2000 to increase amounts available for borrowing to $15 million (the "Credit Facility"). At July 28, 2000, $9,000,000 was outstanding under the Credit Facility and an additional $109,000 was available pursuant to the available borrowing base. We cannot be sure that our cash and cash equivalents on hand and our cash availability will be sufficient to meet our anticipated working capital needs and capital expenditures. If our current financial situation does not improve, we may have our securities de-listed from Nasdaq. The de-listing of our securities would impair our ability to raise capital though the issuance of additional equity securities.

      We have begun to address the "going concern" issue and the underlying liquidity problem by aggressively promoting sales of merchandise in our stores and reducing excess inventory through third party sales. We are also evaluating various other alternatives, such as selling certain store locations under a franchise arrangement or to other interested parties. In addition, we may have to continue to reduce inventory, which could impair our cash flow from future operations. To finance current and future expenditures, we will need to issue additional equity securities or incur additional debt. We may not be able to obtain additional required capital on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


LACK OF PROFITABILITY, EXPECTED LOSSES DURING ROLL-OUT PHASE


      From our inception on January 13, 1994, and continuing through April 29, 2000, we have experienced aggregate losses of $21,080,000. A key element of our strategy consists of developing multiple PAWNMART(SM) stores meeting our desired store size, configuration and site selection requirements in regional and local markets. Until we reach a critical mass of mature stores, this strategy is likely to result in continued net losses due to start-up losses associated with the anticipated high number of new stores. Results of operations in the future will be influenced by numerous factors including, among others, the number of new stores opened, the number of stores acquired from others, our ability to manage our growth and maintain the quality of our personnel, the ability to manage our debt and our ability to implement our strategic plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT



      Assuming full subscription for this Offering, we would have total long-term indebtedness at July 28, 2000, of approximately $18 million. The degree to which we are leveraged could have adverse consequences to holders of the Notes, including the following: (i) substantial cash flow from our operations (cash flow is currently negative primarily due to our expansion program and related high degree of leverage) will be required for the payment of principal and interest on our indebtedness and will not be available for other purposes; (ii) our ability to obtain additional financing in the future, whether for capital expenditures, further development, refinancings or otherwise, may be impaired; (iii) we may be more leveraged than certain of our competitors, which may place us at a competitive disadvantage; (iv) our high degree of leverage makes us more vulnerable to changes in economic conditions and may limit our ability to withstand competitive pressures and capitalize on significant business opportunities.


      We expect to repay our indebtedness with either (i) cash flows from operations, (ii) proceeds from the issuance of additional equity or debt securities, (iii) refinancing, (iv) proceeds from the exercise, if at all, of the Series A Warrants or (v) the sale of certain assets, including sales of stores and sales associated with a potential franchise program. We will require substantial cash flows to meet our interest payment obligations with respect to our indebtedness. Our cash flow is dependent on our future performance, in particular, our ability to develop positive cash flow, and is subject to financial, economic and other factors, some of which are beyond our control. Because the Credit Facility bears interest at a floating rate, we are sensitive to any increase in prevailing interest rates. We believe that, based upon anticipated levels of operations and the other actions taken by us (See "Liquidity and `Going Concern'"), we should be able to meet our debt service obligations when due. If we are unable to generate such cash flow from operations to satisfy our interest obligations, we may be required to refinance all or a portion of such obligations, sell assets or repay such indebtedness with proceeds from other capital transactions, such as the issuance of additional equity. There can be no assurance that such refinancing or extension will be available on reasonable terms or at all, that additional equity will be issued, or that a sale of assets will occur. The inability to repay such indebtedness could have a material adverse effect on us.

SUBORDINATION OF NOTES

       The Notes will be unsecured subordinated obligations. The payment of principal, premium (if any), and interest on the Notes will be subordinated in right of payment to all our Senior Debt, including all indebtedness and obligations under our existing $15 million Credit Facility with Comerica Bank. Borrowings under the Credit Facility will constitute Senior Debt. The Notes will permit us to incur additional Senior Debt. "Senior Debt" means the principal of and interest on our indebtedness owed or hereinafter owing to commercial banks (including, without limitation Comerica Bank) and other lenders, unaffiliated note or debenture holders incurred (a) to provide working capital necessary for the proper conduct of our business, (b) to develop additional PAWNMART(SM) stores or (c) to acquire pawnshops or companies or entities involved in the pawn industry provided that certain conditions are met. By reasons of the subordination provisions of the Notes, in the event of insolvency, liquidation, reorganization, dissolution or other winding-up, holders of Senior Debt will have to be paid in full before we make payments in respect of the Notes. In addition, no payment will be made to you if (i) any Senior Debt is not paid when due or (ii) any other default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms. Accordingly, there may be insufficient assets remaining after such payments to pay amounts due on the Notes.


MANAGEMENT OF GROWTH


       Our long-term strategy includes plans to expand our business through an addition of PAWNMART(SM) stores. To a significant extent, our future success will be dependent upon our ability to acquire existing stores and will be dependent, in part, upon our ability to secure suitable sites for our new stores, obtain adequate inventory for our new stores, maintain adequate financial controls and reporting systems to manage a larger operation and to obtain additional capital upon favorable terms. There can be no assurance that we will be able to successfully implement our planned expansion, finance our growth or manage the resulting larger operation.


COMPETITION


      We encounter significant competition in connection with the operation of our business. In connection with lending operations, we compete with other pawnshops (owned by individuals and by large operators) and certain financial institutions, such as consumer finance companies, which generally lend on an unsecured, as well as on a secured basis. Our competitors in connection with our retail sales include numerous retail and discount stores. Many of our competitors, including Cash America International, Inc., First Cash Financial Services, Inc. and EZCORP, Inc., have greater financial resources. These competitive conditions may adversely affect our revenues, operating results and ability to expand.


      In addition, we face competition in the acquisition of existing stores. Several competing pawnshop companies have implemented expansion and acquisition programs. There can be no assurance that we will be more successful than our competitors in pursuing acquisition opportunities and leases for attractive start-up locations. Increased competition could also increase prices for attractive acquisition candidates.

GOVERNMENT REGULATION


      Our lending operations are subject to extensive regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations. These statutes prescribe, among other things, service charges a pawnshop may charge for lending money and the rules of conduct that govern an entity's ability to maintain a pawnshop license. With respect to firearm and ammunition sales, a pawnshop must comply with the regulations promulgated by the United States Department of the Treasury-Bureau of Alcohol, Tobacco and Firearms. Governmental regulators have broad discretionary authority to refuse to grant a license or to suspend or revoke any or all existing licenses of licensees under common control if it is determined that any such licensee has violated any law or regulation or that the management of any such licensee is not suitable to operate pawnshops. In addition, there can be no assurance that additional state or federal statutes or regulations will not be enacted at some future date that could inhibit our ability to expand, significantly decrease the service charges we can charge for lending money, or prohibit or more stringently regulate the sale of certain goods, such as firearms, any of which could significantly adversely affect our prospects. Our ability to acquire or open new stores in other states could be affected by the enactment of state or local legislation, similar to current Texas legislation, which provides for certain proximity restrictions to other pawnshops in order to obtain a new license. In addition, the present statutory and regulatory environment of some states renders expansion into those states impractical. For instance, certain states require public sale of forfeited collateral or do not permit service charges sufficient to make pawnshop operations profitable.


RISKS RELATED TO IMPROPER ASSESSMENT OF THE PLEDGED PROPERTY'S ESTIMATED RESALE VALUE

      We make pawn loans without the borrower's personal liability and do not investigate the creditworthiness of the borrower, but rely on the pledged personal property and the possibility of its forfeiture, as a basis for our lending decision. In this regard, the recovery of the amount advanced, as well as realization of a profit on sale of merchandise, is dependent on our initial assessment of the property's estimated resale value. Improper assessment of the resale value of the collateral in the lending function can result in reduced marketability of the property and resale of the merchandise for an amount less than the amount advanced. Although, historically, we have experienced profits from the sale of such merchandise, no assurances can be given that our historical results will continue. For example, unexpected technological changes could adversely impact the value of consumer electronic products, and declines in gold and silver prices could reduce the resale value of jewelry items acquired in pawn transactions and could adversely affect our ability to recover the amount advanced on the acquired collateral.

DEPENDENCE ON KEY MANAGEMENT


      We rely on the business and technical expertise of our executive officers and certain other key employees, particularly our Chief Executive Officer, Carson Thompson and our President, Michael Record. Except for an employment agreement with Michael Record (see "Management - Employment Agreements and Severance Agreements"), we do not have an employment agreement with any member of our executive staff. The loss of the services of any of these individuals could have a material adverse effect on our operating results. No assurance can be given that their services will be available in the future. Our success will also be dependent on our ability to attract and retain additional qualified management personnel.


RISKS RELATED TO AUTOMOBILE TITLE LOANS


      Alabama, Georgia and South Carolina pawn regulations allow us to advance funds secured by automobile titles. Approximately eight percent of our total revenues during Fiscal 1999 were related to pawn service charges generated from such advances. The adoption of additional or the revision of existing laws and regulations impacting our ability to advance funds against automobile titles could have a material adverse effect on our business. In addition, we could be subject to consumer claims and litigation seeking damages based upon wrongful repossession of automobiles.

ABSENCE OF PUBLIC MARKET FOR THE NOTES

      We do not intend to apply for listing or quotation of the Notes on any securities exchange or stock market. The managing broker dealer has advised us that they intend to make a market in the Notes, subject to any limits imposed by the Securities Act and the Exchange Act and subject to any limits imposed during the pendency of any registration statement or shelf registration statement filed under the Securities Act; however, the managing broker dealer is not obligated to do so and may discontinue such market-making at any time without notice. Therefore, we can give no assurance as to the liquidity of any trading market for the Notes or that an active market for the Notes will develop. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. We can give no assurance that the market for the Notes will not be subject to similar disruptions. Any such disruptions could have an adverse effect on the Notes.

NECESSITY TO MAINTAIN CURRENT PROSPECTUS AND REGISTRATION STATEMENT

      We must maintain an effective registration statement on file with the Commission before any of the Series A Warrants and Series B Warrants (collectively, the "Warrants") may be redeemed or exercised. It is possible that we may be unable to cause a registration statement covering the Common Stock underlying the Warrants to be effective. It is also possible that the Warrants could be acquired by persons residing in states where we are unable to qualify the Common Stock underlying the Warrants for sale. In either event, the Warrants may expire, unexercised, which would result in the holders losing all the value of the Warrants.

STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS

      Holders of the Warrants have the right to exercise the Warrants only if the underlying shares of Common Stock are qualified, registered or exempt from registration under applicable securities laws of the states in which the various holders of the Warrants reside. We cannot issue shares of Common Stock to holders of the Warrants in states where such shares are not qualified, registered or exempt. We have, however, qualified the Series A Warrants and Series B Warrants for listing on the Boston Stock Exchange which provides for blue sky registration in 13 states. See "Description of Capital Stock - Series A Warrants and Series B Warrants."

REDEEMABLE WARRANTS AND IMPACT ON INVESTORS

      We may redeem the Warrants in certain circumstances. Our exercise of this right would force a holder of the Warrants to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holder to do so, to sell the Warrants at the then current market price when the holder might otherwise wish to hold the Warrants for possible additional appreciation or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants in the event of a call for redemption. Holders who do not exercise their Warrants prior to redemption will forfeit their right to purchase the shares of Common Stock underlying the Warrants. The foregoing notwithstanding, we may not redeem the Warrants at any time that a current registration statement under the Act is not then in effect. See "Description of Capital Stock - Series A Warrants and Series B Warrants."

WARRANTS TO BROKERS

      In connection with the Offering, we will issue up to 600,000 Series A Warrants to participating broker dealers. To the extent that the Series A Warrants are exercised, they would have a dilutive effect on the percentage of outstanding shares of Common Stock. The exercise of the Series A Warrants is likely to occur at a time when we could probably obtain additional equity capital on terms more favorable than those provided by the Series A Warrants. See "Description of Capital Stock - Series A Warrants" and "Plan of Distribution."

                                 USE OF PROCEEDS


      The net proceeds to the Company from the sale of the Notes offered are estimated to be approximately $8,500,000 under a maximum subscription after deducting estimated discounts to broker dealers and fees and expenses of the Offering. The net proceeds from the issuance of the Notes, together with the resulting increase in borrowing base availability under the Company's Credit Facility and the net proceeds from the issuance of the 8% Preferred Stock, have to date been used for opening or acquiring new stores, debt service, working capital and for general corporate purposes. At July 28, 2000, approximately $9,000,000 was outstanding under the Credit Facility, which represented substantially all available amounts pursuant to the available borrowing base. The Credit Facility matures on October 13, 2002 and all outstanding borrowings at July 28, 2000 bear interest at the prime rate plus three-quarters of one percent (10.25% at July 28, 2000).

      The approximate sources and uses of funds in connection with the Offering and other financing sources during Fiscal 2000 are presented in the table below:



                                                                             Total Sold      Total
                                                                               To Date      Maximum
                                                                            -----------   -----------
Sources of Funds:
      Proceeds from Notes offered hereby .................................  $ 9,197,000   $10,000,000
      Proceeds from issuance of 8% Preferred Stock .......................    2,500,000     2,500,000
        Additional borrowings under the Credit Facility ..................    3,600,000     3,600,000
                                                                            -----------   -----------
            Total sources ................................................  $15,297,000   $16,100,000
                                                                            ===========   ===========
Uses of Funds:
      New store additions and increases in pawn loans and inventory.......  $ 8,726,916   $ 9,000,000
      Payment of interest on the Notes ...................................      982,039     1,269,000(1)
      Working capital and other general corporate purposes ...............    4,094,565     4,188,000
      Fees and expenses from issuance of 8% Preferred Stock ..............      228,000       228,000
      Fees and expenses of the Offering ..................................    1,265,480     1,415,000
                                                                            -----------   -----------
            Total uses ...................................................  $15,297,000   $16,100,000
                                                                            ===========   ===========



----------



      (1) The maximum amount is through the Offering Period, which ends October 29, 2000.

      The Company has opened 14 additional stores since the commencement of the Offering from the proceeds of Notes sold to date and the proceeds from the issuance of the 8% Preferred Stock along with additional borrowings under the Credit Facility. In addition, the Company has funded increases in pawn loan balances and increased levels of merchandise inventories available for sale at the 32 stores that were in existence at the beginning of this Offering. We anticipate that additional funds raised from the remainder of this Offering will be utilized for debt service requirements and working capital. Over the long term, we will require additional capital to fund our future growth. We have no present plans, proposals, arrangements, commitments, agreements or understandings with respect to any acquisitions. We are considering a franchise program that could result in the sale of existing stores to franchisees. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 CAPITALIZATION


      The following table sets forth (i) our capitalization at April 29, 2000 and (ii) such capitalization as adjusted to give effect to (1) the amount of Notes sold as of the date of this Prospectus and (2) the amount of Notes sold under a maximum subscription. The following table should be read in conjunction with the respective Consolidated Financial Statements and notes thereto of the Company included elsewhere in this Prospectus.


                                                                                                    April 29, 2000
                                                                                            -------------------------------
                                                                                                            Pro Forma
                                                                                                     ----------------------
                                                                                                     Total Sold To
                                                                                            Actual       Date      Maximum
                                                                                            ------   ------------- -------
                                                                                                    (in thousands)
Long-term notes payable, net of current installments (2) ...............................    $ 17,015    $ 17,782    $ 18,585
                                                                                            --------    --------    --------

Stockholders' equity:
    8% Convertible preferred stock, $6.00 par value; authorized 416,667 shares;
    416,667 shares issued and outstanding (liquidation preference $6.00 per share)......       2,500       2,500       2,500
    Common stock, $.01 par value; authorized 20,000,000 shares;
        7,230,877 issued (1) ...........................................................          72          72          72
    Series A redeemable common stock purchase warrants, $0.125 par value; 1,885,800 warrants issued and outstanding (actual), 1,931,820 warrants issued and outstanding (pro forma notes sold to date), and
        1,980,000 warrants issued and outstanding (pro forma maximum) (1) ..............         236         241         248
    Series B redeemable common stock purchase warrants, $0.0625 par
        value; 1,380,000 warrants issued and outstanding (1) ...........................          86          86          86
    Additional common stock purchase warrants ..........................................          60          60          60
    Additional paid-in capital .........................................................      21,954      21,954      21,954
    Accumulated deficit ................................................................     (22,122)    (22,122)    (22,122)
                                                                                            --------    --------    --------
        Subtotal .......................................................................       2,786       2,791       2,798

    Less treasury stock, at cost; 21,432 common shares .................................         (70)        (70)        (70)
                                                                                            --------    --------    --------
            Total stockholders' equity .................................................       2,716       2,721       2,728
                                                                                            --------    --------    --------
            Total capitalization .......................................................    $ 19,731    $ 20,530    $ 21,313
                                                                                            ========    ========    ========


--------------

(1) Does not include: (i) 219,347 shares of Common Stock which may be issued upon exercise of currently outstanding Common Stock purchase warrants issued to broker/dealers in connection with the private placements of the Company's securities, (ii) 789,917 shares of Common Stock which may be issued upon exercise of currently outstanding Common Stock options issued under the 1997 PawnMart, Inc. Employee Stock Option Plan, (iii) 300,000 shares of Common Stock that may be issued upon exercise of currently outstanding Common Stock options issued under the 1997 Stock Option Plan for Directors, (iv) 120,000 shares of Common Stock, 120,000 Series A Warrants and 120,000 Series B Warrants issuable upon exercise of warrants issued in connection with the Company's initial public offering in March 1998, (v) 2,760,000 shares of Common Stock issuable upon exercise of the Series A Warrants and Series B Warrants issued in connection with the Company's initial public offering in March 1998, (vi) 551,820 shares of Common Stock under the current amount of Notes sold to date to 600,000 shares of Common Stock under a maximum subscription issuable upon exercise of the Series A Warrants issued to participating broker dealers in connection with this Offering and (vii) 402,500 common stock purchase warrants issued in connection with the 8% Preferred Stock.

(2) Includes $9,197,000 of Notes sold as of July 28, 2000 and $10,000,000 in Notes issued under a maximum subscription.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


      The following table sets forth, for the periods and at the dates indicated, selected historical consolidated financial data of the Company. The summary information should be read in conjunction with, and is qualified in its entirety by, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements of the Company and related notes and the independent auditors' report, which contains an explanatory paragraph stating that the Company's recurring losses from operations, negative cash flows and significant difficulties in meeting its obligations raise substantial doubt about the Company's ability to continue as a going concern, included elsewhere in the Prospectus. The consolidated financial statements and selected operating and balance sheet data do not include any adjustments that might result from the outcome of this uncertainty.


         ----------


                                                Three Months Ended                          Fiscal Years Ended
                                             ------------------------  -------------------------------------------------------------
                                             (Unaudited)  (Unaudited)
                                              April 29,      May 1,     January 29,  January 30, January 31, January 26, January 28,
                                                 2000        1999          2000         1999        1998        1997        1996
                                             -----------  -----------  ------------ ------------ ----------- ----------- -----------

(Dollars in Thousands, Except Per Share Data)

OPERATING DATA:
Pawn Service Charges .....................     $  1,879    $  1,419       $  6,674    $  3,636    $  2,862    $  2,291    $  1,338
Merchandise Sales ........................        4,756       2,885         13,978       8,170       7,215       5,523       3,052
Other Income .............................           77          43            250         129         101          89          34
                                               --------    --------       --------    --------    --------    --------    --------
      Total Revenues .....................        6,712       4,347         20,902      11,935      10,178       7,903       4,424
Cost of Sales ............................        3,724       2,051         10,832       5,634       5,192       3,739       1,942
                                               --------    --------       --------    --------    --------    --------    --------
      Gross Profit .......................        2,988       2,296         10,070       6,301       4,986       4,164       2,482

Store Operating Expenses .................        2,506       1,751          8,163       5,326       4,040       3,652       2,626
Corporate Administrative Expenses ........          833         688          3,020       3,074       2,117       1,713       1,589
                                               --------    --------       --------    --------    --------    --------    --------
EBITDA (1) ...............................         (351)       (143)        (1,113)     (2,099)     (1,171)     (1,201)     (1,733)
Interest Expense .........................          509         197          1,358         996       3,761       1,360         720
Depreciation and Amortization ............          257         202            805         618         504         495         375
                                               --------    --------       --------    --------    --------    --------    --------
      Net Loss ...........................       (1,117)       (542)        (3,276)     (3,713)     (5,436)     (3,056)     (2,828)
Preferred Stock Dividends ................           50          --             83         692         217          --          --
                                               --------    --------       --------    --------    --------    --------    --------
      Net Loss to Common Stockholders ....     $ (1,167)   $   (542)      $ (3,359)   $ (4,405)   $ (5,653)   $ (3,056)   $ (2,828)
                                               ========    ========       ========    ========    ========    ========    ========
      Basic and Diluted Loss Per
         Common Share ....................     $  (0.16)   $  (0.08)      $  (0.47)   $  (0.68)   $  (3.01)   $  (1.67)   $  (1.68)
                                               ========    ========       ========    ========    ========    ========    ========

OTHER DATA:
Stores in Operation:
   Beginning of Period ...................           46          32             32          19          19          17           7
   Acquisitions ..........................           --           2              6           3          --           1          --
   Opened ................................           --          --              8          10          --           1          10
                                               --------    --------       --------    --------    --------    --------    --------
   End of Period .........................           46          34             46          32          19          19          17
                                               ========    ========       ========    ========    ========    ========    ========

Average Per Store:
   Store Age .............................   2.75 years  2.49 years     2.45 years  2.35 years  2.78 years  1.77 years   .93 years
   Pawn Loans ............................     $    140    $    143       $    147    $    138    $    127    $    117    $     85
   Merchandise Inventory .................     $    162    $    112       $    158    $     94    $    102    $    104    $     88

Ratio of Earnings to Fixed Charges (2) ...           --          --             --          --          --          --          --


BALANCE SHEET DATA - END OF PERIOD:
Pawn Loans ...............................       $  6,445    $  4,851     $  6,758  $  4,419    $  2,421    $  2,227    $  1,447
Merchandise Inventories ..................          7,453       3,807        7,279     3,011       1,944       1,971       1,490
Total Working Capital ....................         14,506       9,693       14,722     6,988       1,758       2,148       2,251
Total Assets .............................         20,892      13,675       21,044    11,192       6,677       6,474       5,249
Long-Term Notes Payable, Net of
   Current Installments(3) ...............         17,015       8,517       15,923     4,840       9,778       8,288       5,445
Stockholders' Equity (Deficit) ...........          3,878       4,907       (6,222)   (4,278)     (1,274)      2,716       4,365


         ----------


         (1) Earnings(loss) before interest, taxes, depreciation and amortization.

         (2) In calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense incurred (which includes amortization of deferred financing costs) whether expensed or capitalized and a portion of rental expense estimated to be attributable to interest. Earnings were insufficient to cover fixed charges by $1,117,000 and $542,000 for the three months ended April 29, 2000 and May 1, 1999, respectively, and $3,276,000, $3,713,000, $5,436,000,
                  $3,056,000 and $2,828,000 during the years ended January 29, 2000, January 30, 1999, January 31, 1998, January 26, 1997 and
                  January 28, 1996, respectively.

         (3)      Includes the Credit Facility and the Notes.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

OVERVIEW


      Prior to March 1998, we owned and operated 19 stores. The completion of our initial public offering of common stock in March 1998 resulted in net proceeds of $5,583,000 and enhanced our ability to implement our business strategy. In connection with the completion of the initial public offering, we automatically converted $9,520,000 of our debt into 2,380,000 outstanding shares of common stock and 3,661,200 shares of preferred stock into 1,482,766 outstanding shares of common stock. Additionally, we utilized $2,524,000 of the net proceeds of such public offering to repay certain notes payable.

      During the fiscal year ended January 30, 1999 ("Fiscal 1998"), we increased our store base by 68 percent with the opening of 13 new stores resulting in a total of 32 stores in operation. In order to fund this expansion, we utilized the remaining proceeds of the initial public offering and secured a $10 million line of credit with Comerica Bank (the "Credit Facility," which was increased to $15 million on June 27, 2000).

      During the fiscal year ended January 29, 2000 ("Fiscal 1999"), we increased our store chain by 44 percent with the addition of 14 new stores resulting in a total of 46 stores in operation at the fiscal year end. Our expansion during Fiscal 1999 was funded through borrowings under our Credit Facility, utilization of the net proceeds from the issuance of these Notes and utilization of the net proceeds from the sale 416,667 shares of 8% Convertible Preferred stock (the "8% Preferred Stock"), par value $6.00 per share, on September 1, 1999.

      As discussed in the following section, our results of operations and cash flows are significantly impacted by (i) expansion through acquisitions of existing stores and through development of new stores in locations that meet site selection, store size and configuration requirements in selected markets and (ii) the maturation cycle of stores. Although we have temporarily ceased our expansion program due to liquidity constraints and cash flow problems, management believes the actions instituted, if successful, will address the liquidity issues and allow a return toward our long-term strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Initial Capital Expenditures and Costs Associated with Expansion

      Our long-term strategy is to acquire or develop stores in selected regional and local markets meeting our desired store size, configuration and site selection requirements. We believe that such anticipated expansion will continue to provide economies of scale in supervision, purchasing supplies and inventory, administration and marketing by decreasing the overall average cost of such functions per unit owned. After a suitable market has been selected, management determines whether expansion through acquisitions or through development of new stores would result in the most favorable impact on profitability and capital requirements.

      We will generally acquire stores in locations meeting our site selection criteria if (i) the total capital expenditures required to acquire the existing store are less than or equal to the total costs to develop a new store, (ii) the acquisition does not result in significant goodwill balances and (iii) demographic data and due diligence procedures indicate an acceptable growth potential. Because acquired stores mature more quickly than new stores and generally result in lower initial capital expenditures, our profitability and capital requirements are impacted by the number of stores added through acquisition versus the number of new stores added.

      After a suitable location has been found and a lease and license are obtained, a new store can be ready for business within six to eight weeks, with completion of counters, vaults and security system, transfer of merchandise from existing stores and external purchases of pre-owned merchandise. We estimate the initial capital expenditures and costs associated with opening a new PAWNMART(SM) store to total approximately $250,000 with additional expenditures during the 12 months after opening of approximately $150,000 to fund loan growth and planned start-up losses. Because of these start-up losses and expenditures necessary to support anticipated growth, we expect to incur losses during a high-growth phase. There can be no assurance that future initial capital expenditures and costs and start-up losses with new store operations will not vary from historical amounts.

Maturation of Newly Established Stores and Acquired Stores


      An acquired store will generally mature faster than a new store due to an established base of customers and our ability to accelerate the maturation of the store's pawn loan balances. Our profitability during rapid expansion will be significantly impacted by our ability to acquire existing stores meeting the Company's acquisition criteria. There can be no assurance that future store revenues and store profitability will not vary from historical amounts.

      The revenues and profitability of a new store are primarily impacted by the Company's ability to increase pawn loans during the first 12 months of operations. A new store is generally unprofitable during its first year of operations due to the initial loan growth during that period resulting in lower pawn service charges. The Company's new stores experience substantially higher levels of revenues and profitability after reaching two years of age. At April 29, 2000, 27 of the Company's 46 stores were under two years of age. These stores are expected to have a favorable impact on profitability if they achieve the substantially increased lending and retail volumes experienced in the Company's older stores.

      Selected elements of the Company's consolidated financial statements are presented below for the three months ended April 29, 2000 and May 1, 1999 and for the fiscal years ended January 29, 2000, January 30, 1999 and January 31, 1998. The following table, as well as the discussion following, should be read in conjunction with Selected Historical Consolidated Financial Data and Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.




                                                          Three Months Ended                Fiscal Years Ended
                                                        ----------------------   -----------------------------------
                                                         April 29,    May 1,     January 29, January 30, January 31,
                                                           2000        1999         2000       1999         1998
                                                        ----------  ----------   ---------- ----------   -----------
Operating statement items as a percent of               (Unaudited) (Unaudited)
   Total revenues:
Merchandise sales .................................        70.9%        66.4%        66.9%     68.5%         70.9%
Pawn service charges ..............................        28.0         32.6         31.9      30.5          28.1
Other .............................................         1.1          1.0          1.2       1.0           1.0
                                                          -----        -----        -----     -----         -----
   Total revenues .................................       100.0        100.0        100.0     100.0         100.0

Cost of sales .....................................        55.5         47.2         51.8      47.2          51.0
                                                          -----        -----        -----     -----         -----
   Gross profit ...................................        44.5         52.8         48.2      52.8          49.0
                                                          -----        -----        -----     -----         -----

Store operating expenses ..........................        37.3         40.3         39.1      44.6          39.7
                                                          -----        -----        -----     -----         -----
   Store contribution margin ......................         7.2         12.5          9.1       8.2           9.3

Corporate administrative expenses .................        12.4         15.8         14.4      25.8          20.8
                                                          -----        -----        -----     -----         -----
   Loss before interest, taxes, depreciation
and amortization ..................................        (5.2)        (3.3)        (5.3)    (17.6)        (11.5)
Interest expense ..................................         7.6          4.5          6.5       8.3          36.9
Depreciation and amortization .....................         3.8          4.7          3.9       5.2           5.0
                                                          -----        -----        -----     -----         -----
   Net loss .......................................       (16.7)%      (12.5)%      (15.7)%   (31.1)%       (53.4)%
                                                          =====        =====        =====     =====         =====


RESULTS OF OPERATIONS


Three Months Ended April 29, 2000 Compared to Three Months Ended May 1, 1999

      Total revenues increased 54.4% to $6,712,000 during the three months ended April 29, 2000 (the "Three Month 2000 Period") from $4,347,000 during the three months ended May 1, 1999 (the "Three Month 1999 Period"). Total revenues at Comparable Stores increased 26.8% and contributed $1,155,000 of the increase.

      Merchandise sales increased 64.9% to $4,756,000 during the Three Month 2000 Period from $2,885,000 during the Three Month 1999 Period. Merchandise sales at our Comparable Stores increased 33.4% and contributed $962,000 of the increase. Average inventory per store increased 44.6% to $162,000 at April 29, 2000 from $112,000 at May 1, 1999 primarily due to continued implementation of more aggressive lending operations to provide for the increased levels of merchandise available for sale, and the maturation of new stores added during the past two fiscal years.

      Pawn service charges increased 32.4% to $1,879,000 during the Three Month 2000 Period from $1,419,000 during the Three Month 1999 Period. Pawn service charges at Comparable Stores increased 12.2% and contributed to $170,000 of the increase. The increased pawn services charges from Comparable Stores resulted primarily from pawn loans increasing 11.6% to $5,388,000 at April 29, 2000 from $4,827,000 at May 1, 1999. In addition to the service charges recorded upon cash payments, the Company records pawn service charges receivable in an amount equivalent to one month's earned pawn service charges, net of an allowance for pawn service charges deemed uncollectible, based on our historical loan redemption rate. The operational changes that began to be implemented in September 1998 resulted in significant loan growth during the Three Month 1999 Period. During the Three Month 2000 Period, our loan balances fluctuated due to normal seasonality and as a result were reduced slightly. As such, the Three Month 1999 Period was favorably impacted by approximately $90,000 in pawn service charges and the Three Month 2000 Period was unfavorably impacted by approximately $30,000 in pawn service charges reductions.

      Gross profit increased 30.1% to $2,988,000 during the Three Month 2000 Period from $2,296,000 during the Three Month 1999 Period. Gross profit at Comparable Stores increased 10.9% and contributed to $246,000 of the increase. The increase in gross profit at the Comparable Stores is primarily attributable to increased pawn service charges and a slight increase in aggregate gross profit dollars from merchandise sales. Our realized gross profit margins as a percent of merchandise sales decreased during the Three Month 2000 Period due to the operational changes that were begun in September 1998. In addition, our gross profit was also negatively impacted during the Three Month 2000 Period due to higher inventory losses than historically realized. Our consolidated annualized inventory turnover rate was 2.0 times during the Three Month 2000 Period compared to 2.4 times during Three Month 1999 Period. The decrease is primarily due to a larger base of new stores existing during the Three Month 2000 Period combined with the effects of increased loan activities that have resulted in higher average amounts of merchandise available for sale. On a Comparable Store basis, our annualized inventory turnover rate decreased to 2.0 times during the Three Month 2000 Period from 3.2 times during the Three Month 1999 Period.

      Store operating expenses consist of all items directly related to the operation of the stores, including salaries and related payroll costs, rent, property taxes, utilities, supplies, security costs, and other miscellaneous store expenses. Store operating expenses increased 43.1% to $2,506,000 during the Three Month 2000 Period from $1,751,000 during the Three Month 1999 Period. As a percentage of total revenues, store operating expenses declined to 37.3% from 40.3% during the prior year period. On a Comparable Store basis, store operating expenses increased $162,000 in the aggregate, but decreased as a percentage of total revenues to 34.5% during the Three Month 2000 Period from 40.0% during the Three Month 1999 Period. The overall decrease in the Comparable Store operating expenses as a percent of total revenues resulted from the Company's ability to leverage store operating expenses due to the 26.8% increase in Comparable Store revenues.

      Store contribution margin decreased 11.6% to $482,000, or 7.2% of total revenues, during the Three Month 2000 Period compared to $545,000, or 12.5% of total revenues, during the Three Month 1999 Period primarily due to the decrease in gross profit discussed above, the effects on pawn service charge income as a result of the operational changes discussed, and the increased inventory shrinkage. Comparable Store contribution margin increased 15.6% to $623,000, or 11.4% of total revenues, during the Three Month 2000 Period compared to $539,000, or 12.5% of total revenues, during the Three Month 1999 Period.

      The following table presents an analysis of Comparable Store performance for the Three Month 2000 Period compared to the Three Month 1999 Period.



     (In thousands)                  Three Month   Three Month
                                     2000 Period   1999 Period
                                     -----------   -----------
Merchandise sales ..................    $3,839        $2,877
Pawn service charges ...............     1,565         1,395
Other ..............................        62            39
                                        ------        ------
   Total revenues ..................     5,466         4,311

Cost of sales ......................     2,955         2,046
                                        ------        ------
   Gross profit ....................     2,511         2,265

Store operating expenses ...........     1,888         1,726
                                        ------        ------
   Store contribution margin ........   $  623        $  539
                                        ======        ======

      Corporate administrative expenses consists of all items relating to the operation of the corporate headquarters and field supervision cost of the district managers, store audit team members, and other administrative personnel. Our administrative expenses increased 21.1% to $833,000 during the Three Month 2000 Period from $688,000 during the Three Month 1999 Period primarily due to increased corporate personnel costs. However, our corporate administrative expenses have reduced as a percentage of total revenues during the Three Month 2000 Period to 12.4% of total revenues from 15.8% during the Three Month 1999 Period as a result of the larger number of stores in operation.

      EBITDA losses increased to $351,000 during the Three Month 2000 Period from an EBITDA loss of $143,000 during the Three Month 1999 Period. The larger loss primarily results from lower gross profit due to increased inventory shrinkage and the effects on pawn service charges discussed above.

      Interest expense increased to $509,000 during the Three Month 2000 Period from $197,000 during the Three Month 1999 Period. The increase is attributable to increased borrowings under our Credit Facility, the issuance of the Company's 2004 Notes, and other short-term borrowings which have been utilized to fund continued store expansion.

      The Three Month 2000 Period included $50,000 in preferred stock dividends related to the Company's issuance of $2.5 million of 8% Preferred Stock on September 1, 1999.

      Net loss to common stockholders during the Three Month 2000 Period was $1,167,000, or $0.16 per basic and diluted share, compared to $542,000, or $0.08 per basic and diluted share, during the Three Month 1999 Period.

Fiscal 1999 Compared to Fiscal 1998

      Total revenues increased 75.1% to $20,902,000 during Fiscal 1999 as compared to $11,935,000 during Fiscal 1998. Total revenues at the Company's Fiscal 1999 Comparable Stores increased 31.7% and contributed to $3,736,000 of the increase.

      Merchandise sales increased 71.1% to $13,978,000 during Fiscal 1999 from $8,170,000 during Fiscal 1998. Merchandise sales at the Company's Fiscal 1999 Comparable Stores increased 27.3% and contributed to $2,204,000 of the increase. Average inventory per store increased 68.1% to $158,000 at January 29, 2000 from $94,000 at January 30, 1999 primarily due to continued improvement in the Company's lending operations which have increased the levels of merchandise available for sale and the maturation of stores added during Fiscal 1999 and Fiscal 1998.

      Pawn service charges increased 83.6% to $6,674,000 during Fiscal 1999 from $3,636,000 during Fiscal 1998. Pawn service charges at the Company's Fiscal 1999 Comparable Stores increased 41.1% and contributed to $1,477,000 of the increase. The increased pawn services charges from Fiscal 1999 Comparable Stores resulted primarily from pawn loans increasing 28.8% to $5,691,000 at January 29, 2000 from $4,419,000 at January 30, 1999.

      Gross profit increased 59.8% to $10,070,000 during Fiscal 1999 from $6,301,000 during Fiscal 1998. Gross profit at the Company's Fiscal 1999 Comparable Stores increased 20.2% and contributed to $1,257,000 of the increase. The increase in gross profit at the Fiscal 1999 Comparable Stores is primarily attributable to increased pawn service charges which were offset slightly by decreased gross profit dollars from merchandise sales. The Company's realized gross profit margins on merchandise sales decreased during Fiscal 1999 due to operational changes implemented in September 1998. Our consolidated annualized inventory turnover rate was 2.0 times during Fiscal 1999 compared to 2.4 times during Fiscal 1998. The decrease is primarily due to a larger base of new stores existing during the Fiscal 1999 combined with the effects of increased loan activities that have resulted in higher average amounts of merchandise available for sale. On a Fiscal 1999 Comparable Store basis, the Company's annualized inventory turnover rate decreased to 2.4 times during Fiscal 1999 compared to
2.6 times during Fiscal 1998.

      Store operating expenses increased 53.3% to $8,163,000, or 39.1% of total revenues, during Fiscal 1999 from $5,326,000, or 44.6% of total revenues, during Fiscal 1998. On a Fiscal 1999 Comparable Store basis, store operating expenses increased $194,000 and comprised 33.8% of total revenues during Fiscal 1999 compared to 42.8% of total revenues during Fiscal 1998. The overall decrease in Fiscal 1999 Comparable Store operating expenses as a percent of total revenues resulted from the Company's ability to leverage store operating expenses due to the 31.7% increase in Fiscal 1999 Comparable Store revenues.

      Store contribution margin increased 95.6% to $1,907,000, or 9.1% of total revenues, during Fiscal 1999 compared to $975,000, or 8.2% of total revenues, during Fiscal 1998 primarily due to significant improvements in the profitability of the Company's Fiscal 1999 Comparable Stores which were offset by the effects of $338,000 in planned start-up losses at 14 stores added during Fiscal 1999. Excluding the effects of planned start-up losses, the Fiscal 1999 Comparable Store contribution margin increased 89.9% to $2,245,000, or 14.5% of total revenues, during Fiscal 1999 compared to $1,182,000, or 10.0% of total revenues, during Fiscal 1998. The following table presents an analysis of Fiscal 1999 Comparable Store performance for Fiscal 1999 compared to Fiscal 1998.



      (In thousands)                       Fiscal   Fiscal
                                            1999     1998
                                         --------- --------
Merchandise sales .....................   $10,275   $ 8,071
Pawn service charges ..................     5,074     3,597
Other .................................       184       129
                                          -------   -------
   Total revenues .....................    15,533    11,797

Cost of sales .........................     8,044     5,565
                                          -------   -------
   Gross profit .......................     7,489     6,232

Store operating expenses ..............     5,244     5,050
                                          -------   -------
   Store contribution margin ..........   $ 2,245   $ 1,182
                                          =======   =======



      Corporate administrative expenses decreased 1.8% to $3,020,000 during Fiscal 1999 from $3,074,000 during Fiscal 1998 primarily due to decreased professional fees which were offset by increased labor costs associated with the hiring of additional corporate field and administrative personnel to support current and planned growth. The Company's rapid growth has reduced corporate administrative expenses from 25.8% of total revenues during Fiscal 1998 to 14.4% of total revenues during Fiscal 1999. Since we have added 27 stores in the last two fiscal years and may add additional stores during the fiscal year ending January 27, 2001, management anticipates corporate administrative expenses to continue to decrease as a percentage of total revenues.

      Earnings before interest, depreciation and amortization ("EBITDA") improved 47.0% to an EBITDA loss of $1,113,000 during Fiscal 1999 from an EBITDA loss of $2,099,000 during Fiscal 1998. The improvement results from overall improvements in the profitability of the Company's stores combined with significant reductions in corporate administrative expenses as a percentage of total revenues.

      Interest expense increased 36.3% to $1,358,000 during Fiscal 1999 from $996,000 during Fiscal 1998. Fiscal 1998 includes $495,000 in non-cash interest expense resulting from the accounting treatment relating to the beneficial conversion feature associated with the Company's convertible subordinated debentures and $313,000 in interest expense related to debt that was either converted or repaid upon completion of the Company's initial public offering. See note 5 to the consolidated financial statements for the year ended January 29, 2000 included under Consolidated Financial Statements included elsewhere in this Prospectus for a discussion of the accounting treatment relating to the beneficial conversion feature associated with the Company's convertible subordinated debentures. Interest expense during Fiscal 1999 was related to borrowings under the Company's Credit Facility, the Company's Notes, and other short-term borrowings which were utilized to fund store growth.

      During Fiscal 1998, the Company recognized $674,000 in noncash preferred stock dividends resulting from the accounting treatment relating to the beneficial conversion feature associated with its convertible preferred stock and $18,000 in preferred stock dividends associated with its 12% Series D Convertible Exchangeable Preferred stock. See note 7 to the consolidated financial statements for the year ended January 29, 2000 included under

"Item 8. -- Consolidated Financial Statements and Supplementary Data" included elsewhere in this Annual Report for a discussion of the accounting treatment relating to the beneficial conversion feature associated with the Company's convertible preferred stock. All classes of the Company's preferred stock converted to common stock upon completion of the Company's initial public offering in March 1998. Fiscal 1999 included $83,000 in preferred stock dividends related to the Company's issuance of $2.5 million of 8% Preferred Stock on September 1, 1999.

      Net loss to common stockholders during Fiscal 1999 was $3,359,000, or $0.47 per basic and diluted share, compared to $4,405,000, or $0.68 per basic and diluted share, during Fiscal 1998.

      At January 29, 2000, the Company's accumulated net operating loss carryforwards for tax purposes were approximately $15,571,000. Such amounts are available to offset future federal taxable income, if any, through 2020.

Fiscal 1998 Compared to Fiscal 1997

      Total revenues increased 17.3% to $11,935,000 during Fiscal 1998 as compared to $10,178,000 during Fiscal 1997. Total revenues at 19 stores opened for 12 months of more as of January 30, 1999 ("Fiscal 1998 Comparable Stores") increased 7.8% and contributed to $797,000 of the increase.

      Merchandise sales increased 13.2% to $8,170,000 during Fiscal 1998 from $7,215,000 during Fiscal 1997. Merchandise sales at the Company's Fiscal 1998 Comparable Stores increased 3.2% and contributed to $232,000 of the increase. Average inventory per store for Fiscal 1998 Comparable Stores decreased from $102,000 at January 31, 1998 to $101,000 at January 30, 1999.

      Pawn service charges increased 27.0% to $3,636,000 during Fiscal 1998 from $2,862,000 during Fiscal 1997. Pawn service charges at the Company's Fiscal 1998 Comparable Stores increased 20.2% and contributed to $578,000 of the increase. The increased pawn services charges from Fiscal 1998 Comparable Stores results primarily from pawn loans increasing 52.3% from $2,421,000 at January 31, 1998 to $3,686,000 at January 30, 1999.


      Gross profit as a percentage of total revenues increased 3.8% from 49.0% during Fiscal 1997 to 52.8% during Fiscal 1998 primarily due to improvements in shrinkage, an uninsured theft at one of the Company's stores during February 1997, and the recording of inventory valuation allowances at January 31, 1998 which were offset by the effect of 13 stores added during Fiscal 1998. On a Fiscal 1998 Comparable Store basis, gross profit as a percentage of total revenues increased 4.4% from 49.0% during Fiscal 1997 to 53.4% during Fiscal 1998. Excluding the uninsured theft at one of its stores during February 1997, the Company's annualized inventory turnover rate was 2.4 times during Fiscal 1998 compared to 2.5 times during Fiscal 1997. Casualty insurance, including burglary coverage, is currently maintained for each of the Company's stores, and fidelity bond coverage is maintained on each of the Company's employees.


      Store operating expenses increased 31.8% to $5,326,000 during Fiscal 1998 from $4,040,000 during Fiscal 1997 primarily due to expenses attributable to 13 stores added during Fiscal 1998, increased labor at Fiscal 1998 Comparable Stores to support increased store activity, and increased advertising expenses. On a Fiscal 1998 Comparable Store basis, store operating expenses increased $411,000 and comprised 40.6% of total revenues during Fiscal 1998 compared to 39.7% of total revenues during Fiscal 1997.

      Store contribution margin increased 3.1% to $975,000 during Fiscal 1998 compared to $946,000 during Fiscal 1997 primarily due to significant improvements in the profitability of Fiscal 1998 Comparable Stores which were offset by the effects of $436,000 in planned start-up losses at 13 stores added during Fiscal 1998. Excluding the effects of planned start-up losses, the Fiscal 1998 Comparable Store contribution margin increased 49.2% to $1,411,000, or 12.9% of total revenues, during Fiscal 1998 compared to $946,000, or 9.3% of total revenues, during Fiscal 1997.

      Corporate administrative expenses increased 45.2% to $3,074,000 during Fiscal 1998 from $2,117,000 during Fiscal 1997 primarily due to (i) $200,000 in noncash professional fees associated with new store site selection and marketing services in exchange for 44,445 shares of unregistered common stock on May 1, 1998, (ii) increased labor costs associated with the hiring of manager trainees to support store openings,
(iii) increased labor costs associated with the hiring of additional executive management to support planned growth, and (iv) increased professional fees associated with human resource development and regulatory matters.

      Interest expense decreased 73.5% to $996,000 during Fiscal 1998 from $3,761,000 during Fiscal 1997. Fiscal 1998 includes $495,000 in non-cash interest expense resulting from the accounting treatment relating to the beneficial conversion feature associated with the Company's convertible subordinated debentures and $313,000 in interest expense related to debt that was either converted or repaid upon completion of the Company's initial public offering. See note 5 to the consolidated financial statements for the year ended January 29, 2000 included under Consolidated Financial Statements included elsewhere in this Prospectus for a discussion of the accounting treatment relating to the beneficial conversion feature associated with the Company's convertible subordinated debentures. Fiscal 1997 included $3,742,000 in interest expense that relates to debt that was either converted or repaid upon completion of the Company's initial public offering.

      Fiscal 1998 includes $674,000 in noncash preferred stock dividends resulting from the accounting treatment relating to the beneficial conversion feature associated with its convertible preferred stock and $18,000 in preferred stock dividends associated with its 12% Series D Convertible Exchangeable Preferred stock. See note 7 to the consolidated financial statements for the year ended January 29, 2000 included under Consolidated Financial Statements included elsewhere in this Prospectus for a discussion of the accounting treatment relating to the beneficial conversion feature associated with the Company's convertible preferred stock. Fiscal 1997 included $217,000 in preferred stock dividends associated with the Company's 12% Series D Convertible Exchangeable Preferred stock.


      Net loss to common stockholders during Fiscal 1998 was $4,405,000, or $0.68 per basic and diluted share, compared to $5,653,000, or $3.01 per basic and diluted share, during Fiscal 1997.

LIQUIDITY AND CAPITAL RESOURCES



      Prior to the completion of our initial public offering in March 1998, our operations were financed from funds generated from private debt and equity offerings and funds generated from operations. In March 1998, we received net proceeds of approximately $5,583,000 from the completion of our initial public offering. In connection with the completion of the initial public offering, $9,520,000 in aggregate principal amount of the Company's 14% convertible subordinated debentures were automatically converted into 2,380,000 outstanding shares of Common Stock and all classes of the Company's preferred stock were automatically converted into an aggregate of 1,482,766 outstanding shares of Common Stock. Additionally, we utilized $2,524,000 of the net proceeds to repay certain notes payable.

      On October 13, 1998, we entered into the $10 million Credit Facility. On June 27, 2000 we revised and extended the Credit Facility and increased the total available credit line from $10 million to $15 million, subject to available borrowing base. At July 28, 2000, $9,000,000 was outstanding under the Credit Facility and an additional $109,000 was available pursuant to the available borrowing base. The Credit Facility bears interest at either (i) the prevailing prime rate plus 0.75%, which was 10.25% at July 28, 2000, or (ii) the prevailing LIBOR rate plus 3.35%, and matures on October 13, 2002. Amounts available under the Credit Facility are limited to certain percentages of pawn loans, inventories and pawn service charges receivable. The Credit Facility is collateralized by substantially all of our unencumbered assets. Under the terms of the Credit Facility, we are required to maintain certain financial ratios and comply with certain technical covenants. We were in compliance with these requirements and covenants as of July 28, 2000. We are required to pay an annual commitment fee of 1/2 of 1% on the average daily unused portion of the Credit Facility commitment. We are prohibited from paying cash dividends or acquiring treasury stock under the terms of the Credit Facility unless specifically approved by Comerica Bank.

      On March 11, 1999, we commenced this Offering of up to $10 million in principal amount of the Notes. This is a best efforts offering by licensed broker dealers who are members of the National Association of Securities Dealers, Inc. The underwriters are not required to sell any specific number or dollar amount of securities but will use their best efforts to sell the securities offered. Interest on the Notes of 12% is payable monthly commencing with the second full calendar month following issuance. At the option of the Company, the Notes may be redeemed prior to

December 31, 2004 at stipulated redemption prices. We have issued a total of $9,197,000 of the Notes as of July 28, 2000.

      On September 1, 1999, we sold 416,667 shares of 8% Preferred Stock, $6.00 par value per share, resulting in net proceeds of $2,272,000. Dividends on the 8% Preferred Stock are payable quarterly in cash. The 8% Preferred Stock is not convertible into the Company's common stock until March 1, 2001. From March 1, 2001 until August 31, 2002, the 8% Preferred Stock is convertible at the option of the purchaser at the lesser of (i) 80% of the average closing sales price of the Company's common stock for the preceding 25 trading days as quoted on the NASDAQ market or (ii) $6.00 per share. After August 31, 2002, the 8 % Preferred Stock is convertible at the option of the purchaser at 66 2/3% of the average closing sales price of the Company's common stock for the preceding 25 trading days as quoted on the NASDAQ market. The Company may redeem the 8% Preferred Stock, in whole or in part, prior to August 31, 2002 at 120% of the par value of Preferred Stock then outstanding. After August 31, 2002, the Company may redeem the 8% Preferred Stock, in whole or in part, at 100% of the par value of the 8% Preferred Stock then outstanding. Each share of the 8% Preferred Stock shall be entitled to one vote per share, voting together with the holders of the Company's common stock, on all matters submitted to a vote of stockholders. In connection with the sale of the 8% Preferred Stock, the Company issued 312,500 warrants exercisable to purchase shares of the Company's common stock through August 31, 2004 at $5.00 per share and 90,000 warrants exercisable to purchase shares of the Company's common stock through August 31, 2004 at $3.60 per share (collectively referred to as the "Preferred Stock Warrants"). The fair value of the Preferred Stock Warrants has been recorded as a $60,000 reduction of additional paid-in capital. See also the Company's Consolidated Financial Statements included elsewhere in this Prospectus for a discussion of the accounting treatment relating to the beneficial conversion feature associated with the Company's convertible preferred stock.

      During the fiscal year ended January 29, 2000, the Company acquired the assets of six pawnshops in purchase transactions for an aggregate cash purchase price of $1,208,000. During the fiscal year ended January 30, 1999, the Company acquired the assets of three pawnshops in purchase transactions for an aggregate cash purchase price of $513,000. The acquisitions were substantially financed with borrowings under the Company's Credit Facility and with net proceeds from the issuance of the Notes. The purchase price for acquisitions was determined based upon the volume of annual loan and sales transactions, outstanding pawn loan and service charge receivable balances, inventory on hand, condition of property and equipment, quality and condition of the location and projected future operating results.

      As of April 29, 2000, the Company's primary sources of liquidity were $733,000 in cash and cash equivalents, $677,000 in pawn service charges receivable, $6,445,000 in pawn loans outstanding and $7,453,000 in inventories. The Company had a current ratio of approximately 13.5 to 1.0 and 12.8 to 1.0 at April 29, 2000 and January 29, 2000, respectively.


      Our operating results and liquidity are affected by the amount of loans outstanding, which is controlled in part by the our loaning decisions. We are able to influence the frequency of forfeiture of collateral by increasing or decreasing the amount loaned in relation to the sales value of the pledged property. Tighter credit decisions generally result in smaller loans in relation to the estimated sales value of the pledged property and can thereby decrease our aggregate loan balance and, consequently, decrease pawn service charges. Additionally, lower loans in relation to the pledged property's estimated sales value tend to slightly increase loan redemptions and improve our liquidity. Conversely, providing higher loans in relation to the estimated sales value of the pledged property can result in an increase in our pawn service charge income. Higher average loan balances can also result in a slight increase in loan forfeitures, which increases the quantity of goods on hand and, unless we increase inventory turnover, reduces our liquidity. In addition to these factors, liquidity is also affected by merchandise sales and the pace of store expansion.

      In addition to factors noted previously under Risk Factors, our store expansion in the future will largely be dependent upon improving our liquidity and raising additional capital through the issuance of equity securities. We do not anticipate expanding the number of stores during the remainder of Fiscal 2000. In the event we are unable to obtain financing alternatives, our operational strategies could be modified and further store expansion is likely to be significantly reduced or suspended. No assurance can be made that we will be able to obtain additional financing.

      The independent auditors' report on our audited consolidated financial statements includes a "going concern" explanatory paragraph, which indicates that the auditors question our ability to continue operation under the current business conditions given our recurring losses, negative cash flows and substantial difficulties in meeting our financial obligations. To address the "going concern" issue and our underlying liquidity problem, we have begun to aggressively promote the sale of merchandise in our stores and to reduce excess inventory. We believe that, while these steps together with the sale of the remainder of the Notes offered under this Prospectus may solve our immediate liquidity needs, we will need to pursue alternative strategies to support our longer-term liquidity needs. For example, we are currently exploring selling some of our stores under a franchise arrangement. Under such a franchise arrangement, we would sell certain stores to a third party and receive a management fee for continuing to provide management services and operational support. We believe that we will need to raise additional capital in the near future through the issuance of additional equity securities. There can be no assurance that we will be able to institute a franchise program or raise money through the issuance of additional securities. In the event that our liquidity concerns persist, we may need to further reduce inventories, which could further harm our future operating results and cash flows. See "Risk Factors - Liquidity and `Going Concern'".

RECENT ACCOUNTING PRONOUNCEMENTS

      In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." It requires that all derivatives be recognized as either assets or liabilities on the balance sheet and such instruments be measured at their fair value. The Statement, as amended, is effective for all quarters of years beginning after June 15, 2000. In June 2000, SFAS 133 was further amended with the issuance of SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which clarified certain accounting and reporting issues of SFAS 133. The Company's management is continuing to determine the effect of these new pronouncements, however, they are not expected to have a significant impact on the balance sheet or statement of operations. SFAS 133 will be reflected in the Company's quarter ending April 2001 consolidated financial statements.

      In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation: an Interpretation of APB Opinion No. 25," which is effective July 1, 2000. This interpretation clarifies various accounting issues for stock compensation plans. Management of the Company has determined that the interpretation will not have an effect on its consolidated financial statements.

                          QUANTITATIVE AND QUALITATIVE
                          DISCLOSURES ABOUT MARKET RISK

      The Company's primary market risk exposure relates to changes in interest rates related to the Credit Facility. The Credit Facility bears interest at a variable rate that is adjusted on the basis of market rate changes and is equal to rates available for debt with similar characteristics. Accordingly, management believes that the carrying value of such debt approximates its fair value. The Notes bear interest at a fixed rate of 12% per annum. As a result, the Company's only interest rate risk is the opportunity loss associated with this debt should interest rates decline for debt with similar characteristics. At April 29, 2000, the Company had total long-term indebtedness, net of current installments of $57,000, of $17,015,000 that represents borrowings under the Credit Facility and the Notes.

      The aggregate maturities of long-term notes payable as of are as follows:



                        Fiscal Years Ending January,
                                        2001         $    57
                                        2002           8,638
                                        2003               -
                                        2004               -
                                        2005           8,377
                                                     -------
                                       Total         $17,072
                                                     =======

                                    BUSINESS

                                     GENERAL


      PawnMart, Inc. was incorporated under the laws of the State of Delaware on January 13, 1994 and began operations under the name "Pawnco, Inc." On June 14, 1994, the Company changed its name to PCI Capital Corporation and conducted business under the trade name "PAWNMART(SM)." On October 21, 1997, the Company changed its name to "PawnMart, Inc." As of July 28, 2000 the Company was one of five publicly traded pawnshop operators in the United States, and owned and operated 46 stores located in Alabama, Florida, Georgia, North Carolina, South Carolina and Texas. The Company's principal office is located at 6300 Ridglea Place, Suite 724, Fort Worth, Texas 76116, and its telephone number is (817) 569-9305.

      PawnMart is a specialty finance and retail enterprise principally engaged in establishing and operating stores that advance money secured by the pledge of tangible personal property and sell pre-owned merchandise to the value-conscious consumer. The Company generates income in two ways: through collection of a monthly service charge from advancing money to individuals based primarily upon the estimated resale value of pledged personal property such as jewelry, consumer electronics, tools, musical instruments, firearms, automobiles and other miscellaneous items and through profit realized on the retail sale of the unredeemed or other purchased pre-owned merchandise. Furthermore, we are considering implementing a franchising program, under which we would generate additional income through management fees paid to us by franchisees and through sales of existing stores to franchisees.

      Prior to March 1998, the Company owned and operated 19 stores. The completion of our initial public offering of common stock in March 1998 resulted in net proceeds of $5,583,000 and enhanced our ability to implement our business strategy. In connection with the completion of the initial public offering, we automatically converted $9,520,000 of our debt into 2,380,000 outstanding shares of common stock and 3,661,200 shares of preferred stock into 1,482,766 outstanding shares of common stock. Additionally, we utilized $2,524,000 of the net proceeds to repay certain notes payable.

      During the fiscal year ended January 30, 1999 ("Fiscal 1998"), we added 13 stores resulting in a 68 percent increase in our store base for a total of 32 stores. In order to fund this expansion, we utilized the remaining proceeds of the initial public offering and secured the Credit Facility.

      During the fiscal year ended January 29, 2000 ("Fiscal 1999"), we added 14 stores resulting in a 44 percent increase in our store base for a total of 46 stores in operation at the fiscal year end. Our expansion during Fiscal 1999 was funded through borrowings under our Credit Facility, net proceeds from this Offering and the net proceeds from the sale 416,667 shares of 8% Preferred Stock on September 1, 1999.


INDUSTRY


      The pawnshop industry is a multi-billion dollar, rapidly growing industry with an increasing number of states adopting favorable pawnshop regulations. States with favorable pawn regulations include, but are not limited to, Alabama, Florida, Georgia, Illinois, Indiana, Kentucky, Mississippi, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The industry is highly fragmented, with approximately 93 percent of the approximately 13,500 stores in the United States owned by "mom and pop" operators and approximately 7 percent owned by five public companies.


      Pawnshops provide short-term secured loans. Most pawn loans are for less than $500. Industry sources believe that banks could not recover the administrative costs of these small loans without substantial increases in rates and charges. In addition, many pawn loans are to people who would not qualify as "credit worthy" at a bank. An estimated 20-40 million people occasionally have short-term needs, such as for utility bills and medical expenses. For these people, pawnshops supply cash conveniently and quickly. The Company believes that pawnshops generally perform well during recessions and all other economic cycles due to (i) the need for loans by non-banking individuals remaining stable during such economic cycles and (ii) pawnshops serving as a value-priced retailer regardless of economic conditions.

BUSINESS STRATEGY


      We have developed extensive demographical information that identifies both our borrowing and retail customers. Based on our research, we have observed somewhat different demographics for our customers from those generally published for the pawnshop industry. This data indicates that our customers have a slightly higher median household income than the typical customer of other pawnshops. In this regard, our strategic market positioning targets these customer groups for both pawn and retail transactions with specialty retail concepts such as "PAWNMART More Cash. More Choices."(SM) To appeal to these customers, all PAWNMART(SM) stores are attractive, clean, well-lit and often located close to national discount stores, with merchandise displayed in an organized and easy-to-shop manner similar to national discount stores.

      The Company's long-term strategic objective is to implement a roll-out of PAWNMART(SM) stores in order to capitalize upon growth opportunities afforded by the highly fragmented pawnshop industry. To achieve our strategic objectives, we have adopted the following strategy:

      o Acquire or Develop Stores That Meet Site Selection, Store Size and Configuration Requirements in Selected Markets. We believe that ideal site selection is one of the most critical factors in creating a successful PAWNMART(SM) store. In this regard, we have developed extensive customer demographics that identify both our borrowing and retail customers. We, therefore, believe that by acquiring existing stores or by opening new stores only in locations meeting our demographic and site selection requirements, we will be well situated to compete effectively in the highly fragmented pawnshop industry. Second, we believe that the "look and feel" of our stores is an important factor in establishing a successful specialty finance and retail store. By acquiring existing stores or opening new stores only in accordance with its specifications, we can ensure that each PAWNMART(SM) has a similar "look and feel."

      o Franchise Operations in Select Markets. In order to support our existing stores and to implement our roll-out strategy without draining our financial and human resources, we may sell PAWNMART(SM) franchises in existing and new markets. We have primarily focused on establishing a sufficient base of Company owned stores through Fiscal 1999. Now that we have a core group of maturing stores, we believe we are well-positioned to pursue franchising in select markets. We believe that a franchise program will allow franchisees to benefit from our targeted database marketing segmentation system, PAWNLINK(TM) computer software and information system, as well as our standardized operating system. A franchise program may consist of selling an existing or new PAWNMART(SM) store to a franchisee and continuing to manage the store for a management fee, or it may consist of selling our management services along with the right to use the PAWNMART(SM) name to existing or new pawnshop operators. We cannot assure you, however, that we will be able to sell any franchises or that we will ultimately decide to implement a franchise program.

      o Expand in Metropolitan Areas in States with Favorable Pawn Regulations. Our roll-out strategy is to generate operating efficiencies in supervision, administration, purchasing and marketing by first expanding in the metropolitan areas surrounding our existing stores, and thereafter, in metropolitan areas in states with favorable pawn regulations.

      o Utilize Information Technology. We have developed PAWNLINK(TM), a proprietary software system, which is connected to a "wide area network" that allows for real-time point of sale connectivity. PAWNLINK(TM) is a user friendly, menu driven software package that operates in a Windows 95/98 environment. PAWNLINK(TM) interfaces with the Company's centralized database, assists in determining the amount of funds to advance on any particular pawn item and provides in-store assistance with operational and sales management, inventory control and accounting.

      o Operational Excellence. We believe that our success will be substantially dependent on our ability to achieve excellence in operating its stores. In this regard, we intend to capitalize upon the operational expertise of our experienced management team and board of directors, employ specialty retailers and pawnbrokers as store management personnel, utilize extensive training programs for employees and maintain effective extensive operating controls.

      o Utilize Targeted Database Marketing. We have developed a targeted database marketing segmentation system that identifies the customers for both pawn and product sales from proprietary data collected at the store level. Given this customer information, we have developed a marketing strategy that seeks to leverage its understanding of customer demographics, motivations and purchasing behavior. This demographic data will be utilized for customer acquisition, retention and promotions, store site selection and for developing in-store promotions.


STORE OPERATIONS

Lending


      We are a specialty finance and retail enterprise principally engaged in developing and operating stores that advance money secured by the pledge of tangible personal property and sell pre-owned merchandise to the value-conscious consumer. The pledged tangible personal property is intended to provide security to the Company for the repayment of the amount advanced plus accrued pawn service charges. Pawn loans are made without personal liability to the borrower. Because the pawn loan is made without the borrower's personal liability, we do not investigate the creditworthiness of the borrower, but rely on the pledged personal property, and the possibility of its forfeiture and subsequent sale, as a basis for its lending decision.


      At the time a pawn transaction is entered into, a pawn loan agreement, commonly referred to as a pawn ticket, is delivered to the borrower that sets forth, among other items, the name and address of the pawnshop and the pledgor, the pledgor's identification number from his or her driver's license or other approved identification, the date, the identification and description of the pledged goods, including applicable serial numbers, the amount financed, the finance and service charge, the maturity date, the total amount that must be paid to redeem the pledged goods on the maturity date and the annual percentage rate.


      We contract for a pawn service charge as compensation for the use of the funds advanced to cover such costs as storage, insurance, title investigation and other transaction costs. The statutory service charges on loans at our stores range from 12% to 300% on an annualized basis depending upon individual state regulations and the amount of the pawn loan. Pawn service charges contributed to 31.9%, 30.5% and 28.1% of our total revenues during Fiscal 1999, Fiscal 1998 and Fiscal 1997, respectively. Our average pawn loan was $109, $115 and $110 as of April 29, 2000, January 29, 2000 and January 30, 1999, respectively.

      The pledged property is held through the term of the transaction, which generally is one month with an automatic sixty-day redemption period, except for automobile title loans, where a shorter redemption period applies under state regulations. The term of the transaction may continue if the pawn loan is extended prior to the end of the redemption period. Extensions are for one month with an additional redemption period. In the event the borrower does not repay or extend the pawn loan by the end of the redemption period, the unredeemed collateral is forfeited to us and becomes merchandise available for sale.

      The recovery of the amount advanced, as well as realization of a profit on the sale of merchandise, is dependent on our initial assessment of the property's estimated resale value. Improper assessment of the resale value of the collateral in the lending function can result in reduced marketability of the property and resale of the merchandise for an amount less than the amount advanced. For example, unexpected technological changes could adversely impact the value of consumer electronic products and declines in gold and silver prices could reduce the resale value of jewelry items acquired in pawn transactions and could adversely affect our ability to recover the carrying cost of the acquired collateral. However, historically, we have experienced profits from the sale of such merchandise.


Retail Sales


      We retail pre-owned products acquired either when a pawn loan is not repaid or from individual customers or other sources. Merchandise sales contributed to 70.9%, 66.9%, 68.5% and 70.9% of our total revenues during the Three Month 2000 Period, Fiscal 1999, Fiscal 1998 and Fiscal 1997, respectively. We realized gross profit margins on merchandise sales of 21.7%, 22.5%, 31.0% and 28.0% during the Three Month 2000 Period, Fiscal 1999, Fiscal 1998 and Fiscal 1997, respectively.

      We provide our customers with a 30-day guarantee on pre-owned products, providing the customer with an exchange or cash refund. We believe that most pawnshops do not offer this type of guarantee. Additionally, we provide a layaway plan, with a maximum holding period of 90 days, whereby the customer agrees to purchase an item by making an initial cash deposit ranging from 10% to 20% of the sales price and making additional, non-interest bearing payments of the balance of the sales price in accordance with a specified schedule. We hold the item until the sales price is paid in full. Should the customer fail to make a required payment, the item becomes inventory available for sale and previous payments are forfeited to us.

      We provide an allowance for inventory valuation on our merchandise held for resale based upon management's evaluation of the marketability of the merchandise. Management's evaluation takes into consideration the age of slow moving merchandise on hand and markdowns necessary to liquidate slow moving merchandise. At April 29, 2000, January 29, 2000 and January 30, 1999, total merchandise held for resale was $7,453,000, $7,279,000 and $3,011,000, respectively, after reduction for a valuation allowance of $300,000, $294,000 and $141,000, respectively.


Retail Store Management


      Each location has a store manager who typically supervises personnel and assures that it is managed in accordance with our guidelines and established policies and procedures. Each store manager reports to a District Manager who will typically supervise up to 10 stores. Currently, we have six operating districts, each of which is managed by a District Manager.

Franchise Management

      We believe our experience in operating and developing stores in various markets will be beneficial to a franchise owner. Although we have not yet established a franchise program, we are currently in discussions with third parties regarding a potential franchise arrangement. Under the franchise structure we are discussing, we would sell PAWNMART(SM) stores to a franchisee and provide management services to the franchisee for a management fee. Some of the management services we may provide include inventory support and development, marketing and advertising support, accounting and payroll services, jewelry cleaning and assessment, employee and management training and ongoing franchise support. However, we may not enter into this type of franchise program at all, or we may enter into different franchising arrangements.

Trade Name

      We operate our stores under the trade name "PAWNMART(SM)." We have registered the "PAWNMART(SM)" marks and descriptive logos and phrases with the United States Patent and Trademark Office.


Personnel


      As of July 28, 2000, we had a total of 271 employees (of which 18 were in executive, administrative, clerical and accounting functions), 119 of whom were salaried and 152 of whom were hourly employees. We have an established training program that provides a combination of classroom instruction and on-the-job loan and specialty retail training. We maintain a performance-based compensation plan for all store employees, based on, among other factors, profitability and special promotional contests. None of our employees are covered by collective bargaining agreements. We consider our employee relations to be satisfactory.


COMPETITION


      We encounter significant competition in connection with the operation of our business. In connection with lending operations, we compete with other pawnshops (owned by individuals and by large operators) and certain financial institutions, such as consumer finance companies, which generally lend on an unsecured as well as on a secured basis. Our competitors in connection with our retail sales include numerous retail and discount stores. Many competitors have greater financial resources than us, including Cash America International, Inc., First Cash

Financial Services, Inc. and EZCORP, Inc. These competitive conditions may adversely affect our revenues, operating results and ability to expand.

      Our stores are positioned similarly to national discount stores. They are attractive, clean, well-lit and conveniently located. Merchandise is displayed in an organized, easy-to-shop manner, and our stores do not retail handguns, sporting rifles or assault rifles. We believe that this positioning provides a more comfortable and desirable shopping experience with better customer demographics.

      In addition, we face competition in the acquisition of existing stores. Several competing pawnshop companies have implemented expansion and acquisition programs. There can be no assurance that we will be more successful than our competitors in pursuing acquisition opportunities and leases for attractive start-up locations. Increased competition could also increase prices for attractive acquisition candidates.


OPERATING CONTROLS


      We have an organizational structure that management believes can support a larger operating base. The store locations are monitored on a daily basis from corporate headquarters through an online, real-time computer network system. We have an internal audit staff that performs physical counts of merchandise inventory and pawn loan collateral at each of our locations approximately every 60 days. Additionally, the internal audit staff assists the corporate headquarters in verifying that our policies and procedures are consistently followed. Management believes that the current operating and financial controls and computer systems are adequate for its current operating base and for anticipated expansion in the near term.


REGULATION


      Our store operations are subject to extensive regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations in the five states in which it operates. Set forth below is a summary of the state pawnshop regulations in those states of our present operating locations.


      Georgia Pawnshop Regulations. Georgia state law requires pawnbrokers to maintain detailed permanent records concerning pawn transactions and to keep them available for inspection by duly authorized law enforcement authorities. The Georgia statute prohibits pawnbrokers from failing to make entries of material matters in their permanent records; making false entries in their records; falsifying, obliterating, destroying, or removing permanent records from their places of business; refusing to allow duly authorized law enforcement officers to inspect their records; failing to maintain records of each pawn transaction for at least four years; accepting a pledge or purchase from a person under the age of eighteen or who the pawnbroker knows is not the true owner of the property; making any agreement requiring the personal liability of the pledgor or seller or waiving any of the provisions of the Georgia statute; or failing to return or replace pledged goods upon payment of the full amount due (unless the pledged goods have been taken into custody by a court or a law enforcement officer). In the event pledged goods are lost or damaged while in the possession of the pawnbroker, the pawnbroker must replace the lost or damaged goods with like kinds of merchandise. Under Georgia law, total interest and service charges may not, during each thirty-day period of the loan, exceed 25% of the principal amount advanced in the pawn transaction (except that after ninety days from the original date of the loan, the maximum rate declines to 12.5% for each subsequent thirty-day period). The statute provides that municipal authorities may license pawnbrokers, define their powers and privileges by ordinance, impose taxes upon them, revoke their licenses, and exercise such general supervision as will ensure fair dealing between the pawnbroker and his customers.

      Alabama Pawnshop Regulations. The Alabama Pawnshop Act regulates the licensing, operation and reporting requirements of pawnshops in that state. The general fitness of pawnshop applicants is investigated by the Supervisor of the Bureau of Loans of the State Department of Banking (the "Supervisor"). The Supervisor also issues pawnshop licenses. The Alabama Pawnshop Act requires that certain bookkeeping records be maintained and made available to the Supervisor and to local law enforcement authorities and that motor vehicles are retained on the premises for at least 21 days prior to sale by the pawnshop. The Alabama Pawnshop Act establishes a maximum allowable pawn service charge of 300% annually.

      North Carolina Pawnshop Regulations. In North Carolina, the Pawnbrokers Modernization Act of 1989 regulates the licensing, reporting and financial responsibility of pawnbrokers. Appropriate city and county governments must be petitioned in order to acquire a license. Once licensed, a pawnbroker must keep consecutively numbered records of each and every pawn transaction. No pawnbroker may receive an effective rate of interest in excess of 2% per month, except that the pawnbroker may charge additional fees up to 20% per month for services such as title investigation, insurance, reporting fees, etc., so long as certain total dollar limits are not exceeded. Mobile homes, recreational vehicles, or motor vehicles other than a motorcycle may not be pledged.

      South Carolina Pawnshop Regulations. In South Carolina, the Department of Consumer Affairs regulates the licensing, reporting and financial responsibility of pawnbrokers. Pawnbrokers may not make loans in excess of $2,000 and are required to mail written notices of impending forfeitures to pledgors at least ten days prior to the forfeiture date for loans greater than $50. The Department of Consumer Affairs has prescribed stratified loan amounts and the maximum allowable rates of service charges that pawnbrokers in South Carolina may charge for the lending of money within each stratified range of loan amounts ranging from 8.4% to 25% per month.

      Florida Pawnshop Regulations. The Florida Pawnbroking Act provides for the licensing and bonding of pawnbrokers in Florida and for the Department of Agriculture and Consumer Services' Division of Consumer Services to investigate the general fitness of applicants and generally to regulate pawnshops in the state. The statute limits the pawn service charge that a pawnbroker may collect to a maximum of 25% of the amount advanced in the pawn for each 30 day period of the transaction. The law also requires pawnbrokers to maintain detailed records of all transactions and to deliver such records to the appropriate local law enforcement officials. Among other things, the statute prohibits pawnbrokers from falsifying or failing to make entries in pawn transaction forms, refusing to allow appropriate law enforcement officials to inspect their records, failing to maintain records of pawn transactions for at least two years, making any agreement requiring the personal liability of a pledgor, failing to return pledged goods upon payment in full of the amount due (unless the pledged goods had been taken into custody by a court or law enforcement officer or otherwise lost or damaged), or engaging in title loan transactions at licensed pawnshop locations. It also prohibits pawnbrokers from entering into pawn transactions with a person who is under the influence of alcohol or controlled substances, a person who is under the age of eighteen, or a person using a name other than his own name or the registered name of his business.

      Texas Pawnshop Regulations. Pursuant to the terms of the Texas Pawnshop Act, the Texas Consumer Credit Commissioner has primary responsibility for the regulation of pawnshops and enforcement of laws relating to pawnshops in Texas. The Company is required to furnish the Texas Consumer Credit Commissioner with copies of information, documents and reports which are required to be filed by it with the Securities and Exchange Commission.

      The Texas Pawnshop Act prescribes the stratified loan amounts and the maximum allowable rates of service charges that pawnbrokers in Texas may charge for the lending of money within each stratified range of loan amounts ranging from one percent per month to 20% per month.


      In addition to establishing maximum allowable service charge rates and loan ceilings, the Texas Pawnshop Act also provides for the licensing of pawnshops and pawnshop employees. As part of the license application process, any existing pawnshop licensee who would be affected by the granting of the proposed application may request a public hearing at which to appear and present evidence for or against the application. For an application for a new license in a county with a population of 250,000 or more, certain proximity restrictions to other pawnshops and single family dwellings may limit our ability to obtain a new license.

      Other Regulatory Matters, Etc. With respect to firearm sales, each of the stores must comply with the Brady Handgun Violence Prevention Act (the "Brady Act"), which took effect on February 28, 1994. The Brady Act imposes a waiting period/background check in connection with the disposition of handguns by federally licensed firearms dealers. In addition, we must continue to comply with the longstanding regulations promulgated by the Department of the Treasury, Bureau of Alcohol, Tobacco and Firearms, which require each store dealing in guns to maintain a permanent written record of all receipts and dispositions of firearms.

      In addition to the state statutes and regulations described above, many of our stores are subject to municipal ordinances, which may require, for example, local licenses or permits, additional zoning restrictions, and specified record-keeping procedures, among other things. Each of our stores, voluntarily or pursuant to municipal ordinance, provides to the police department having jurisdiction copies of all daily transactions involving pawn loans and over-the-counter purchases. These daily transaction reports are designed to provide the local police with a detailed description of the goods involved including serial numbers, if any, and the name and address of the owner obtained from a valid identification card.

      A copy of the transaction ticket is provided to local law enforcement agencies for processing by the National Crime Investigative Computer to determine rightful ownership. Goods which are either purchased or held to secure pawn loans and which are determined to belong to an owner other than the borrower or seller are subject to recovery by the rightful owner. However, we historically have not experienced a material number of claims of this sort, and the claims experienced have not had a material adverse effect on our consolidated results of operations.

      Casualty insurance, including burglary coverage, is maintained for each of our stores, and fidelity bond coverage is maintained on each of the Company's employees.

      Management believes its operations are conducted in material compliance with all federal, state and local laws and ordinances applicable to its business.


PROPERTY


      Our corporate offices are leased under a seven year lease expiring on August 31, 2006. At July 29, 2000 we operated 46 leased store locations with monthly rental payments ranging from $1,300 to $7,000 per location and having initial lease terms expiring through August 2005. All of our leased locations, other than one, include renewal options. The size of the leased store locations range from approximately 1,500 to 13,000 square feet. With the exception of the location in Weatherford, Texas, we lease all of these properties from unaffiliated third parties. See "Certain Relationships and Related Transactions." The following table sets forth the geographic markets served by us and the number of stores in each market as of January 29, 2000.



                                                                                 Number of Stores
                                                                                 ----------------
           Georgia:
                Atlanta Metropolitan Area.......................................        23
                Dalton..........................................................         1
                Rome............................................................         1
                Calhoun.........................................................         1
                                                                                       ---
                       Total Georgia............................................        26
                                                                                       ---
           Alabama:
                Birmingham......................................................         2
                Mobile..........................................................         4
                Dothan..........................................................         1
                                                                                       ---
                       Total Alabama............................................         7
                                                                                       ---
           North Carolina:
                Charlotte.......................................................         4
                                                                                       ---
                       Total North Carolina.....................................         4
                                                                                       ---
           South Carolina:
                Greenville Metropolitan Area....................................         3
                                                                                       ---
                       Total South Carolina.....................................         3
                                                                                       ---
           Florida:
                Pensacola.......................................................         2
                                                                                       ---
                       Total Florida............................................         2
                                                                                       ---
           Texas:
                Burleson........................................................         1
                Fort Worth......................................................         2
                Weatherford.....................................................         1
                                                                                       ---
                       Total Texas..............................................         4
                                                                                       ---
                       Total....................................................        46
                                                                                       ===

      We consider our equipment, furniture and fixtures and leased buildings to be in good condition. Our leases typically require us to pay certain maintenance costs, insurance costs and property taxes.


LEGAL PROCEEDINGS


      We are a defendant in some lawsuits encountered in the ordinary course of its business. Some of these matters are covered to an extent by insurance. Management believes that the resolution of these matters will not have a material adverse effect on our consolidated financial position, results of operations or liquidity.


AVAILABLE INFORMATION


      We are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Commission. We furnish our shareholders with annual reports containing audited financial statements and such other reports as deemed appropriate or as may be required by law. Requests for information may be directed to Carson R. Thompson, Chairman of the Board, PawnMart, Inc., 6300 Ridglea Place, Suite 724, Fort Worth, Texas 76116, telephone number (817) 569-9305.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth certain information as of the date of this Prospectus with respect to the directors and executive officers of the Company.


               Name                                Age                            Position
               ----                                ---                            --------
Carson R. Thompson (1)(6).............              61       Chief Executive Officer and Chairman of the Board
Michael D. Record.....................              46       President
Monty R. Standifer (3)................              60       Director, Senior Vice President and Chief Financial Officer
Randall L. Haden......................              39       Vice President - Information Services
James E. Berk (2)(4)(5)(6)............              54       Director
Robert D. Bourland, Jr. (2)(6)........              58       Director
Mark E. Kane (3)(4)(5)................              45       Director
J. Roger Williams (1)(4)(5)...........              50       Director


------------


(1)   Class I Director whose term expires in 2001.

(2)   Class II Director whose term expires in 2002.

(3)   Class III Director whose term expires in 2003.


(4)   Member of Audit and Finance Committee.

(5)   Member of Compensation and Human Resource Committee.

(6)   Member of Corporate Governance and Nominating Committee.

      The business experience, principal occupations and employment of each of the directors and executive officers of the Company during at least the past five years, together with their periods of service as directors and executive officers of the Company are set forth below.


      Carson R. Thompson has served as a Director since 1996. In March 1997, he was named Chairman of the Board and Chief Executive Officer of the Company. Prior to this, Mr. Thompson served as President, Chief Executive Officer and Chairman of the Board of The Bombay Company, Inc., a specialty retailer of home furnishing products. Mr. Thompson joined Tandy Corporation, Fort Worth, Texas in 1957, and held various management positions before becoming President in 1981 of Tandy Brands, Inc., a spin-off of Tandy Corporation and a manufacturer and specialty retailer of various products. From 1982 to 1991, Mr. Thompson was Chairman and Chief Executive Officer, from 1991 to 1996, he was Chairman, and from 1996 to 1997, he was President and Chief Executive Officer of The Bombay Company.

      Michael D. Record joined the Company in September 1998 as President. Mr. Record was previously employed for six years with Cash America International, Inc., most recently as Vice President of Operations where he was responsible for 118 stores. Mr. Record has been employed in the pawnshop industry for over twenty years.


      Monty R. Standifer has served as a Director since 1997 and as Senior Vice President and Chief Financial Officer since June 1, 2000. From May 1999 to August 1999, Mr. Standifer served as Vice President and Treasurer of Shabang!, Inc., an internet based shopping service. From July 1995 to May 1999, Mr. Standifer served as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Gadzooks, Inc., a specialty retailer of apparel products. From June 1992 until July 1995, Mr. Standifer served as Vice President - Treasurer and Chief Financial Officer of Gadzooks, Inc. From July 1991 to June 1992, Mr. Standifer served as Senior Vice President and Chief Financial Officer of AmeriServ Food Company, a food service systems distributor. Prior to that time, Mr. Standifer was a co-founder of Bizmart, Inc., a chain of office products superstores, serving as Vice President - Finance, Treasurer and Secretary from its founding in October 1987 until July 1991, shortly after the company was sold. Mr. Standifer was previously employed by Tandy Corporation for 14 years in various financial management positions.


      Randall L. Haden joined the Company in February 1994 as Vice President - Information Services. From November 1991 until joining the Company, he was employed by Search Capital Group, Inc., a publicly-held consumer finance company, most recently as Vice President - Information Services.


      James E. Berk has served as a Director since 1997. From October 1999 to the present, Mr. Berk has served as President and Chief Executive Officer of The Store of Knowledge, a retailer of educational products. From January 1999 to October 1999, Mr. Berk has served as a consultant for Berk Development, a consulting firm. From 1997 to 1998, Mr. Berk was Vice Chairman and Chief Executive Officer of APC, Inc., a specialty retailer and wholesaler of auto parts. Mr. Berk founded and, from 1993 to 1997, served as the President, Chief Executive Officer and Chairman of the Board for Teach & Play Smart, Inc., a privately-held specialty retail chain of children's educational products. Prior to that time, he served as President and Chief Executive Officer of Bizmart, Inc., a chain of office products superstores, and President and Chief Operating Officer of The Wholesale Club, a chain of discount retail stores, and served in various other companies in management capacities.



      Robert D. Bourland, Jr. has served as a Director since 1994. In June 2000, he became Chief Executive Officer of 1stlegal.com, an internet based legal document storage and retrieval system company. From December 1998 to June 2000, Mr. Bourland was self-employed as an independent consultant. From September 1998 to December 1998, he served the Company as President - Franchising. From July 1994 to September 1998, he served the Company as President and Chief Operating Officer. From 1985 until joining the Company, he served as President of Cook's Nook, Inc., a specialty retailer of gourmet cookware. From 1964 until that time, he served in various retail management positions with the Radio Shack division of Tandy Corporation, including serving as Senior Vice President - Managing Director, Tandy U.K. and as Tandy's Divisional Vice President responsible for 1,200 Radio Shack stores. Radio Shack is a specialty retailer of consumer electronic products.


      Mark E. Kane has served as a Director since 1997. From April 1998 to the present, Mr. Kane has served as Chief Executive Officer of the Movie Trading Company, Ltd, a specialty retailer of new and pre-owned movies. From 1997 through July 1999, Mr. Kane was President and Chief Executive Officer of Compact Discs International, LLC, an international affiliate of CD Warehouse Inc. that owns the worldwide development rights for the CD Warehouse Inc. franchise concept. Mr. Kane founded and, from 1992 to 1997, served as President and Chief Executive Officer of Compact Disc International, Ltd., a national franchising firm specializing in the sale of new and pre-owned compact discs.




      J. Roger Williams has served as a Director since April 1998. From 1995 to the present, Mr. Williams has served as Chairman of the Board and Chief Executive Officer of Roger Williams Automall in Weatherford, Texas. From 1974 to 1995, he served as President and Chief Executive Officer of Jack Williams Automall, the multi-line dealership founded by his father, Jack Williams, in 1958. Mr. Williams is Chairman of the Board of Vestry Corporation of Fort Worth, Texas and owns and operates Roger Williams Ranches in Weatherford, Texas.

COMMITTEES OF THE BOARD OF DIRECTORS


      The Board of Directors has established three committees: an Audit and Finance Committee, a Compensation and Human Resources Committee and a Corporate Governance Committee. Each of these committees has one or more members who serve at the discretion of the Board of Directors.

      The Audit and Finance Committee, currently comprised of Messrs. Berk, Kane and Williams is responsible for reviewing the Company's financial statements, audit reports, financial planning, internal financial controls and the services performed by the Company's independent public accountants, and for making recommendations with respect to those matters to the Board of Directors.

      The Compensation and Human Resources Committee, currently comprised of Messrs. Berk, Kane and Williams, is responsible for reviewing and making recommendations to the Board of Directors with respect to compensation of executive officers, other compensation matters and awards under the Company's stock option plan.

      The Corporate Governance Committee, currently comprised of Messrs. Thompson, Berk and Bourland, is responsible for developing a strategy and criteria for new board members and making recommendations to the Board of Directors regarding the selection of future board members, board compensation and corporate governance matters.


COMPENSATION OF DIRECTORS

      Cash Compensation. No cash compensation has been paid by the Company to its directors prior to the date of this Prospectus. Directors are reimbursed for their ordinary and necessary expenses incurred in attending meetings of the Board of Directors or a committee thereof.

      1997 Stock Option Plan for Directors. Effective as of October 16, 1997, the 1997 PawnMart, Inc. Director Stock Option Plan (the "Directors' Option Plan") was approved by the Company's Board of Directors and the holders of a majority of the outstanding shares of the Company's Common Stock.

      Stock options will be granted under the Directors' Option Plan to any director who is not an employee of the Company and is not a holder of more than 5% of the outstanding shares of the Company's Common Stock or a person who is in control of such holder ("Eligible Directors").


      Newly appointed Eligible Directors will automatically receive an initial grant of options to purchase 15,000 shares of Common Stock upon their appointment to the Board of Directors. The initial grant is prorated based upon the portion of the year remaining until the next annual meeting. All Eligible Directors will receive annual grants of options to purchase the lesser of 15,000 shares of Common Stock or $200,000 in market value of underlying Common Stock as of the date following each annual meeting of the Company's stockholders. The exercise price of options granted under the Directors' Option Plan shall be one hundred percent (100%) of the fair market value of the Common Stock on the date of grant or such higher price as may be determined by the Compensation and Human Resources Committee. Options granted pursuant to the Directors' Option Plan are immediately exercisable. The expiration date can be no more than ten years from the date of grant. Payment for shares purchased upon exercising an option is made in cash or by certified check, bank draft or money order, or by delivery of previously owned shares of Common Stock held for at least six months (at their fair market value), or partly in cash and partly in such Common Stock.

      A maximum of 463,788 shares of Common Stock (subject to certain anti-dilution adjustments) may be issued to Eligible Directors upon the exercise of options granted under the Directors' Option Plan. As of the date of this Prospectus, options for 300,000 shares of Common Stock had been granted and are outstanding under the Directors' Option Plan. All options have exercise prices ranging from $3.00 to $4.44 per share of Common Stock.


EXECUTIVE COMPENSATION


      The following table sets forth the cash and noncash compensation earned by the Chief Executive Officer of the Company and each executive officer of the Company whose total annual salary and bonus exceeds $100,000 during

Fiscal 1999, Fiscal 1998 and Fiscal 1997 (collectively, the "Named Executive Officers"). As of the date hereof, the Company has not granted any stock appreciation rights.




                                                                                      Long-Term
                                                                                    Compensation
                                                           Annual Compensation       Securities      All Other
Name and Principal                              Fiscal   ------------------------    Underlying    Compensation
Position During Fiscal 1999                      Year    Salary ($)     Bonus ($)    Options(#)         ($)
---------------------------                     ------   ----------     ---------   ------------  -------------
Carson R. Thompson .....................         1999      164,423           --           --            --
      Chairman of the Board and ........         1998      150,000           --      175,000            --
      Chief Executive Officer (1)(2) ...         1997       80,769        6,000      164,867            --

Michael D. Record ......................         1999      137,308        4,615       20,000            --
      President (1) (3) ................         1998       48,461       25,385      125,000            --
                                                 1997           --           --           --            --

----------


(1) Mr. Thompson and Mr. Record received personal benefits in addition to salary and bonuses. The aggregate amount of such personal benefits, however, did not exceed the lesser of $50,000 or 10% of the total of their annual salary and bonus.

(2) Mr. Thompson joined the Company in March 1997 at an annual salary of $100,000.

(3) Mr. Record joined the Company in September 1998 at an annual salary of $120,000. In connection with his employment, Mr. Record received a $30,000 signing bonus that was paid over a six month period.


      The following table summarizes grants of options to purchase shares of Common Stock under the PawnMart, Inc. 1997 Employee Stock Option Plan made during Fiscal 1998 to Named Executive Officers.



                                                                              Individual Grants
                                       -------------------------------------------------------------------------------------------
                                         Number of         Percent of
                                        Securities       Total Options
                                        Underlying         Granted To       Exercise or
                                          Options         Employees in       Base Price      Expiration      Black-Scholes Grant
              Name                     Granted (#)(1)     Fiscal Year        ($/Share)          Date        Date Present Value (3)
              ----                     --------------    -------------      -----------      ----------     ----------------------
Carson R. Thompson
      Chairman of the Board and
      Chief Executive Officer (1)              --              --                 --               --                   --
Michael D. Record
      President (2)                        20,000            19.8%             $3.25          7/23/09              $19,997


----------


(1)   No options were granted to Mr. Thompson during Fiscal 1999.

(2) The options to purchase shares of Common Stock were granted under the 1997 Employee Stock Option Plan and vest over a period of three years.

(3) The grant date present value has been determined using the Black-Scholes option pricing model with assumptions for the expected term of 2.77 years, the risk-free interest rate of 5.25%, the expected volatility of 38.60%, and no expected dividend yield.



EMPLOYMENT AGREEMENTS AND SEVERANCE AGREEMENTS

      On September 7, 1998, the Company entered into an employment agreement with Mr. Record providing for a minimum beginning annual salary of $120,000 and a $30,000 signing bonus. The employment agreement, which expires on December 31, 2000, provides Mr. Record with annual salary reviews at the beginning of each fiscal year and provides for his participation in any Company bonus plans upon the Company achieving an acceptable level of profitability. In connection with the employment agreement, Mr. Record was granted 125,000 stock options at an exercise price of $3.00. The options vest over a four-year period and expire in September 2008. In the event Mr. Record is terminated "without cause" or as a result of a "change of control" prior to expiration date of the agreement, Mr. Record is entitled to one-half of his annual base salary. The employment agreement also includes other provisions relating to benefits customary in agreements of this nature.

      On June 1, 2000, the Company entered into Severance Protection Agreements with Mr. Thompson, Mr. Record, Mr. Standifer, Mr. Haden and Mike Musgrove. Each of the agreements expires on June 1, 2002 with automatic one-year renewals thereafter. Under each agreement, the Company has agreed to pay the respective officer in one lump sum, one half of his base salary and bonus in the event that he is terminated without cause, as defined in the agreement.


EMPLOYEE STOCK OPTION PLAN


      The Board of Directors and the stockholders of the Company have approved the adoption of the 1997 PawnMart, Inc. Employee Stock Option Plan (the "Plan"). Stock options granted pursuant to the Plan may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), or non-qualified stock options. The number of shares of Common Stock reserved for issuance pursuant to the Plan is 1,000,000 shares. As of the date of this Prospectus, options for 789,917 shares of Common Stock had been granted and are outstanding under the Plan. All options have exercise prices ranging from $3.00 to $4.25 per share of Common Stock.


      The Plan is administered by the Compensation and Human Resources Committee (the "Committee") of the Board of Directors. Subject to the provisions of the Plan, the Committee has the exclusive power to grant options, to interpret the Plan, to grant waivers of restrictions thereunder and to adopt such rules and regulations as it may deem necessary or appropriate in keeping with the objectives of the Plan.

      Options granted pursuant to the Plan become exercisable on such date or dates as may be established by the Committee. The exercise price of options granted under the Plan may not be an amount less than the market value of Common Stock at the time of grant. The exercise price must be paid in full in cash at the time an option is exercised or, if permitted by the Committee, by means of tendering previously owned shares of Common Stock held for at least six months (at their fair market value), or partly in cash and partly in Common Stock.

      In the event of a stock split, stock dividend, combination or reclassification or certain other corporate transactions, the Committee is authorized to make appropriate adjustments to the exercise price and number of shares subject to options granted under the Plan. Subject to certain limitations, the Board of Directors is authorized to amend, modify or terminate the Plan to meet any changes in legal requirements or for any other purpose permitted by law.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


      The following table sets forth, as of July 28, 2000, certain information with respect to voting securities, the Common Stock shares, beneficially owned by (i) each person who is known by the Company to beneficially own more than five percent of the Company's outstanding shares of Common Stock, (ii) the directors and certain executive officers of the Company, individually; and (iii) the directors and all executive officers of the Company as a group.



                                                                                     Shares Beneficially Owned (1)(2)
                                                                              ---------------------------------------------
                                                                              Number of Shares             Percent of Total
                                                                              ----------------             ----------------
BENEFICIAL OWNER
Directors and Executive Officers:

Carson R. Thompson (3)(9)...............................................            503,258                       6.0%
Michael D. Record (3)(10)...............................................             58,225                       *
Randall L. Haden (3)(11)................................................             67,904                       *
Robert D. Bourland (4)(12)..............................................            120,094                       1.4%
James E. Berk (5)(13)...................................................             53,243                       *
Monty R. Standifer (3)(13)..............................................             78,243                       *
Mark E. Kane (6)(13)....................................................             52,343                       *
J. Roger Williams (7)(14)...............................................             73,500                       1.0%
   All directors and executive officers as a group (9 persons)......              1,032,884                      12.3%

Jesse L. Upchurch, Trustee of Trust C of the Constance
    J. Upchurch Family Trust Dated 10/14/94 (8)(15)                                 729,167                       8.7%


----------

 *    Less than 1% of the outstanding shares of Common Stock.

(1) Unless otherwise noted, the Company believes that each person named in the table has sole voting and investment power with respect to all shares beneficially owned by such persons.


(2) In calculating the percentage of shares beneficially owned, the number of shares of Common Stock deemed outstanding was 8,429,335. This number includes 803,223 shares issuable pursuant to stock options and warrants that may be exercised within sixty (60) days after April 1, 2000.

(3)   His address is 6300 Ridglea Place, Suite 724, Fort Worth, Texas 76116.

(4)   The address for Mr. Bourland is 1312 Mistletoe Drive, Fort Worth, Texas
      76110.


(5)   The address for Mr. Berk is 1005 Edgewater Court, Colleyville, Texas
      76034.


(6) The address for Mr. Kane is 1017 N. Central Expressway, Suite 100, Plano, Texas 75075.

(7) The address for Mr. Williams is 1015 Fort Worth Street, Weatherford, Texas 76086.

(8) The address for Mr. Upchurch is 500 Main Street, Suite 600, Fort Worth, Texas 76102

(9)   Includes options exercisable into 137,052 shares of Common Stock.

(10)  Includes options exercisable into 56,225 shares of Common Stock.

(11)  Includes options and warrants exercisable into 31,831 shares of Common
      Stock.

(12)  Includes options exercisable into 59,784 shares of Common Stock.

(13)  Includes options exercisable into 40,000 shares of Common Stock.

(14)  Includes options and warrants exercisable into 69,000 shares of Common
      Stock.

(15)  Includes warrants exercisable to purchase 312,500 shares of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


      In July 1997, Mr. Thompson acquired an aggregate of 375,000 shares of 12% Series D Convertible Exchangeable Preferred Stock ("Series D Preferred Stock") for $750,000 in connection with Mr. Thompson's becoming a Chief Executive Officer of the Company. In connection with the completion of our initial public offering on March 20, 1998, the 375,000 shares of Series D Preferred Stock were automatically converted into 187,500 shares of Common Stock at a conversion price of $4.00. In March of 1996, Mr. Thompson purchased a principal amount of $228,000 of 14% unsecured Convertible Subordinated Debentures due June 30, 1999 which converted into 57,000 shares of Common Stock in connection with the completion of our initial public offering on March 20, 1998. In October 1997, Mr. Standifer acquired an aggregate of 50,000 shares of Series D Preferred Stock for $100,000 in connection with Mr. Standifer's becoming a Director of the Company. In connection with the completion of our initial public offering on March 20, 1998, the 50,000 shares of Series D Preferred Stock were automatically converted into 25,000 shares of Common Stock at a conversion price of $4.00.

      During January and February 1998, we issued $225,000 in aggregate principal amount of unsecured notes payable to Mr. Thompson in consideration for Mr. Thompson advancing the Company $225,000. The notes, which accrued interest at 12 percent, were paid in full by the Company on March 20, 1998. During September and October 1998, we issued $322,000 in aggregate principal amount of unsecured notes payable to Mr. Thompson in consideration for Mr. Thompson advancing the Company $322,000. The notes, which accrued interest at 10 percent, were paid in full by the Company on October 16, 1998. We believe that said arrangements were no less favorable to us than would be available from unrelated third parties.

      All future transactions between the Company and its officers, directors and 5% stockholders will be on terms no less favorable than could be obtained from independent, third parties and will be approved by a majority of the independent, disinterested directors of the Company. Furthermore, any forgiveness of loans must be approved by a majority of our independent directors who do not have an interest in the transactions and who have access, at our expense, to our counsel or independent counsel.


                   DESCRIPTION OF SUBORDINATED NOTES DUE 2004


      The Notes mature on December 31, 2004, and are limited to an aggregate principal amount of $10,000,000 issued pursuant to the Notes Indenture (the "Note Indenture"). The Notes bear interest at the rate of 12% per annum payable monthly on the fifteenth of each month beginning with the second full calendar month following issuance, to the person in whose name the Notes (or any predecessor Notes) are registered at the close of business on the 1st of each month.

      Principal of, and premium, if any, and interest on, the Notes are payable, and the Notes are exchangeable and transferable, at an office or agency of the Trustee for the Notes or such other office or agency permitted under the Note Indenture. The Notes are issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. We may require the holder of a Note to reimburse us for any out-of-pocket costs incurred with respect to a transfer or exchange of a Note. The Trustee for the Notes will be Trust Management, Inc., Fort Worth, Texas.


      The following is a summary of the Notes. Capitalized terms used but not otherwise defined in this summary have the meanings assigned thereto in the Note Indenture.

      Subordination. Payment of principal and interest and all other amounts on the Notes is unsecured and subordinated; subject to the prior payment in full of all Senior Debt. Upon (i) the maturity of any Senior Debt, whether by lapse of time, upon redemption or by acceleration or otherwise, or (ii) any default in the payment of any amount due in respect of principal or interest in respect of any Senior Debt or (iii) any distribution or payment of assets or securities of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, the holders of Senior Debt will be entitled to receive payment in full of the principal thereof and interest due thereon before the holders of the Notes are entitled to receive any payment. During the continuance of any default or event of default under any agreement governing Senior Debt permitting acceleration of the maturity thereof (other than a default or event of default relating to payment of principal or interest, either at maturity, upon redemption, by declaration or otherwise) and upon giving notice thereof, no payment may be made on the Notes for a period of 179 days after the notice is given, but payments may thereafter be resumed unless such payments are then prohibited by the Note Indenture. Only one notice may be given effect within any period of 360 consecutive days, and no more than one notice may be given with respect to any continuing default or event of default. If, in any of the situations referred to above, a payment is made to the Trustee for the Notes or to any holder thereof before all Senior Debt has been paid in full or provision has been made for such payment to such Trustee or such holder, such payment must be paid over to the holders of Senior Debt or their respective representatives. The failure to make payment on account of principal of or other interest on the Notes by reason of such subordination will not prevent the occurrence of any event of default under the Note Indenture.

      Optional Redemption. The Notes may be redeemed at the option of the Company, in whole or from time to time in part, at any time, on not more than 60 days notice, at the following redemption prices (expressed as percentages of the principal amounts thereof), together with accrued and unpaid interest (if any) to the date of redemption (subject to the rights of the holders of Notes to receive interest due on the related interest payment date): (i) Prior to March 31, 2000 - 103%; (ii) From April 1, 2000 to March 31, 2001 - 102%; (iii) From
April 1, 2001 to March 31, 2002 - 101%; and (iv) Subsequent to March 31, 2002 - 100%.

      Restrictive Covenants. Certain of the covenants in the Note Indenture are restrictive on the operations and activities of the Company. The covenants described are subject to a number of important qualifications and limitations.

      Limitation on Restricted Payments. The Note Indenture provides that, subject to certain exceptions, the Company is not permitted to, directly or indirectly, make certain restricted payments if, at the time of such restricted payments or after giving effect thereto: (i) a default or an event of default will have occurred and be continuing under the terms of the Note Indenture, or
(ii) the aggregate amount of all restricted payments subsequent to the Notes Issuance Date (the "Notes Issue Date") would exceed (A) the aggregate net cash proceeds received by the Company from an issue or sale of certain of its qualified capital stock, subsequent to the Notes Issue Date (other than capital stock issued or sold to (x) an employee stock ownership plan or other trust established by the Company or (y) management employees); and (B) the amount by which indebtedness of the Company, as applicable, is reduced on the Company's balance sheet upon the conversion or exchange of such indebtedness subsequent to the Notes Issue Date for qualified capital stock of the Company (less the amount of any cash or other property distributed by the Company upon such conversion or exchange).

      Limitation on Sales of Assets. The Note Indenture provides that the Company is not permitted to, make any asset disposition except in limited circumstances unless (i) consideration is received by the Company at the time of such asset disposition at least equal to the fair market value of the shares, property and assets subject to such asset disposition, (ii) except in certain limited circumstances, at least 75% of such consideration consists of cash, temporary cash investments or the assumption of Senior Debt of the Company and the release thereof from all liability relating thereto, (iii) 100% of the net cash proceeds from such asset disposition are applied as follows: (A) within the 365 day period after receipt of any net cash proceeds, or as permitted by the terms of the Note Indenture (the last day of such period, an "Application Date"), the Company may apply all or a portion of such net cash proceeds to reinvestment (whether by acquisition of an existing business or expansion, including, without limitation, capital expenditures) in one or more certain permitted lines of business, or any combination thereof, and (B) to the extent such net cash proceeds are not applied as set forth above in clause (A), the Company will apply all remaining net cash proceeds of such asset disposition to an offer to purchase (an "Asset Disposition Purchase Offer") Notes, on the first Business Day occurring 60 Business Days after the Application Date (the "Asset Disposition Purchase Date") for cash at a purchase price equal to 100% of the principal amount of the Notes so purchased plus accrued and unpaid interest thereon to the Asset Disposition Purchase Date, in accordance with the procedures set forth in the Note Indenture. Any net cash proceeds which remain after the acquisition by the Company of Notes in accordance with the procedures set forth in the Note Indenture will cease to be net cash proceeds. Notwithstanding the foregoing, the Company will not be required to make an Asset Disposition Purchase Offer until such time as the aggregate amount of net cash proceeds from asset dispositions required to be so applied to the purchase of Notes exceeds $2,000,000, and then the total amount of such net cash proceeds will be applied to an Asset Disposition Offer. The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to any Asset Disposition Purchase Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions relating to the Asset Disposition Purchase Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

      Limitations on Transactions with Affiliates. The Note Indenture provides that the Company is not permitted to, directly or indirectly, conduct any business, enter into or permit to exist any transaction (including, without limitation, the sale, conveyance, disposition, purchase, exchange or lease of any property, the lending, borrowing or advancing of any money or the rendering of any services) with, or for the benefit of, any affiliate of the Company unless such affiliate transaction (i) is in the best interest of the Company,
(ii) is on terms as favorable to the Company as those that could be obtained at the time of such transaction for a similar transaction in arm's-length dealings with a Person who is not such an affiliate and (iii) with respect to each such transaction involving aggregate payments or value in excess of $750,000, the transaction is approved by a disinterested majority of the board of directors of the Company; provided, however, that the foregoing will not prohibit (A) any restricted payment permitted to be paid under "Limitation on Restricted Payments", (B) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of the Company, (C) loans or advances permitted under the Note Indenture to employees in the ordinary course of business in accordance with past practices of the Company, (D) the payment of reasonable fees to independent directors of the Company or (E) reasonable and customary indemnification arrangements between the Company and their respective directors and officers (to the extent that such indemnification arrangements are permitted under applicable law).

      Trustee and Escrow Agent. The Trustee for the Notes is Trust Management, Inc., a Texas trust company. The escrow agent for the Notes is Norwest Bank Texas, N.A.


      Amendment to Indenture Regarding Limitation on Sole Assets. We are currently seeking the consents from a majority of the Note Holders to allow an amendment to the Indenture, specifically the section that requires 75% of consideration for disposition of our assets to be in cash, temporary cash investments or the assumption of our Senior Debt would be changed to reduce the percentage to 40%. If approved by a majority of the principal Note Holders, the Indenture will be amended and effect all Note Holders. Although we cannot make any assurances, we believe that a majority of the principal Note Holders will consent to the proposed amendment.


                         DESCRIPTION OF CREDIT FACILITY


      On October 13, 1998, we entered into the $10 million Credit Facility. Subsequently, on June 27, 2000, the Credit Facility was amended and the line of credit available was increased to $15 million. As of July 28, 2000, approximately $9,000,000 was outstanding under the Credit Facility and an additional $109,000 was available to the us pursuant to the available borrowing base. The following description of the Credit Facility is qualified in its entirety by reference to the original agreement, copies of which have been previously filed with the Securities and Exchange Commission. The following is a description of the general terms of the Credit Facility.


SECURITY

      Indebtedness of the Company under the Credit Facility is secured by a first priority security interest in substantially all of the personal property (including, without limitation, accounts receivable, inventory, equipment and fixtures, and general intangibles) of the Company, whether now owned or hereafter acquired.

INTEREST

      Indebtedness under the Credit Facility bears interest at a floating rate equal to, at the Company's option, the Eurodollar Rate (as defined in the credit agreement) plus 3.35% or Comerica Bank's Prime Rate plus .75%. The Company is required to pay interest on a monthly basis under the terms of the terms of the Credit Facility.

BORROWING BASE


      Advances under the Credit Facility are limited to 70% of eligible pawn loans, 70% of eligible pawn service charges receivable, and 50% of eligible inventories.

MATURITY


      Loans made pursuant to the Credit Facility may be borrowed, repaid and reborrowed from time to time until October 13, 2002, subject to the satisfaction of certain conditions on the date of any such borrowing.


FEES

      The Company is required to pay Comerica Bank a commitment fee equal to 1/2 of 1% per annum, payable monthly, on the committed undrawn amount of the Credit Facility. In addition, the Company was required to pay a non-refundable closing fee in an amount equal to 1% of the total commitment amount of the Credit Facility.

CONDITIONS TO EXTENSIONS OF CREDIT

      The obligation of Comerica Bank to make advances under the Credit Facility are subject to the satisfaction of certain customary conditions including, but not limited to, the absence of a default or event of default under the Credit Facility, all representations and warranties under the Credit Facility being true and correct in all material respects and the absence of a material adverse change.

COVENANTS

      The Credit Facility contains customary covenants of the Company, including, without limitation, restrictions on (i) the incurrence of debt, (ii) the sale of assets, (iii) mergers, acquisitions and other business combinations,
(iv) investments, as well as prohibitions on the payment of dividends to, or the repurchase or redemption of stock from shareholders and (v) various financial covenants, including covenants requiring the maintenance of a minimum store contribution percentage for stores open twelve months or more and a minimum net worth requirement.

EVENTS OF DEFAULT

      The Credit Facility contains certain customary events of default, including without limitation, (i) the non-payment of principal or interest when due, subject to the applicable grace periods in certain circumstances, (ii) non-fulfillment of the covenants described above, (iii) certain changes in control of the ownership of the Company, (iv) certain events of bankruptcy or insolvency, (v) ERISA funding requirement deficiencies and (vi) material judgments. If any event of default occurs, Comerica Bank will be entitled to take all actions permitted to be taken by a secured creditor under the Uniform Commercial Code and to accelerate the amounts due under the Credit Facility and may require all such amounts outstanding thereunder to be immediately paid in full.

                          DESCRIPTION OF CAPITAL STOCK

      The following description of the Company's capital stock and selected provisions of its Restated Certificate of Incorporation and By-laws, is a summary and is qualified in its entirety by the Company's Restated Certificate of Incorporation and By-laws, as amended, copies of which have been previously filed with the Securities and Exchange Commission.

GENERAL


      The total amount of our authorized capital stock consists of 20,000,000 shares of Common Stock, par value $.01 per share, 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and 416,667 shares of 8% convertible preferred stock, par value $6.00 per share (the "8% Preferred Stock"). We had 7,230,877 shares of Common Stock, no shares of Preferred Stock, and 416,667 shares of 8% Preferred Stock issued at April 29, 2000. We have approximately 1,000 holders of record of our Common Stock. The following summary of certain provisions of our capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our Restated Certificate of Incorporation and By-laws, which have been previously filed with the Securities and Exchange Commission and by the provisions of applicable law.


      The Restated Certificate of Incorporation and By-laws contains certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board of Directors.

COMMON STOCK

      The issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any preferred stock, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time determine. The shares of Common Stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Except as otherwise required by law or the Restated Certificate of Incorporation, the Common Stock will vote on all matters submitted to a vote of the stockholders, including the election of directors.

PREFERRED STOCK

      The Board of Directors may, without further action by the Company's stockholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock. Holders of shares of Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of shares of Common Stock. Under certain circumstances, the issuance of shares of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the Board of Directors, without stockholder approval, may issue shares of Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of Common Stock.

8% PREFERRED STOCK

      In September 1999, the Board of Directors authorized the issuance of 416,667 shares of 8% Preferred Stock for $2,500,000. The 8% Preferred Stock bears dividends at 8% per annum and is payable quarterly in cash. The 8% Preferred Stock is not convertible into the Company's common stock until March 1, 2001. From March 1, 2001 until August 31, 2002, the 8% Preferred Stock is convertible at the option of the purchaser at the lesser of (i) 80% of the average closing sales price of the Company's common stock for the preceding 25 trading days as quoted on the NASDAQ market or (ii) $6.00 per share. After August 31, 2002, the 8% Preferred Stock is convertible at the option of the purchaser at 66 2/3% of the average closing sales price of the Company's common stock for the preceding 25 trading days as quoted on the NASDAQ market. The Company may redeem the 8% Preferred Stock, in whole or in part, prior to August 31, 2002 at 120% of the par value of 8% Preferred Stock then outstanding. After August 31, 2002, the Company may redeem the 8% Preferred Stock, in whole or in part, at 100% of the par value of the 8% Preferred Stock then outstanding. Each share of the 8% Preferred Stock shall be entitled to one vote per share, voting together with the holders of the Company's common stock, on all matters submitted to a vote of stockholders.

SERIES A WARRANTS

      At the commencement of the Offering in March 1999, the Company has outstanding Series A Warrants to purchase an aggregate of 1,380,000 shares of Common Stock at an exercise price of $6.00 per share. In connection with this Offering, the Company has agreed to issue up to 600,000 Series A Warrants to purchase an aggregate of 600,000 shares of Common Stock (assuming a maximum subscription) at an exercise price of $6.00 per share. See "Plan of Distribution." The Series A Warrants are registered in a form pursuant to an agreement dated March 20, 1998 (the "Series A Warrant Agreement"), between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as the Warrant Agent (the "Warrant Agent"). The 600,000 Series A Warrants issued in connection with this Offering will be issued pursuant to a supplemental warrant agreement between the Company and the Warrant Agent. The following discussion of certain terms and provisions of the Series A Warrants is qualified in its entirety by reference to the Series A Warrant Agreement.

       Each of the Series A Warrants entitles the registered holder to purchase one share of Common Stock. The Series A Warrants are exercisable at a price equal to $6.00 subject to certain adjustments. The Series A Warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

      The Series A Warrants may be exercised at any time and continuing thereafter until March 17, 2003, unless such period is extended by the Company. After the expiration date, Series A Warrant holders shall have no further rights. Series A Warrants may be exercised by surrendering the certificate evidencing such Series A Warrant, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the Warrant Agent. If less than all of the Series A Warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of Series A Warrants. Payment of the exercise price may be made by cash, bank draft or official bank or certified check equal to the exercise price.

      Series A Warrant holders do not have any voting or any other rights as shareholders of the Company. The Company has the right at any time to redeem the Series A Warrants, at a price of $.05 per Series A Warrant, by written notice to the registered holders thereof, mailed not less than 30 nor more than 60 days prior to the Redemption Date. The Company may exercise this right only if the closing bid price for the Common Stock for seven trading days during a 10 consecutive trading day period ending no more than 15 days prior to the date that the notice of redemption is given, equals or exceeds $9.00 per share, subject to adjustment. If the Company exercises its right to call Series A Warrants for redemption, such Series A Warrants may still be exercised until the close of business on the day immediately preceding the Redemption Date. If any Series A Warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the repurchase price. Notice of redemption will be mailed to all holders of Series A Warrants of record at least 30 days, but not more than 60 days, before the Redemption Date. The foregoing notwithstanding, the Company may not call the Series A Warrants at any time that a current registration statement under the Act is not then in effect.

      The Series A Warrant Agreement permits the Company and the Warrant Agent without the consent of Series A Warrant holders, to supplement or amend the Series A Warrant Agreement in order to cure any ambiguity, manifest error or other mistake, or to address other matters or questions arising thereafter that the Company and the Warrant Agent deem necessary or desirable and that do not adversely affect the interest of any Series A Warrant holder. The Company and the Warrant Agent may also supplement or amend the Series A Warrant Agreement in any other respect with the written consent of holders of not less than a majority in the number of the Series A Warrants then outstanding; however, no such supplement or amendment may (i) make any modification of the terms upon which the Series A Warrants are exercisable or may be redeemed; or (ii) reduce the percentage interest of the holders of the Series A Warrants without the consent of each Series A Warrant holder affected thereby.

      In order for the holder to exercise a Series A Warrant, there must be an effective registration statement, with a current prospectus on file with the Commission covering the shares of Common Stock underlying the Series A Warrants, and the issuance of such shares to the holder must be registered, qualified or exempt under the laws of the state in which the holder resides. If required, the Company will file a new registration statement with the Commission with respect to the securities underlying the Series A Warrants prior to the exercise of such Series A Warrants and will deliver a prospectus with respect to such securities to all holders thereof as required by Section 10(a)(3) of the Act. See "Risk Factors - Necessity to Maintain Current Prospectus and Registration Statement" and "State Blue Sky Registration Required to Exercise Warrants."

SERIES B WARRANTS

      Presently, the Company has outstanding Series B Warrants to purchase an aggregate of 1,380,000 shares of Common Stock at an exercise price of $8.00 per share. The Series B Warrants are registered in a form pursuant to the Warrant Agreement between the Company and Warrant Agent. The following discussion of certain terms and provisions of the Series B Warrants is qualified in its entirety by reference to the Warrant Agreement.

      Each of the Series B Warrants entitles the registered holder to purchase one share of Common Stock. The Series B Warrants are exercisable at a price equal to $8.00 subject to certain adjustments. The Series B Warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

      The Series B Warrants may be exercised at any time and continuing thereafter until March 17, 2004, unless such period is extended by the Company. After the expiration date, Series B Warrant holders shall have no further rights. Series B Warrants may be exercised by surrendering the certificate evidencing such Series B Warrant, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the Warrant Agent. If less than all of the Series B Warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of Series B Warrants. Payment of the exercise price may be made by cash, bank draft or official bank or certified check equal to the exercise price.

      Series B Warrant holders do not have any voting or any other rights as shareholders of the Company. The Company has the right at any time to redeem the Series B Warrants, at a price of $.05 per Series B Warrant, by written notice to the registered holders thereof, mailed not less than 30 nor more than 60 days prior to the Redemption Date. The Company may exercise this right only if the closing bid price for the Common Stock for seven trading days during a 10 consecutive trading day period ending no more than 15 days prior to the date that the notice of redemption is given, equals or exceeds $11.00 per share, subject to adjustment. If the Company exercises its right to call Series B Warrants for redemption, such Series B Warrants may still be exercised until the close of business on the day immediately preceding the Redemption Date. If any Series B Warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the repurchase price. Notice of redemption will be mailed to all holders of Series B Warrants of record at least 30 days, but not more than 60 days, before the Redemption Date. The foregoing notwithstanding, the Company may not call the Series B Warrants at any time that a current registration statement under the Act is not then in effect.

      The Warrant Agreement permits the Company and the Warrant Agent without the consent of Series B Warrant holders, to supplement or amend the Warrant Agreement in order to cure any ambiguity, manifest error or other mistake, or to address other matters or questions arising thereafter that the Company and the Warrant Agent deem necessary or desirable and that do not adversely affect the interest of any Series B Warrant holder. The Company and the Warrant Agent may also supplement or amend the Warrant Agreement in any other respect with the written consent of holders of not less than a majority in the number of the Series B Warrants then outstanding; however, no such supplement or amendment may
(i) make any modification of the terms upon which the Series B Warrants are exercisable or may be redeemed; or (ii) reduce the percentage interest of the holders of the Series B Warrants without the consent of each Series B Warrant holder affected thereby.

      In order for the holder to exercise a Series B Warrant, there must be an effective registration statement, with a current prospectus on file with the Commission covering the shares of Common Stock underlying the Series B Warrants, and the issuance of such shares to the holder must be registered, qualified or exempt under the laws of the state in which the holder resides. If required, the Company will file a new registration statement with the Commission with respect to the securities underlying the Series B Warrants prior to the exercise of such Series B Warrants and will deliver a prospectus with respect to such securities to all holders thereof as required by Section 10(a)(3) of the Act. See "Risk Factors - Necessity to Maintain Current Prospectus and Registration Statement" and "State Blue Sky Registration Required to Exercise Warrants."

REPRESENTATIVE WARRANTS

      Presently, the Company has outstanding Representative's Warrants to purchase up to 120,000 shares, 120,000 Series A Warrants and 120,000 Series B Warrants. The Representatives' Warrants are exercisable for a four-year period commencing March 17, 1999 at an exercise price of $8.70 per share of Common Stock, $.15 per warrant for the Series A Warrants, and $.075 per warrant for the Series B Warrants. In addition, the Company has granted certain registration rights with respect to registration of the shares of Common Stock and Warrants underlying the Representative's Warrants (the "Underlying Warrants") and the shares of Common Stock issuable upon exercise of the Underlying Warrants. The Company has agreed to pay the Representative upon the exercise or redemption of the Series A Warrants and Series B Warrants a fee equal to 5% of the gross proceeds received by the Company from the exercise of the Series A Warrants and Series B Warrants and 5% of the aggregate redemption price for Series A Warrants and Series B Warrants redeemed. Such fee will be paid to the Representative or its designee no sooner March 17, 1999. The Company has agreed to indemnify the First London Securities Corporation, the Company's underwriter in its initial public offering, against certain liabilities arising under the Securities Act of 1933.

OTHER WARRANTS

      Presently, the Company has outstanding warrants to purchase an aggregate of 219,347 shares of Common Stock at an exercise price of $5.50 per share. The Company has granted holders of these warrants certain piggy-back registration rights. These warrants expire January 2, 2002.

      In connection with the sale of the 8% Preferred Stock, the Company issued 312,500 warrants exercisable to purchase shares of the Company's common stock through August 31, 2004 at $5.00 per share and 90,000 warrants exercisable to purchase shares of the Company's common stock through August 31, 2004 at $3.60 per share.

CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

      The Restated Certificate of Incorporation provides for the Board to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the Board will be elected each year. See "Management." Under the Delaware General Corporation Law, directors serving on a classified board can only be removed for cause. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company and could increase the likelihood that incumbent directors will retain their positions.

      The Restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Restated Certificate of Incorporation and the By-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board of Directors or by the Chief Executive Officer of the Company. Stockholders will not be permitted to call a special meeting or to require the Board to call a special meeting.

      The By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders of the Company, including proposed nominations of persons for election to the Board.

      Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company's Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the By-laws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the By-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

      The Restated Certificate of Incorporation and By-laws provide that the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal certain of their provisions. This requirement of a super-majority vote to approve amendments to the Restated Certificate of Incorporation and By-laws could enable a minority of the Company's stockholders to exercise veto power over any such amendments.

CERTAIN PROVISIONS OF DELAWARE LAW

      The Company will be subject to the "Business Combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless: (i) the transaction is approved by the Board of Directors prior to the date the "interested stockholder" obtained such status; (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder," owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

      The Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Restated Certificate of Incorporation will provide that the Company shall indemnify directors and officers of the Company to the fullest extent permitted by such law. The Company has entered into separate indemnification agreements with its current directors and executive officers which provides such persons indemnification protection in the event the Restated Certificate of Incorporation is subsequently amended.

TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for the Common Stock and the Warrants is Continental Stock Transfer & Trust Company, a New York corporation.

                              PLAN OF DISTRIBUTION


      We are offering up to $10,000,000 in aggregate principal amount of the Notes. As July 28, 2000, the Company has issued $9,197,000 of Notes in connection with this Offering. The Notes are being offered by participating soliciting broker dealers who are members of the National Association of Securities Dealers, Inc. ("NASD"). The broker dealers have or will be required to enter into selling agreements with us to use their best efforts to solicit subscriptions for the Notes but will make no legal commitment to sell to investors, or to buy as dealers, any specific amount of the Notes. We have agreed to pay each soliciting broker dealer, in consideration for its services, a sales commission of 6.0% of the principal amount Notes sold to investors which the broker dealer identified. Of that amount, a portion may constitute an unallocated due diligence and marketing fee. We have agreed to indemnify the broker dealers against certain liabilities, including liabilities under applicable securities laws.


      Massie Capital, Ltd., a duly licensed member of the NASD, is serving as managing broker dealer for the Offering. Massie Capital, Ltd. has agreed to solicit the participation in the Offering of broker dealers acceptable to the Company, and to assist participating broker dealers in the distribution of this Prospectus. For their services as managing broker dealer, Massie Capital, Ltd. will receive a commission of 2.0% of the principal amount of Notes sold in this Offering. Massie Capital, Ltd. will also serve as a selling broker dealer, and in such case, will be entitled to a sales commission of 6.0% of the principal amount of the Notes sold to investors identified by them. In addition, we have agreed to pay Massie Capital, Ltd. a non-accountable expense allowance of three percent (3%) of the gross proceeds of this Offering. Massie Capital, Ltd.'s expenses in excess of the non-accountable expense allowance will be paid by Massie Capital, Ltd. To the extent that the expenses of Massie Capital, Ltd. are less that the amount of the non-accountable expense allowance received, such excess shall be deemed to be additional compensation to Massie Capital, Ltd.

      We have agreed to issue 60 Series A Warrants to Massie Capital, Ltd. for each $1,000 in principal amount of Notes sold. Massie Capital, Ltd. will distribute up to 40 of such Series A Warrants to participating broker dealers as additional compensation under the Offering. Each Series A Warrant will have an exercise price of $6.00 and will mature on March 17, 2003. See "Series A Warrants."

      The Offering will terminate on October 28, 2000, unless sooner terminated by us upon failure to achieve the minimum subscription amount, upon the sale of all of the Notes or if we believe that additional selling efforts will be unsuccessful. Early termination of the Offering may result in the selling of less than $10 million in aggregate principal amount of the Notes and may expose prior purchasers of Notes to certain risks.

      We have agreed to indemnify participating broker dealers against any costs or liabilities incurred by the broker dealer by reasons of misstatements or omissions to state material facts in connection with the statements made in the Registration Statement and the Prospectus. The broker dealers have agreed in turn to indemnify the Company against any liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the Prospectus, based on information relating to the broker dealer and furnished in writing by the broker dealer. To the extent that this section may purport to provide exculpation from possible liabilities arising from the federal securities laws, in the opinion of the Commission, such indemnification is contrary to public policy and therefore unenforceable.

      The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of such agreements that are filed as exhibits to the Registration Statement.


                 CERTAIN U. S. FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulation promulgated thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. This discussion does not purport to deal with all aspects of U.S. Federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it discuss the U.S. Federal income tax consequences to certain types of holders subject to special treatment under the U.S. Federal income tax laws (for example, financial institutions, insurance companies, dealers in securities, tax-exempt organizations, or taxpayers holding the Notes as part of a "straddle," "hedge" or "conversion transaction"). Moreover, the effect of any applicable state, local, foreign, gift, estate or other tax laws generally is not discussed.

      Except as otherwise indicated below, this discussion assumes that the Notes are held as capital assets (as defined in Section 1221 of the Code) by holders thereof. Additionally, the discussion assumes that the holder of the
Note is (i) an individual who is a citizen or resident of the United States,
(ii) a corporation, partnership or other entity created or organized under the laws of the United States, or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. Federal income taxation regardless of its source, (iv) a trust with respect to which a court within the United States is able to exercise primary supervision of the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust or (v) a person whose worldwide income or gain is otherwise subject to U.S. Federal income taxation on a net basis. Potential Federal income tax consequences to persons who are not listed above are not addressed. Prospective holders are urged to consult their own tax advisors regarding the Federal, state, local, foreign and other tax consequences and other tax considerations of the acquisition, ownership and disposition of the Notes. This discussion is limited to the material U.S. Federal income tax consequences to initial holders of the Notes.

      Stated Interest on Notes. The stated interest on the Notes generally will be includable in the income of the holder as ordinary income at the time such interest is received or accrued, in accordance with such holder's method of accounting for U.S. Federal income tax purposes.

      Market Discount on Resale of Notes. A holder of a Note should be aware that the purchase or resale of a Note may be affected by the "market discount" provisions of the Code. The market discount rules generally provide that if a holder of a Note purchases the Note at a market discount (i.e. a discount other than at original issue), any gain recognized upon the disposition of the Notes by the holder will be taxable as ordinary interest income, rather than as capital gain, to the extent such gain does not exceed the accrued market discount on such Note at the time of disposition. "Market discount" generally means the excess, if any, of a Note's stated redemption price at maturity over the price paid by the holder thereof, unless a de minimis exception applies. A holder who acquires a Note at a market discount also may be required to defer the deduction of a portion of the amount of interest that the holder paid or accrued during the taxable year on indebtedness incurred or maintained to purchase or carry such Note, if any.

      Any principal payments on a Note acquired by a holder at a market discount will be included in gross income as ordinary income (generally, as interest income) to the extent that it does not exceed the accrued market discount at the time of such payment. The amount of the accrued market discount for purposes of determining the tax treatment of subsequent payments on, or dispositions of, a
Note is reduced by the amounts so treated as ordinary income.

      A holder of a Note acquired at a market discount may elect to include market discount in gross income, for Federal income tax purposes, as such market discount accrues, either on a straight-line basis or on a constant interest rate basis. This current inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If a holder of a Note makes such an election, the foregoing rules regarding the recognition of ordinary interest income on sales and other dispositions and the receipt of principal payments with respect to such Note, and regarding the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such Note, will not apply.

      Amortizable Bond Premium. A subsequent holder that purchases a Note for an amount in excess of the sum of all amounts payable on the Note after the purchase date, other than stated interest, will be considered to have purchased the Note at a "premium." A holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. The amount amortized in any year will be treated as a reduction of the holder's interest income from the Note. Bond premium on a Note held by a holder that does not make such an election will decrease the gain or otherwise increase the loss otherwise recognized on the disposition of the Note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

      Sale, Exchange or Retirement of the Notes. In general, subject to the market discount provisions and amortizable bond premium provisions discussed above, upon the sale, exchange or redemption of a Note, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income which is taxable as ordinary income) and (ii) such holders' adjusted tax basis in the Note. A holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in the Note is more than one year at the time of sale, exchange or redemption.

      Backup Withholding. A holder of a Note may be subject to backup withholding at the rate of 31% with respect to interest paid on the Notes and the proceeds from the sale, exchange, redemption or retirement of the Note, unless the holder is (i) a corporation or comes within other exempt categories and, when required, demonstrates that fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of a note who does not provide the Company with his correct taxpayer identification number may be subject to penalties imposed by the IRS.

      A holder of a Note who is not a U.S. person will generally be exempt from backup withholding and information reporting requirements, but may be required to comply with certification and identification procedures in order to obtain an exemption from backup withholding and information reporting. Any amount paid as backup withholding will be creditable against the holder's U.S. Federal income tax liability.

                                  LEGAL MATTERS


      The validity of the Securities offered hereby has been passed upon for the Company by Thompson & Knight L.L.P., Fort Worth, Texas. Certain legal matters in connection with the sale of the Securities offered hereby will be passed on for the managing broker dealer by Tom Herbelin, Dallas, Texas. Thompson & Knight L.L.P. became counsel for the Company in August 2000. Prior to that, Jakes Jordaan, P.L.L.C., Dallas, Texas, acted as counsel for the Company with respect to various legal matters relating to the Offering and the Securities offered under the Prospectus. Members of Jakes Jordaan, P.L.L.C. own beneficially an aggregate of 74,933 shares of Common Stock, 5,486 Series A Warrants, and 5,486 Series B Warrants.


                                     EXPERTS


      The consolidated financial statements of PawnMart, Inc. and subsidiaries as of January 29, 2000 and January 30, 1999, and for each of the years in the three-year period ended January 29, 2000, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, negative cash flows, and is currently experiencing significant difficulties in meeting its obligations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

CONSOLIDATED FINANCIAL STATEMENTS

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report..................................................................   F-2

Consolidated Balance Sheets...................................................................   F-3

Consolidated Statements of Operations.........................................................   F-4

Consolidated Statements of Cash Flows.........................................................   F-5

Consolidated Statements of Stockholders' Equity (Deficit).....................................   F-6

Notes to Consolidated Financial Statements....................................................   F-7

                          Independent Auditors' Report



The Board of Directors and Stockholders
PawnMart, Inc.:

We have audited the accompanying consolidated balance sheets of PawnMart, Inc. and subsidiaries as of January 29, 2000 and January 30, 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended January 29, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PawnMart, Inc. and subsidiaries as of January 29, 2000 and January 30, 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended January 29, 2000, in conformity with generally accepted accounting principles.


The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 10 to the consolidated financial statements, the Company has suffered recurring losses from operations, negative cash flows, and is currently experiencing significant difficulties in meeting its obligations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 10. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                         KPMG LLP


Fort Worth, Texas
March 20, 2000,
except as to note 10, which is as of August 15, 2000.

                         PAWNMART, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheets

                 (In Thousands, Except Share and Per Share Data)


                                                                              April 29,    January 29,   January 30,
                                                                                2000          2000          1999
                                                                              ---------    -----------   ----------
                                                                             (Unaudited)
                                 Assets (Note 5)
Current assets:
    Cash and cash equivalents                                                 $    733      $    795      $    298
    Accounts receivable                                                            145           180            60
    Pawn service charges receivable                                                677           710           446
    Loans                                                                        6,445         6,758         4,419
    Inventories, net                                                             7,453         7,279         3,011
    Prepaid expenses and other current assets                                      214           243           199
                                                                              --------      --------      --------
                Total current assets                                            15,667        15,965         8,433
                                                                              --------      --------      --------
Property and equipment, net                                                      3,489         3,347         2,232
Debt issuance costs, net                                                         1,057         1,045           137
Other assets, net                                                                  679           687           234
                                                                              --------      --------      --------
                Total assets                                                  $ 20,892      $ 21,044      $ 11,192
                                                                              ========      ========      ========

                      Liabilities and Stockholders' Equity

Current liabilities:
    Accounts payable and accrued liabilities                                  $  1,104      $  1,150      $  1,103
    Current installments of notes payable                                           57            93           342
                                                                              --------      --------      --------
                Total current liabilities                                        1,161         1,243         1,445
                                                                              --------      --------      --------
Long-term notes payable, net of current installments                            17,015        15,923         4,840
                                                                              --------      --------      --------
                Total liabilities                                               18,176        17,166         6,285
                                                                              --------      --------      --------
Stockholders' equity:
    Preferred stock, $.01 par value; authorized 10,000,000 shares                   --            --            --
    8% Convertible preferred stock, $6.00 par value; authorized 416,667 shares; 416,667 shares issued and outstanding (liquidation
        preference $6.00 per share)                                              2,500         2,500            --
    Common stock, $.01 par value; authorized 20,000,000 shares;
        7,230,877 shares issued                                                     72            72            72
    Series A redeemable common stock purchase warrants, $0.125 par value; 1,885,800, 1,842,840 and 1,380,000 warrants issued and
        outstanding at April 29, 2000, January 29, 2000 and January 30,            236           231           173
        1999, respectively
    Series B redeemable common stock purchase warrants, $0.0625 par
        value; 1,380,000 warrants issued and outstanding                            86            86            86
    Additional common stock purchase warrants                                       60            60            --
    Additional paid-in capital                                                  21,954        21,954        22,242
    Accumulated deficit                                                        (22,122)      (20,955)      (17,596)
                                                                              --------      --------      --------
                                                                                 2,786         3,948         4,977
    Less treasury stock, at cost; 21,432 common shares                             (70)          (70)          (70)
                                                                              --------      --------      --------
                Total stockholders' equity                                       2,716         3,878         4,907
                                                                              --------      --------      --------
Commitments and contingencies (notes 9 and 10)
                Total liabilities and stockholders' equity                    $ 20,892      $ 21,044      $ 11,192
                                                                              ========      ========      ========


See accompanying notes to consolidated financial statements.

                         PAWNMART, INC. AND SUBSIDIARIES

                      Consolidated Statements of Operations


                      (In thousands, except per share data)




                                         Three Months      Three Months      Year Ended        Year Ended        Year Ended
                                        Ended April 29,    Ended May 1,      January 29,       January 30,       January 31,
                                             2000              1999             2000               1999              1998
                                        ---------------    ------------      ------------      ------------      ------------
                                          (Unaudited)      (Unaudited)
Revenues:
    Merchandise sales                    $      4,756      $      2,885      $     13,978      $      8,170      $      7,215
    Pawn service charges                        1,879             1,419             6,674             3,636             2,862
    Other                                          77                43               250               129               101
                                         ------------      ------------      ------------      ------------      ------------
        Total revenues                          6,712             4,347            20,902            11,935            10,178

Cost of sales                                   3,724             2,051            10,832             5,634             5,192
                                         ------------      ------------      ------------      ------------      ------------
        Gross profit                            2,988             2,296            10,070             6,301             4,986
                                         ------------      ------------      ------------      ------------      ------------
Expenses:
    Store operating                             2,506             1,751             8,163             5,326             4,040
      Corporate administrative                    833               688             3,020             3,074             2,117
    Interest                                      509               197             1,358               996             3,761
    Depreciation and amortization                 257               202               805               618               504
                                         ------------      ------------      ------------      ------------      ------------
        Total expenses                          4,105             2,838            13,346            10,014            10,422
                                         ------------      ------------      ------------      ------------      ------------
        Net loss                               (1,117)             (542)           (3,276)           (3,713)           (5,436)

Preferred stock dividends                          50                --                83               692               217
                                         ------------      ------------      ------------      ------------      ------------
        Net loss to common stockholders  $     (1,167)     $       (542)     $     (3,359)     $     (4,405)     $     (5,653)
                                         ============      ============      ============      ============      ============
Loss per common share:
        Basic                            $      (0.16)     $      (0.08)     $      (0.47)     $      (0.68)     $      (3.01)
                                         ============      ============      ============      ============      ============
        Diluted                          $      (0.16)     $      (0.08)     $      (0.47)     $      (0.68)     $      (3.01)
                                         ============      ============      ============      ============      ============


See accompanying notes to consolidated financial statements.

                         PAWNMART, INC. AND SUBSIDIARIES
            Consolidated Statements of Stockholders' Equity (Deficit)
             Years Ended January 31, 1998, and January 30, 1999 and
             January 29, 2000 and Three Months Ended April 29, 2000
                        (In Thousands, Except Share Data)



                                                                                                                 Series A
                                                                                                          redeemable common stock
                                                          Preferred stock           Common stock              purchase warrants
                                                      ---------------------       ------------------      -----------------------
                                                      Shares         Amount       Shares      Amount         Shares      Amount
                                                      ------         ------       ------      ------         ------      ------
Balance at January 26, 1997                          3,089,020    $       31     1,844,998   $       18           --   $       --

     Issuance of common stock                               --            --       105,426            1           --           --

     Acquisition of 3,297 shares of common
     stock                                                  --            --            --           --           --           --

     Issuance of preferred stock                       572,180             6            --           --           --           --

     Recognition of Convertible Subordinated
        Debenture beneficial conversion feature             --            --            --           --           --           --

     Recognition of preferred stock beneficial
        conversion feature                                  --            --            --           --           --           --

   Amortization of preferred stock beneficial
        conversion feature                                  --            --            --           --           --           --

     Preferred stock dividends paid                         --            --            --           --           --           --

     Net loss                                               --            --            --           --           --           --
                                                    ----------    ----------     ---------   ----------    ---------   ----------

Balance at January 31, 1998                          3,661,200            37     1,950,424           19           --           --

     Issuance of common stock and warrants                  --            --     1,365,000           14    1,380,000          173

     Issuance of unregistered common stock
        in exchange for services                            --            --        44,445           --           --           --

     Conversion of Convertible Subordinated
        Debentures                                          --            --     2,380,000           24           --           --

     Conversion of preferred stock                  (3,661,200)          (37)    1,491,008           15           --           --

     Amortization of preferred stock
        beneficial conversion feature                       --            --            --           --           --           --

     Preferred stock dividends paid                         --            --            --           --           --           --

     Net loss                                               --            --            --           --           --           --
                                                    ----------    ----------     ---------   ----------    ---------   ----------

Balance at January 30, 1999                                 --            --     7,230,877           72    1,380,000          173

     Issuance of Series A redeemable
        common stock purchase warrants                      --            --            --           --      462,840           58

     Issuance of 8% convertible preferred
        stock and common stock purchase warrants       416,667         2,500            --           --           --           --

     Preferred stock dividends paid                         --            --            --           --           --           --

     Net loss                                               --            --            --           --           --           --
                                                    ----------    ----------     ---------   ----------    ---------   ----------

Balance at January 29, 2000                            416,667         2,500     7,230,877           72    1,842,840          231

     Issuance of Series A redeemable common stock
        purchase warrants (unaudited)                       --            --            --           --       42,960            5

     Preferred stock dividends paid
     (unaudited)                                            --            --            --           --           --           --

     Net loss (unaudited)                                   --            --            --           --           --           --

                                                    ----------    ----------     ---------   ----------    ---------   ----------
Balance at April 29, 2000 (unaudited)                  416,667    $    2,500     7,230,877   $       72    1,885,800   $      236
                                                    ==========    ==========     =========   ==========    =========   ==========

                                                           Series B
                                                      redeemable common       Additional
                                                   stock purchase warrants   common stock    Additional    Preferred
                                                   -----------------------     purchase       paid-in        stock
                                                     Shares       Amount       warrants       capital       discount
                                                   --------       --------   ------------    ----------    ---------
Balance at January 26, 1997                                --   $       --     $       --   $    3,276    $       --

     Issuance of common stock                              --           --             --           30            --

     Acquisition of 3,297 shares of common
     stock                                                 --           --             --           --            --

     Issuance of preferred stock                           --           --             --        1,147            --

     Recognition of Convertible Subordinated
        Debenture beneficial conversion feature            --           --             --        2,380            --

     Recognition of preferred stock beneficial
        conversion feature                                 --           --             --          824          (824)

   Amortization of preferred stock beneficial
        conversion feature                                 --           --             --           --           150

     Preferred stock dividends paid                        --           --             --           --            --

     Net loss                                              --           --             --           --            --
                                                    ---------   ----------     ----------   ----------    ----------

Balance at January 31, 1998                                --           --             --        7,657          (674)

     Issuance of common stock and warrants          1,380,000           86             --        5,310            --

     Issuance of unregistered common stock
        in exchange for services                           --           --             --          200            --

     Conversion of Convertible Subordinated
        Debentures                                         --           --             --        9,053            --

     Conversion of preferred stock                         --           --             --           22            --

     Amortization of preferred stock
        beneficial conversion feature                      --           --             --           --           674

     Preferred stock dividends paid                        --           --             --           --            --

     Net loss                                              --           --             --           --            --
                                                    ---------   ----------     ----------   ----------    ----------

Balance at January 30, 1999                         1,380,000           86             --       22,242            --

     Issuance of Series A redeemable
        common stock purchase warrants                     --           --             --           --            --

     Issuance of 8% convertible preferred
        stock and common stock purchase warrants           --           --             60         (288)           --

     Preferred stock dividends paid                        --           --             --           --            --

     Net loss                                              --           --             --           --            --
                                                    ---------   ----------     ----------   ----------    ----------

Balance at January 29, 2000                         1,380,000           86             60       21,954            --

     Issuance of Series A redeemable common stock
        purchase warrants (unaudited)                      --           --             --           --            --

     Preferred stock dividends paid
     (unaudited)                                           --           --             --           --            --

     Net loss (unaudited)                                  --           --             --           --            --

                                                    ---------   ----------     ----------   ----------    ----------
Balance at April 29, 2000 (unaudited)               1,380,000   $       86     $       60   $   21,954    $       --
                                                    =========   ==========     ==========   ==========    ==========

                                                                                            Total
                                                      Accumulated    Treasury        stockholders' equity
                                                       deficit        stock               (deficit)
                                                      -----------    --------        --------------------
Balance at January 26, 1997                          $   (7,538)   $      (65)          $   (4,278)

     Issuance of common stock                                --            --                   31

     Acquisition of 3,297 shares of common
     stock                                                   --            (5)                  (5)

     Issuance of preferred stock                             --            --                1,153

     Recognition of Convertible Subordinated
        Debenture beneficial conversion feature              --            --                2,380

     Recognition of preferred stock beneficial
        conversion feature                                   --            --                   --

   Amortization of preferred stock beneficial
        conversion feature                                 (150)           --                   --

     Preferred stock dividends paid                         (67)           --                  (67)

     Net loss                                            (5,436)           --               (5,436)
                                                     ----------    ----------           ----------

Balance at January 31, 1998                             (13,191)          (70)              (6,222)

     Issuance of common stock and warrants                   --            --                5,583

     Issuance of unregistered common stock
        in exchange for services                             --            --                  200

     Conversion of Convertible Subordinated
        Debentures                                           --            --                9,077

     Conversion of preferred stock                           --            --                   --

     Amortization of preferred stock
        beneficial conversion feature                      (674)           --                   --

     Preferred stock dividends paid                         (18)           --                  (18)

     Net loss                                            (3,713)           --               (3,713)
                                                     ----------    ----------           ----------

Balance at January 30, 1999                             (17,596)          (70)               4,907

     Issuance of Series A redeemable
        common stock purchase warrants                       --            --                   58

     Issuance of 8% convertible preferred
        stock and common stock purchase warrants             --            --                2,272

     Preferred stock dividends paid                         (83)           --                  (83)

     Net loss                                            (3,276)           --               (3,276)
                                                     ----------    ----------           ----------

Balance at January 29, 2000                             (20,955)          (70)               3,878

     Issuance of Series A redeemable common stock
        purchase warrants (unaudited)                        --            --                    5

     Preferred stock dividends paid
     (unaudited)                                            (50)           --                  (50)

     Net loss (unaudited)                                (1,117)           --               (1,117)
                                                     ----------    ----------           ----------

Balance at April 29, 2000 (unaudited)                $  (22,122)   $      (70)          $    2,716
                                                     ==========    ==========           ==========

                         PAWNMART, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows


                                 (In thousands)



                                                   Three Months    Three Months
                                                      Ended           Ended        Year Ended      Year Ended      Year Ended
                                                    April 29,         May 1,       January 29,     January 30,     January 31,
                                                      2000             1999            2000           1999            1998
                                                   ------------    ------------    -----------     -----------     -----------
                                                   (Unaudited)     (Unaudited)
Cash flows from operating activities:
    Net loss                                       $     (1,117)   $       (542)   $     (3,276)   $    (3,713)    $   (5,436)
    Adjustments to reconcile net loss to net
     cash used in operating activities:
        Depreciation and amortization                       257             202             805            618            504
        Amortization of debt issuance costs                  63              42             196            124            271
        Amortization of debt discount                         3              --               7            495          1,885
        Common and preferred stock issued
            for services                                     --              --              --            200             34
        Changes in operating assets and
            liabilities, net of effect of
            acquisitions:
            Accounts receivable                              35               2            (120)           (28)            (9)
            Pawn service charges receivable                  33             (90)           (264)          (213)            (4)
            Inventories, net                               (174)           (430)         (3,827)          (860)            27
            Prepaids and other current assets                29             (11)            (44)          (101)           (80)
            Other assets                                     --             394              77            154           (254)
            Accounts payable and accrued
                   liabilities                              (51)           (418)             47             52           (246)
                                                   ------------    ------------    ------------    -----------     ----------
                Net cash used in operating
                   activities                              (917)           (851)         (6,399)        (3,272)        (3,308)
                                                   ------------    ------------    ------------    -----------     ----------
Cash flows from investing activities:
    Net increase in pawn loans                              313            (230)         (2,101)        (1,916)          (193)
    Purchases of property and equipment                    (386)           (101)         (1,765)        (1,917)          (197)
     Acquisitions of existing operations                     --            (993)         (1,208)          (513)            --
                                                   ------------    ------------    ------------    -----------     ----------
                Net cash used in investing
                   activities                               (73)         (1,324)         (5,074)        (4,346)          (390)
                                                   ------------    ------------    ------------    -----------     ----------
Cash flows from financing activities:
    Proceeds from issuance of notes payable               3,416           6,076          19,427          6,352          3,172
    Principal payments on notes payable                  (2,358)         (2,633)         (8,542)        (3,993)          (174)
    Net proceeds from issuance of common
       stock and warrants                                    --              --              --          5,583              3
    Purchase of treasury stock                               --              --              --             --             (5)
    Payment of debt issuance costs                          (75)           (542)         (1,104)          (159)          (261)
    Net proceeds from issuance of preferred
       stock                                                 --              --           2,272             --          1,148
    Preferred stock dividends paid                          (50)             --             (83)           (18)           (67)
    Decrease in bank overdraft                               --              --              --             --           (110)
                                                   ------------    ------------    ------------    -----------     ----------
                Net cash provided by financing
                   activities                               928           2,901          11,970          7,765          3,706
                                                   ------------    ------------    ------------    -----------     ----------
Net increase (decrease) in cash and cash
    equivalents                                             (62)            726             497            147              8
Cash and cash equivalents at beginning of
    period                                                  795             298             298            151            143
                                                   ------------    ------------    ------------    -----------     ----------
Cash and cash equivalents at end of period         $        733    $      1,024    $        795    $       298     $      151
                                                   ============    ============    ============    ===========     ==========
Supplemental disclosures of cash flow
    information -
    Cash paid for interest                         $        434    $        125    $      1,051    $       483     $    1,565
                                                   ============    ============    ============    ===========     ==========


See Consolidated Statement of Stockholders' Equity (Deficit) and notes 3, 5 and 7 for noncash financing activities.

See accompanying notes to consolidated financial statements.

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements


(1)      Organization and Business

         PawnMart, Inc. (the "Company"), was incorporated in Delaware on January
               13, 1994. The Company is a specialty finance and retail enterprise principally engaged in establishing and operating stores which advance money secured by the pledge of tangible personal property, and buy and sell pre-owned merchandise to the value-conscious consumer. As of January 29, 2000, the Company owned and operated 46 stores located in Alabama, Florida, Georgia, North Carolina, South Carolina and Texas.

(2)      Summary of Significant Accounting Policies

         (a)      Basis of Presentation and Fiscal Years

                  The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

                  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                  The Company's fiscal year ends on the Saturday nearest
                        January 31. Accordingly, the fiscal years ended January 29, 2000 and January 30, 1999 consist of 52 weeks and the fiscal year ended January 31, 1998 consists of 53 weeks.

                  The accompanying consolidated balance sheet as of April 29,
                        2000, the accompanying consolidated statements of operations and cash flows for the three months ended April 29, 2000 and May 1, 1999, and the accompanying statement of stockholders' equity (deficit) for the three months ended April 29, 2000, have been prepared by the Company without an audit. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation for such periods have been made. Results for interim periods should not be considered as indicative of results for a full year.

                  Footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted herein with respect to the interim financial data.

         (b)      Cash and Cash Equivalents

                  The Company considers any highly liquid investments with
                        original maturities of three months or less to be cash equivalents.

         (c)      Loans and Income Recognition

                   Pawn loans (loans) are generally made on the pledge of
                        tangible personal property for one month, with an automatic sixty-day extension period. Pawn service charges are recognized when loans are repaid or renewed. If a loan is not repaid, the principal amount advanced on the loan, exclusive of any uncollected pawn service charges, becomes the carrying value of the forfeited collateral (inventory), which is recovered through sale.



                                      F-7                            (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements


 (2) Summary of Significant Accounting Policies, Continued

                  Pawn service charges receivable represent an amount
                        equivalent to one month's earned pawn service charges, net of an allowance for pawn service charges deemed uncollectible, based on the Company's historical loan redemption rate.
     (d)  Inventories

          Inventories are recorded at cost and represent merchandise acquired from forfeited loans, merchandise purchased directly from the public and merchandise purchased from vendors. Inventories from forfeited loans are recorded at the principal amount advanced on the related collateral, exclusive of any uncollected pawn service charges. The cost of inventories is determined on the specific identification method. Inventories are stated at the lower of cost or market. Interim payments from customers on layaway sales are credited to deferred revenue and subsequently recorded as income during the period in which final payment is received. Deferred revenues related to layaway sales totaled approximately $176,000 and $99,000 at January 29, 2000 and January 30, 1999, respectively, and are included in other accrued expenses in the accompanying consolidated balance sheets.

          The Company provides an allowance for shrinkage and valuation based on management's evaluation of the merchandise. The allowance deducted from the carrying value of inventory totaled approximately $294,000 and $141,000 at January 29, 2000 and January 30, 1999, respectively. Additions to inventory allowances recorded as cost of goods sold totaled approximately $389,000, $108,000, and $170,000 and deductions from inventory allowances for write-off or other dispositions of inventory totaled approximately $236,000, $127,000, and $94,000 during the fiscal years ended January 29, 2000, January 30, 1999, and January 31, 1998, respectively.





                                      F-8                           (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements


(2)  Summary of Significant Accounting Policies, Continued

     (e)  Property and Equipment

          Property and equipment are recorded at cost. Depreciation is determined on the straight-line method based on estimated useful lives of two to seven years for equipment. The costs of improvements on leased stores are capitalized as leasehold improvements and are amortized on the straight-line method over the shorter of the lease term or their estimated useful lives.

          The cost of property retired or sold and the related accumulated depreciation is removed from the accounts and any resulting gain or loss is recorded in the results of operations in the period retired.

     (f)  Goodwill

          Goodwill represents the excess of purchase price over the fair value of net assets acquired. Goodwill is amortized on a straight-line basis over the expected periods to be benefited, generally ten years. The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

     (g)  Income Taxes

          The Company and its subsidiaries file a consolidated Federal income tax return. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.



                                      F-9                            (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

(2)  Summary of Significant Accounting Policies, Continued

     (h)  Advertising Costs

          Advertising costs are expensed the first time advertising takes place. Advertising expense was approximately $170,000, $395,000 and $163,000 for the fiscal years ended January 29, 2000, January 30, 1999, and January 31, 1998, respectively.

     (i)  Fair Values of Financial Instruments

          Pawnloans are outstanding for a relatively short period of time, generally 90 days or less, depending on local regulations. The rate of finance and service charge is determined by regulatory guidelines and bears no valuation relationship to interest rate market movements. For these reasons, management believes that the fair value of pawn loans approximates their carrying value. The Company's revolving line of credit with Comerica Bank bears interest at a variable rate that is frequently adjusted on the basis of market rate changes and is equal to rates available for debt with similar characteristics. Accordingly, management believes that the carrying value of such debt approximates its fair value. The fair values of the Company's remaining long-term notes payable instruments are estimated based on market values for debt issues with similar characteristics or rates currently available for debt with similar terms and risks. Management believes that the carrying values of those instruments approximate their fair value. The carrying amount of all other financial instruments included in the Company's consolidated balance sheets approximate fair value due to the short maturity of these instruments.

     (j)  Stock Based Compensation

          The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its employee stock option plan. As such, compensation expense would only be recorded on the date of grant if the current market price of the underlying stock exceeded the exercise price. The Company provides the disclosure-only provisions of the Financial Accounting Standards Board's (the "FASB") Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation".

     (k)  Net Loss Per Common Share

          Net loss per common share is calculated as required by FASB Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (Statement No. 128). Statement No. 128 requires dual presentation of basic and diluted earnings per share and a reconciliation between the two amounts. Basic earnings per share excludes dilution, and diluted earnings per share reflects the potential dilution that would occur if securities to issue common stock were exercised and converted into common stock. In loss periods, dilutive common equivalent shares are excluded as the effect would be antidilutive.

          The following table presents a reconciliation between basic and diluted weighted average common shares outstanding for the three months ended April 29, 2000 and May 1, 1999 and the years ended January 29, 2000, January 30, 1999 and January 31, 1998. Since the effect of using the weighted average


                                      F-10                           (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements



(2)  Summary of Significant Accounting Policies, Continued


          number of shares on a diluted basis was antidilutive to the diluted loss per share calculation for the three months ended April 29, 2000 and May 1, 1999 and the years ended January 30, 1999 and January 31, 1998, diluted loss per share was calculated using the same weighted average number of common shares in the basic loss per share calculation.

                                          (Unaudited)      (Unaudited)
                                          Three Months     Three Months     Year Ended       Year Ended        Year Ended
                                         Ended April 29,   Ended May 1,     January 29,      January 30,       January 31,
                                             2000             1999             2000             1999             1998
                                         ---------------   ------------     -----------      -----------       -----------
Weighted average shares - basic              7,209            7,209            7,209            6,506            1,878
Shares attributable to stock
  options, warrants and                          _                _                _              510            3,628
  convertible securities
                                             -----            -----            -----            -----            -----
Weighted average shares - diluted            7,209            7,209            7,209            7,016            5,506
                                             =====            =====            =====            =====            =====

     (l)  Segment Information

          In June 1997, Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (Statement No. 131) was issued which establishes standards for the way public business enterprises are to report information about operating segments. The Company defines each of its stores as operating segments; however, management has determined that all of its stores have similar economic characteristics and also meet the other criteria which permit the stores to be aggregated into one reportable segment. The Company's management makes decisions about resource allocation and performance assessment based on the same financial information presented throughout these consolidated financial statements. Therefore, the disclosure requirements of Statement No. 131 are not presented in these consolidated financial statements.

     (m)  Reclassifications

          Certain amounts in the fiscal years ended January 31, 1998 and January 30, 1999 have been reclassified to conform with the presentation of amounts in the fiscal year ended January 29, 2000.




     (n)  Liquidity

          The Company's operations and expansion over the past three years have been primarily funded by the net proceeds from the Company's initial public offering and issuance of preferred stock (see note 7) and borrowings under its Credit Facility and 2004 Notes (see note 5). The Company believes that cash flows generated from its established stores, borrowings under the Credit Facility, additional proceeds from the offering of the 2004 Notes, and future debt or equity offerings will enable the Company to meet its obligations during the fiscal year ending January 27, 2001. In the event these sources of cash are not sufficient to meet its obligations, the Company could increase its cash flow by modifying its operational practices or by significantly reducing or suspending its planned expansion. No assurance can be made that these sources of cash will be sufficient to meet the Company's working capital requirements and planned expansion needs in the future (See note 10).

(3)  Business Acquisitions

     During the fiscal year ended January 29, 2000, the Company acquired the assets of six pawnshops in purchase transactions for an aggregate cash purchase price of $1,208,000. During the fiscal year ended January 30,


                                      F-11                           (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements


     1999, the Company acquired the assets of three pawnshops in purchase transactions for an aggregate cash purchase price of $513,000. The acquisitions were substantially financed with borrowings under the Company's line of Credit Facility and with net proceeds from the issuance of long-term notes payable. The purchase price for acquisitions was determined based upon the volume of annual loan and sales transactions, outstanding pawn loan and service charge receivable balances, inventory on hand, condition of property and equipment, quality and condition of the location, and projected future operating results.

     All purchase transactions have been accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to assets and liabilities acquired based upon their estimated fair market values at the dates of acquisition. The excess purchase price over the fair market value of the net tangible assets acquired and identifiable intangible assets has been recorded as goodwill. Goodwill, net of accumulated amortization, resulting from acquisitions totaled $530,000 and $156,000 at January 29, 2000 and January 30, 1999, respectively. The results of operations of the acquisitions have been included in the consolidated financial statements from their respective dates of acquisition.

(4)  Property and Equipment

     Property and equipment consists of the following at January 29, 2000 and January 30, 1999 (in thousands):

                                                  January 29,  January 30,
                                                     2000        1999
                                                  -----------  -----------
Automobiles                                        $   167      $   130
Furniture and equipment                              3,716        2,481
Leasehold improvements                               2,110        1,506
                                                   -------      -------
                                                     5,993        4,117

Less accumulated depreciation and amortization      (2,646)      (1,885)
                                                   -------      -------
                                                   $ 3,347      $ 2,232
                                                   =======      =======

(5)  Notes Payable

     Notes payable consist of the following at January 29, 2000 and January 30, 1999 (in thousands):

                                                                             January 29,   January 30,
                                                                                2000          1999
                                                                             -----------   -----------
Revolving line of credit with a bank, bearing interest at prime plus 0.75 basis points (9.25% at January 29, 2000) payable monthly, to mature on October 13, 2001, secured by substantially all of the Company's
  assets                                                                      $  8,260      $  4,840

Unsecured subordinated notes payable to individuals, bearing interest at
  12% payable monthly, to mature on December 31, 2004                            7,714            --

Revolving line of credit with a trust, bearing interest at 12% payable monthly, to mature on November 19, 1999, secured by all of the
  Company's treasury stock                                                          --           250

Other unsecured notes payable                                                       93            92
                                                                              --------      --------
                                                                                16,067         5,182
      Less:  Unamortized debt discount                                             (51)           --
             Current portion                                                       (93)         (342)
                                                                              --------      --------
                                                                              $ 15,923      $  4,840
                                                                              ========      ========


                                      F-12                           (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

(5)  Notes Payable, Continued

     In October 1998, the Company entered into a $10,000,000 revolving credit facility with Comerica Bank (the "Credit Facility"). At April 29, 2000 and January 29, 2000, $8,638,000 and $8,260,000, respectively, was outstanding under the Credit Facility and an additional $220,000 and $1,020,000, respectively, was available to the Company pursuant to the available borrowing base. The Credit Facility bears interest at either (i) the prevailing prime rate plus 0.75%, which was 9.25% at January 29, 2000, or
     (ii) the prevailing LIBOR rate plus 3.35%, and matures on October 13, 2001. Amounts available under the Credit Facility are limited to certain percentages of pawn loans, inventories, and pawn service charges receivable. The Credit Facility is collateralized by substantially all of the unencumbered assets of the Company. Under the terms of the Credit Facility, the Company is required to maintain certain financial ratios and comply with certain technical covenants. The Company was in compliance with these requirements and covenants as of January 29, 2000. The terms of the Credit Facility also required the Company to pay an annual commitment fee of 1/2 of 1% on the average daily unused portion of the total commitment. The Company is also prohibited from paying cash dividends or acquiring treasury stock under the terms of the Credit Facility unless specifically approved by Comerica Bank.

     On March 11, 1999, the Company commenced a public offering of up to $10,000,000 in principal amount of 12% Subordinated Notes due December 31, 2004 (the "2004 Notes"). The 2004 Notes are being offered on a "best efforts" basis by participating National Association of Securities Dealers, Inc. broker-dealers ("NASD Broker-Dealers"). Interest on the 2004 Notes is payable monthly commencing with the second full calendar month following issuance. At the option of the Company, the 2004 Notes may be redeemed prior to December 31, 2004 at stipulated redemption prices. The terms of the 2004 Notes contain certain covenants which limit (i) the payment of cash dividends on capital stock, (ii) the purchase, redemption or retirement of capital stock, (iii) the amount of transactions with affiliates, and (iv) the sales of assets. The Company was in compliance with these requirements and covenants as of January 29, 2000. The Company had issued a total of $8,430,000 and $7,714,000 of the 2004 Notes as of April 29, 2000 and January 29, 2000, respectively.

     In connection with the sale of the 2004 Notes, the Company has agreed to issue Series A redeemable common stock purchase warrants ("Series A Warrants") to participating NASD Broker-Dealers for the purchase of up to 600,000 shares of the Company's common stock. As of January 29, 2000, 462,840 Series A Warrants had been granted in connection with the sale of the 2004 Notes. The Company has recorded a debt discount of $58,000 representing the value of the Series A Warrants and is amortizing such amount into interest expense over the life of the 2004 Notes.

     At January 31, 1998, the Company had $9,520,000 in aggregate principal amount outstanding under private placement offerings of 14% unsecured Convertible Subordinated Debentures due June 30, 1999, 14% unsecured Convertible Subordinated Debentures due June 30, 2000, and 14% unsecured Convertible Subordinated Debentures due January 31, 2001 (collectively, the "Debentures"). In connection with the completion of the Company's initial public offering on March 20, 1998, the Debentures, net of unamortized debt issuance costs of $443,000, were automatically converted into 2,380,000 shares of common stock.

     On October 30, 1997, the holders of the Debentures amended the conversion price related to the automatic conversion of the convertible subordinated debentures in the event of an initial public offering to be the lower of $9.10 principal amount per share or 80 percent of the initial public offering stock price. The value of the resulting beneficial conversion feature was recognized by the Company as additional financing costs by recording $2,380,000 in debt discount and additional paid-in-capital. Amortization expense related to the beneficial conversion feature totaled $495,000 and $1,885,000 for the fiscal years ended January 30, 1999 and January 31, 1998, respectively, and is included in interest expense in the accompanying consolidated statements of operations.





                                      F-13                           (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

(5)  Notes Payable, Continued

     In connection with the sale of the Debentures, the Company issued warrants to purchase 192,688 shares of the Company's common stock to participating NASD Broker-Dealers. The warrants have an exercise price of $5.50 per share and are exercisable through January 2, 2002.

     In connection with obtaining financing, the Company incurs origination and commitment fees. Such amounts are capitalized and are being amortized on a straight-line basis through the respective maturity date of each obligation. Amortization expense related to debt issuance costs was $196,000, $124,000 and $271,000 for the fiscal years ended January 29, 2000, January 30, 1999, and January 31, 1998, respectively, and is included in interest expense in the accompanying consolidated statements of operations.

     The aggregate maturities of long-term notes payable for each of the five years subsequent to January 29, 2000 are as follows:

                          Maturities of
     Fiscal Years           Long-Term
   Ending January,        Notes Payable
   ---------------        -------------
       2001                 $    93
       2002                   8,260
       2003                      --
       2004                      --
       2005                   7,714
                            -------
       Total                $16,067
                            =======

(6)  Income Taxes

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at January 29, 2000 and January 30, 1999 are presented below (in thousands):

                                               January 29,  January 30,
                                                  2000         1999
                                               -----------  -----------
Deferred tax assets:
   Net operating loss carryforwards             $ 5,757      $ 4,622
   Property and equipment                           248          245
   Inventories                                      109           52
   Goodwill and other intangible assets              51           70
                                                -------      -------
            Total gross deferred tax assets       6,165        4,989
            Less valuation allowance             (6,165)      (4,989)
                                                -------      -------
               Net deferred tax assets               --           --
                                                -------      -------

            Total deferred tax liabilities           --           --
                                                -------      -------
               Net deferred tax assets          $    --      $    --
                                                =======      =======

     At January 29, 2000, the Company has net operating loss carryforwards for tax purposes of approximately $15,571,000 which are available to offset future federal taxable income, if any, through 2020. Deferred tax valuation allowances of $6,165,000 and $4,989,000 offset deferred tax assets at January 29, 2000 and January 30, 1999, respectively, based on management's determination that it is more likely than not that such amounts may not be subsequently realized.





                                      F-14                           (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements


(7)  Equity

     On September 1, 1999, the Company sold 416,667 shares of 8% Convertible Preferred Stock, $6.00 par value per share (the "Preferred Stock") resulting in net proceeds of $2,272,000. The Preferred Stock bears dividends at 8% per annum and is payable quarterly in cash. The Preferred Stock is not convertible into the Company's common stock until March 1, 2001. From March 1, 2001 until August 31, 2002, the Preferred Stock is convertible at the option of the purchaser at the lesser of (i) 80% of the average closing sales price of the Company's common stock for the preceding 25 trading days as quoted on the NASDAQ market or (ii) $6.00 per share. After August 31, 2002, the Preferred Stock is convertible at the option of the purchaser at 66 2/3% of the average closing sales price of the Company's common stock for the preceding 25 trading days as quoted on the NASDAQ market. The Company may redeem the Preferred Stock, in whole or in part, prior to August 31, 2002 at 120% of the par value of Preferred Stock then outstanding. After August 31, 2002, the Company may redeem the Preferred Stock, in whole or in part, at 100% of the par value of the Preferred Stock then outstanding. Each share of the Preferred Stock shall be entitled to one vote per share, voting together with the holders of the Company's common stock, on all matters submitted to a vote of stockholders. In connection with the sale of the Preferred Stock, the Company issued 312,500 warrants exercisable to purchase shares of the Company's common stock through August 31, 2004 at $5.00 per share and 90,000 warrants exercisable to purchase shares of the Company's common stock through August 31, 2004 at $3.60 per share (collectively referred to as the "Preferred Stock Warrants"). The fair value of the Preferred Stock Warrants has been recorded as a $60,000 reduction of additional paid-in capital in the accompanying consolidated balance sheet at January 29, 2000.

     On March 20, 1998, the Company completed an initial public offering of 1,200,000 shares of common stock, 1,380,000 Series A Warrants, and 1,380,000 Series B redeemable common stock purchase warrants ("Series B Warrants"), and, on April 17, 1998, the Company sold an additional 165,000 shares of common stock pursuant to an over-allotment option resulting in total net proceeds to the Company of approximately $5,583,000.

     Each Series A Warrant entitles the registered holder to purchase one share of common stock at $6.00, subject to adjustment in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger. The Series A Warrants may be exercised through March 17, 2003. The Company may redeem the Series A Warrants, at a price of $.05 per Series A Warrant, prior to March 17, 2003 if the closing bid price for the common stock equals or exceeds $9.00 per share for a predetermined number of trading days.

     Each Series B Warrant entitles the registered holder to purchase one share of common stock at $8.00, subject to adjustment in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger. The Series B Warrants may be exercised through March 17, 2004. The Company may redeem the Series B Warrants, at a price of $.05 per Series B Warrant, prior to March 17, 2004 if the closing bid price for the common stock equals or exceeds $11.00 per share for a predetermined number of trading days.

     In connection with the completion of the Company's initial public offering, 3,661,200 outstanding shares of the Company's preferred stock, par value $.01 per share, were automatically converted into an aggregate of 1,482,766 outstanding shares of common stock and the Company's preferred stock treasury shares converted into 8,242 shares of common treasury shares.

     On May 1, 1998, the Company issued 44,445 shares of unregistered common stock to a corporation in exchange for professional services associated with marketing and new store site selection analysis. In connection with such issuance, the Company has recorded $200,000 in corporate administrative expenses during the fiscal year ended January 30, 1999.



                                      F-15                           (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements


(7)  Equity, Continued

     On January 23, 1998, the Company's common and preferred stockholders approved an amendment to the Company's certificate of incorporation changing the automatic conversion price of the Company's preferred stock, par value $.01 per share, to be equal to the lower of the conversion price in effect at the time of an initial public offering or 80 percent of the initial public offering stock price. The value of the resulting beneficial conversion feature was recognized as a return to the preferred shareholders by recording $824,000 in preferred stock discounts and additional paid-in capital. During the fiscal years ended January 30, 1999 and January 31, 1998, the Company recorded $674,000 and $150,000 in preferred stock dividends, respectively, resulting from the amortization of the preferred stock beneficial conversion feature.

     As a result of the private placement of preferred stock, par value $.01 per share, the Company currently has outstanding warrants to purchase 26,659 shares of the Company's common stock which were issued to participating NASD Broker-Dealers. The warrants have an exercise price of $5.50 per share and are exercisable through January 2, 2002.

     During the fiscal year ended January 31, 1998, the Company was a party to the following common stock and preferred stock transactions:

     o Issued 542,500 shares of preferred stock, par value $.01 per share, for $2.00 per share and 824 shares of common stock to an employee for $3.03 per share;

     o Issued 104,602 shares of common stock and 2,500 shares of preferred stock, par value $.01 per share, to certain officers, employees and other individuals in exchange for various services rendered on behalf of the Company and recorded corporate administrative expenses totaling $33,550 related to such issuances;

     o Acquired 3,297 shares of common stock from a former officer at a price of $1.52 per share; and

     o Issued 27,180 shares of preferred stock, par value $.01 per share, in connection with a former employee stock purchase plan and recorded corporate administrative expenses totaling $19,000 related to such issuances.

     During the fiscal year ended January 31, 1998, the Company adopted (i) a reverse stock split of its issued and outstanding shares of common stock on a basis of one new share for each two shares then currently outstanding and
     (ii) an additional reverse stock split of its issued and outstanding shares of common stock on a basis of one new share for each 1.5163715 shares then currently outstanding. The effect of the reverse stock splits have been accounted for retroactively to January 26, 1997 in the accompanying consolidated financial statements and, accordingly, all applicable share and per share amounts have been restated to reflect these reverse stock splits.

(8)  Stock Options

     During the fiscal year ended January 31, 1998, the Board of Directors and stockholders adopted the 1997 PawnMart, Inc. Employee Stock Option Plan (the "Employee Option Plan") and the 1997 PawnMart, Inc. Director Stock Option Plan (the "Directors' Option Plan"). The number of shares reserved for issuance under the Employee Option Plan and Directors' Option Plan is 1,000,000 and 263,788 shares, respectively.



                                      F-16                           (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements


(8)  Stock Options, Continued

     Options granted pursuant to the Employee Option Plan may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or nonqualified stock options. All options granted are exercisable on such dates as specified by the Compensation and Human Resources Committee of the Board of Directors. Options granted under the Employee Option Plan are required to have an exercise price equal to or greater than the closing price of common stock on the date of grant. The stock options granted have contractual terms of ten years and generally vest ratably over a three to five year period beginning on the first anniversary of the date of grant. During the fiscal years ended January 29, 2000, January 30, 1999 and January 31, 1998, the Company granted 101,000, 622,500 and 306,389 stock options, respectively, under the Employee Option Plan with exercise prices ranging from $3.00 to $4.25.

     Under the Directors' Option Plan, stock options will be granted to any director who is not an employee of the Company and is not a holder of more than 5% of the outstanding shares of common stock. Newly appointed eligible directors will automatically receive an initial grant of options to purchase 25,000 shares of common stock. All eligible directors will receive annual grants of options to purchase the lessor of 20,000 shares of common stock or $200,000 in market value of underlying common stock. Options granted under the Directors' Option Plan are required to have an exercise price equal to or greater than the closing price of common stock on the date of grant. The options will be immediately exercisable and will have a contractual term of ten years from the date of grant. The Company granted 100,000 and 125,000 stock options under the Directors' Option Plan during the fiscal years ended January 29, 2000 and January 30, 1999, respectively, with exercise prices ranging from $3.25 to $4.44.

     The following table summarizes stock option activity from January 26, 1997 through January 29, 2000.


                                                                                        Exercisable
                                                                               ----------------------------
                                Employee     Directors'      Weighted                           Weighted
                                 Option       Option         Average                            Average
                                  Plan         Plan       Exercise Price       Number        Exercise Price
                                --------     ---------    --------------       ------        --------------
Balance at January 26, 1997           --            --           --                --                --
                                --------     ---------
  Granted                        306,389            --     $   3.79
                                --------     ---------

Balance at January 31, 1998      306,389            --     $   3.79            32,973          $   3.79

  Granted                        622,500       125,000     $   4.04
  Cancelled                      (60,466)           --     $   3.93
                                --------     ---------

Balance at January 30, 1999      868,423       125,000     $   3.97           268,584          $   4.03
  Granted                        101,000       100,000     $   3.22
  Cancelled                      (37,981)           --     $   4.18
                                --------     ---------

Balance at January 29, 2000      931,442       225,000     $   3.84           572,928          $   3.82
                                ========     =========


     The following table summarizes total stock options outstanding under the Employee Option Plan and Directors' Option Plan as of January 29, 2000:




                                                                     (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

(8)  Stock Options, Continued


                                       Weighted
                                        Average
                      Total            Remaining        Currently
Exercise Price       Options              Life         Exercisable
--------------    -------------        ---------      -------------
       $ 3.00           147,500               8.7            56,225
       $ 3.25           176,000               9.4           100,000
       $ 3.79           263,692               7.7           174,319
       $ 4.00            10,000               8.4            10,000
       $ 4.25           534,250               8.4           207,384
       $ 4.44            25,000               8.2            25,000
                  -------------                       -------------
                      1,156,442                             572,928
                  =============                       =============


     The Company applies the intrinsic value method of accounting for its option issuances. Accordingly, no compensation expense has been recognized for its employee stock option grants. If the Company had adopted the fair value based method prescribed by the FASB's Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," and determined compensation cost based on the fair value at the grant dates of such options, the Company's net loss would have been increased on a pro forma basis by approximately $313,000, $346,000 and $52,000 during the fiscal years ended January 29, 2000, January 30, 1999 and January 31, 1998, respectively. Pro forma basic loss per common share and diluted loss per common share would have been increased by $0.04 per share, $0.05 per share and $0.03 per share during the fiscal years ended January 29, 2000, January 30, 1999 and January 31, 1998, respectively. The effects of applying the fair value based method of accounting in the pro forma amounts above are not indicative of future effects.

     The weighted average grant-date fair value of options issued during the fiscal years ended January 29, 2000, January 30, 1999 and January 31, 1998 was $0.91, $1.36 and $0.85, respectively, which was calculated in accordance with the Black-Scholes option pricing model using the following weighted average assumptions:

                                Year Ended      Year Ended        Year Ended
                                January 29,     January 30,       January 31,
                                   2000            1999              1998
                                -----------     -----------       -----------
Expected term (years)              3.01             3.77             3.29
Risk-free interest rate            5.20%            5.04%            5.61%
Expected volatility               37.07%           45.15%            0.10%
Expected dividend yield            0.00%            0.00%            0.00%

(9)  Commitments and Contingencies

     The Company is obligated under various long-term operating lease agreements for store locations and office space. Total rent expense for all operating leases, including leases with a related party, was approximately $1,918,000, $1,339,000 and $1,112,000 for the fiscal years ended January 29, 2000, January 30, 1999 and January 31, 1998, respectively.

     Future minimum lease payments under noncancelable operating leases as of January 29, 2000 are (in thousands):

Fiscal years ending          Related
     January                  Party      Other      Total
-------------------          -------     ------     ------
          2001                $   58     $2,083     $2,141
          2002                    58      1,719      1,777
          2003                    60      1,631      1,691
          2004                    61      1,380      1,441
          2005                    10        604        614
       Thereafter                 --        663        663
                              ------     ------     ------

Total minimum
   lease payments             $  247     $8,080     $8,327
                              ======     ======     ======


                                      F-18                           (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements



 (9) Commitments and Contingencies, (Continued)


     The Company leases its Weatherford, Texas pawnshop from a joint venture owned by certain stockholders of the Company. Rent expense related to this lease totaled $56,000 during the fiscal year ended January 29, 2000 and $48,000 during each of the fiscal years ended January 30, 1999 and January 31, 1998.

     The Company is involved in various claims and lawsuits arising in the ordinary course of business. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

(10) Going Concern

     The Company has suffered recurring losses from operations, negative cash flows and is currently experiencing substantial difficulties in meeting its obligations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     Management of the Company is addressing this going concern issue and the underlying liquidity problem by aggressively promoting sales of merchandise in its stores and reducing excess inventory. Additionally, various other alternatives are being evaluated, including selling certain stores under a franchise arrangement or to other interested partners. The Company currently has $109,000 available pursuant to the borrowing base calculation on its Credit Facility and is attempting to sell approximately $800,000 remaining available on its 2004 Notes offering. Additionally, the Company may continue to reduce inventory. The Company has currently ceased the addition of new stores; however, to finance current and future expenditures, the Company will need to issue additional equity securities or incur additional debt. The Company may not be able to obtain the additional required capital on satisfactory terms, if at all.

================================================================================

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN DULY AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE MANAGING BROKER DEALER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER THE CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


--------------------------------------------------------------------------------

                 TABLE OF CONTENTS

                                                                         Page
Prospectus Summary ...................................................     1
Risk Factors .........................................................     6
Use of Proceeds ......................................................    10
Capitalization .......................................................    11
Selected Historical Consolidated Financial
     Data ............................................................    12
Management's Discussion and Analysis of
     Financial Condition and Results of
     Operations ......................................................    13
Quantitative and Qualitative Disclosures
     About Market Risk ...............................................    21
Business .............................................................    22
Management ...........................................................    29
Security Ownership of Certain Beneficial
     Owners and Management ...........................................    34
Certain Relationships and Related
     Transactions ....................................................    35
Description of Subordinated Notes Due 2004  ..........................    35
Description of Credit Facility .......................................    37
Description of Capital Stock .........................................    38
Plan of Distribution .................................................    43
Certain U.S. Federal Income Tax
     Considerations ..................................................    44
Legal Matters ........................................................    46
Experts ..............................................................    46
Consolidated Financial Statements ....................................   F-1



                                   $10,000,000

                         12% SUBORDINATED NOTES DUE 2004


                             [PAWNMART, INC. LOGO]



                                   ----------

                                   PROSPECTUS

                                   ----------



                              MASSIE CAPITAL, LTD.







                                AUGUST 18, 2000



================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses to be incurred in connection with this Registration Statement (assuming a maximum subscription), all of which will be borne by the Company. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

SEC Registration Fee .......................................     $  3,780.80
NASD Filing Fee ............................................        1,860.00
Accounting Fees and Expenses ...............................       60,000.00*
Legal Fees and Expenses (Other Than Blue Sky) ..............      100,000.00*
Managing Broker-Dealer Non-accountable Expense Allowance ...      300,000.00*
Printing and Engraving .....................................       70,000.00*
Transfer Agent and Registrar Fees ..........................        5,000.00*
Blue Sky Taxes, Fees and Expenses ..........................       45,000.00*
Miscellaneous Expenses .....................................       14,359.20*
                                                                 -----------
              Total Expenses ...............................     $600,000.00*
                                                                 ===========

*    Estimated amount.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") permits a corporation to indemnify a person who was or is a director, officer, employee, or agent of a corporation or who serves at the corporation's request as a director, officer, partner, proprietor, trustee, employee, or agent of another corporation, partnership, trust, joint venture, or other enterprise (an "outside enterprise"), who was, is, or is threatened to be named a defendant in a legal proceeding by virtue of such person's position in the corporation or in an outside enterprise, but only if the person acted in good faith and reasonably believed, in the case of conduct in the person's official capacity, that the conduct was in or, in the case of all other conduct, that the conduct was not opposed to the corporation's best interest, and, in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful. A person may be indemnified within the above limitations against judgments, fines, settlements, and reasonable expenses actually incurred. Generally, an officer, director, agent, or employee of a corporation or a person who serves at the corporation's request as an officer, director, agent, or employee of an outside enterprise may not be indemnified, however, against judgments, fines, and settlements incurred in a proceeding in which the person is found liable to the corporation or is found to have improperly received a personal benefit and may not be indemnified for expenses unless, and only to the extent that, in view of all the circumstances, the person is fairly and reasonably entitled to indemnification for such expenses. A corporation must indemnify a director, officer, employee, or agent against reasonable expenses incurred in connection with a proceeding in which the person is a party because of the person's corporate position, if the person was successful, on the merits or otherwise, in the defense of the proceeding. Under certain circumstances, a corporation may also advance expenses to such person.

     Section 145 of the DGCL also permits a corporation to purchase and maintain insurance or to make other arrangements on behalf of any of the above persons against any liability asserted against and incurred by the person in such capacity, or arising out of the person's status as such a person, whether or not the corporation would have the powers to indemnify the person against the liability under applicable law.

     The Company's Restated Certificate of Incorporation provides that the Company's directors will have no personal liability to the Company or its stockholders for monetary damages for breach of, or an alleged breach of, a director's fiduciary duty of care. This provision has no effect on director liability for (i) a breach of the directors' duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith that constitute a breach of duty of a director or involving intentional misconduct or knowing violations of law, (iii) approval of any transaction from which a director derives an improper personal benefit, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. In addition, the Company's Restated Certificate of Incorporation provides that any additional liabilities permitted to be eliminated by subsequent legislation will automatically be eliminated without further stockholder vote, unless additional stockholder approval is required by such legislation. The Company is generally required to indemnify its directors, officers, employees, and agents against all judgments, fines, settlements, legal fees, and other expenses incurred in connection with pending or threatened legal proceedings because of the person's position with the Company or another entity that the person serves at the Company's request, subject to certain conditions, and to advance funds to enable them to defend against such proceedings. Article X of the Company's Restated Certificate of Incorporation permits the Company to enter into agreements with its directors, officers, employees and agents to provide such indemnification as deemed appropriate. Article X also provides that the Company may extend to its directors and executive officers such indemnification and additional indemnification.

     The Company has entered into an indemnification agreement with certain of its directors and officers. The form of indemnity agreement provides that each such person will be indemnified to the full extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement of any threatened, pending or completed action, suit or proceeding, on account of his services as a director and officer of the Company or any other company or enterprise in which he is serving at the request of the Company, or as a guarantor of any debt of the Company. To the extent the indemnification provided under the agreement exceeds that permitted by applicable law, indemnification may be unenforceable or may be limited to the extent it is found by a court of competent jurisdiction to be contrary to public policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     During the past three fiscal years, the Company has sold the securities listed below pursuant to exemptions under the Securities Act.

          1. From June 1995 through April 1996, the Company made a private placement offering to accredited investors for up to $6,000,000 in principal amount of 14% unsecured Convertible Subordinated Debentures due June 30, 1999 ("1999 Debentures"). The total underwriting commissions associated with the 1999 Debentures were $437,600. As of January 31, 1998, the Company has sold $4,865,000 in 1999 Debentures. In connection with the 1999 Debentures, the Company has issued 97,279 Common Stock purchase warrants to participating NASD Broker-Dealers. The warrants have an exercise price of $5.50 per share and are exercisable through January 2, 2002. The sale of securities were made in reliance upon Section 4(2) of the Securities Act, and Rule 506 pursuant to Regulation D, promulgated thereunder, as an offering only to accredited investors.

          2. From June 1996 through January 1997, the Company made a private placement offering to accredited investors for up to $2,000,000 in principal amount of 14% unsecured Convertible Subordinated Debentures due June 30, 2000 ("2000 Debentures"). The total underwriting commissions associated with the 2000 Debentures were $161,600. As of January 31, 1998, the Company has sold $2,000,000 in 2000 Debentures. In connection with the 2000 Debentures, the Company has issued 41,442 Common Stock purchase warrants to participating NASD Broker-Dealers. The warrants have an exercise price of $5.50 per share and are exercisable through January 2, 2002. The sale of securities were made in reliance upon Section 4(2) of the Securities Act, and Rule 506 pursuant to Regulation D, promulgated thereunder, as an offering only to accredited investors.

          3. From December 1996 through June 1997, the Company made a private placement offering to accredited investors for up to $2,655,000 in principal amount of 14% unsecured Convertible Subordinated Debentures due January 31, 2001 ("2001 Debentures"). The total underwriting commissions associated with the 2001 Debentures were $231,600. As of January 31, 1998, the Company has sold $2,655,000 in 2001 Debentures. In connection with the 2001 Debentures, the Company has issued 53,967 Common Stock purchase warrants to participating NASD Broker-Dealers. The warrants have an exercise price of $5.50 per share and are exercisable through January 2, 2002. The sale of securities were made in reliance upon Section 4(2) of the Securities Act, and Rule 506 pursuant to Regulation D, promulgated thereunder, as an offering only to accredited investors.

          4. In June 1997, the Company's Board of Directors authorized the issuance of up to 500,000 shares of Series C Convertible Preferred Stock ("Series C") with a par value of $.01 per share to be issued to employees in connection with the Company's employee stock purchase plan. The employee stock purchase plan allows employees to purchase, through payroll deductions and Company matches approved by the Board of Directors, shares of Series C at a price of $2.50 per share. On June 23, 1997, the Company issued 26,592 Series C shares and, on September 10, 1997, the Company issued 250 Series C shares with total proceeds received by the Company from both issuances of $47,932. The sale of securities were made in reliance upon Rule 701 which provides for an exemption for offers and sales of securities pursuant to compensatory benefit plans and contracts relating to compensation.

          5. In July 1997, the Company's Board of Directors authorized the issuance of up to 1,000,000 shares of 12% Series D Convertible Exchangeable Preferred Stock ("Series D") with a par value of $.01 per share to be issued to accredited investors. From July 10, 1997 to October 26, 1997, the Company issued 542,500 Series D shares with total proceeds received by the Company of $1,085,000. The sale of securities were made in reliance upon Section 4(2) of the Securities Act, and Rule 506 pursuant to Regulation D, promulgated thereunder, as an offering only to accredited investors.

          6. From January 13, 1994 through January 26, 1997, the Company issued 427,139 shares of Common Stock of which 44,514 shares were issued to certain directors in exchange for Board of Director services, 232,597 shares were issued to certain employees in exchange for employment services, pay reductions and performance awards, and 150,208 shares were issued to certain attorneys and consultants in exchange for legal and consulting services. From January 26, 1997 to October 26, 1997, the Company issued 104,602 shares of Common Stock of which 54,408 shares were issued to certain directors in exchange for Board of Director services, 36,181 shares were issued to certain employees in exchange for employment services, pay reductions and performance awards, 10,716 shares were issued to certain attorneys and consultants in exchange for legal and consulting services, and 3,297 shares were issued to National Audio Electronics, Inc. in exchange for merchandise. On May 8, 1997, the Company issued 824 shares of Common Stock to an employee for $3.03 per share. The sale of securities were made in reliance upon Rule 701 which provides for an exemption for offers and sales of securities pursuant to compensatory benefit plans and contracts relating to compensation.

          7. From April 1996 to August 1996, the Company issued $278,000 in 15% notes payable, to mature on March 31, 2000 to 5 non-accredited investors and a class of accredited investors. From January 1997 to July 1997, the Company issued $474,000 in 15% notes payable, to mature on December 31, 2000 to 11 non-accredited investors and a class of accredited investors. The sale of securities were made in reliance upon Section 4(2) of the Securities Act which provides an exemption for transactions not involving any public offering to investors believed by the Company to be sophisticated business-persons and investors.

          8. From January 1995 through November 1996, the Company issued 43,358 Series B Convertible Preferred stock ("Series B") in connection with its employee stock purchase plan. The employee stock purchase plan in effect during that time allowed employees to purchase, through payroll deductions and Company matches approved by the Board of Directors, shares of Series B at a price of $2.00 per share. The sale of securities were made in reliance upon Rule 701 which provides for an exemption for offers and sales of securities pursuant to compensatory benefit plans and contracts relating to compensation.

          9. On May 1, 1998, the Company issued 44,445 unregistered shares of the Company's common stock to the Buxton Company in exchange for $200,000 in professional services associated with marketing and new store site selection analysis. The sales of securities were made in reliance upon Reliance upon Rule 701 which provides for an exemption for offers and sales of securities pursuant to contracts relating to compensation.

          10. On September 1, 1999, the Company issued 416,667 unregistered shares of the Company's 8% Convertible Preferred Stock ("8% Preferred Stock") with a par value of $6.00 per share to an accredited investor. The total finders fees and issuance costs associated with the 8% Preferred Stock were $228,000. In connection with the sale of the 8% Preferred Stock, the Company issued 312,500 warrants exercisable to purchase shares of the Company's common stock through August 31, 2004 at $5.00 per share and 90,000 warrants exercisable to purchase shares of the Company's common stock through August 31, 2004 at $3.60 per share. The sale of securities were made in reliance upon Section 4(2) of the Securities Act, and Rule 506 pursuant to Regulation D, promulgated thereunder, as an offering only to accredited investors.

     The sale of securities above were made in reliance upon Rule 701 which provides for exemption for offers and sales of securities pursuant to compensatory benefit plans and contracts relating to compensation and Section 4(2) of the Securities Act, which provides exemptions for transactions not involving a public offering to investors believed by the Company to be sophisticated business-persons and investors, and Regulation D, promulgated thereunder, as an offering only to accredited investors. The purchasers of securities described above acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act, or an exemption from such registration requirements.

     The Company's Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, 12% Series D Convertible Exchangeable Preferred Stock, 14% Convertible Subordinated Debentures Due June 30, 1999, 14% Convertible Subordinated Debentures Due June 30, 2000, and 14% Convertible Subordinated Debentures Due January 31, 2001 converted into Common Stock upon completion of the Company's initial public offering in March 1998. See the notes to the consolidated financial statements included elsewhere in this Registration Statement for further information relating to the respective conversion features.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER

  1.3 Form of Underwriting Agreement Between PawnMart, Inc. and Massie Capital, Ltd.(7)

  3.1     PawnMart, Inc.'s Restated and Amended Certificate of Incorporation(1)

  3.2     PawnMart, Inc.'s Second Amended and Restated Bylaws(1)

  4.1     Specimen Common Stock Certificate(2)

  4.2     Specimen Series A Warrant Certificate(2)

  4.3     Specimen Series B Warrant Certificate(2)

  4.4 Form of Warrant Agreement, dated as of March 20, 1998 between PawnMart, Inc. and Continental Stock Transfer & Trust Company(2)

  4.5 Form of National Association of Securities Dealers, Inc. broker-dealer warrants(3)

  4.6 Form of Amendment to Warrant Agreement, Dated as of March 20, 1998 Between PawnMart, Inc. and Continental Stock Transfer & Trust Company(6)

  4.7 Indenture, Dated as of March 15, 1999 Between PawnMart, Inc. and Trust Management, Inc., as Trustee, Relating to PawnMart, Inc.'s 12% Subordinated Notes Due 2004(6)

  4.8     Form of 12% Subordinated Note Due 2004 (included as part of Exhibit
          4.7 hereto)

  4.9     Form of Broker-Dealer Selling Agreement(6)

  4.10 Form of Subscription Escrow Agreement dated as of March 15, 1999 Between PawnMart, Inc., Massie Capital, Ltd. And Norwest Bank Texas, N.A.(7)

  4.11    Certificate of Designations of the 8% Convertible Preferred Stock(11)

  4.12 8% Convertible Preferred Stock and Warrant Purchase Agreement, dated as of August 19, 1999, by and between PawnMart, Inc. and Jesse L. Upchurch, Trustee of Trust C of the Constance J. Upchurch Family Trust Dated 10/14/94(11)

  4.13 Purchaser Warrant Agreement, dated as of September 1, 1999, by and between PawnMart, Inc. and Jesse L. Upchuch, Trustee of Trust C of the Constance J. Upchurch Family Trust Dated 10/14/94(11)

  4.14 Registration Rights Agreement, dated as of September 1, 1999, by and between PawnMart, Inc. and Jesse L. Upchuch, Trustee of Trust C of the Constance J. Upchurch Family Trust Dated 10/14/94(11)

  4.15 Transaction Warrant Agreement, dated as of September 1, 1999, by and between PawnMart, Inc. and Andrew Garrett, Inc.(11)

  5.1     Opinion of Thompson & Knight L.L.P.(12)

 10.1     Form of Indemnity Agreement with Officers and Directors of PawnMart,
          Inc.(2)

 10.2     1997 PawnMart, Inc. Employee Stock Option Plan(1)

 10.3     1997 PawnMart, Inc. Director Stock Option Plan(2)

 10.4 Revolving Credit Agreement Dated October 13, 1998 Between PawnMart, Inc. and Comerica Bank(4)

 10.5* Employment Agreement, Dated as of September 8, 1998, Between PawnMart, Inc. and Michael D. Record(5)

 10.6* Form of Severance Agreement, dated June 1, 2000, between the Company and each of Carson Thompson, Mike Record, Monty Standifer, Randy Haden and Mike Musgrove(12)

 12.1     Computation of Ratio of Earnings to Fixed Charges(9)

 23.1 Consent of Jordaan & Pennington, PLLC (included as part of Exhibit 4.7 hereto)

 23.2     Consent of KPMG LLP, Independent Auditors(12)

 24.1 Reference is made to the Signatures section of the Registration Statement on Form S-1 filed on January 15, 1999.

 25.1 Form T-1 - Statement of Eligibility Under the Trust Indenture Act of 1939 of the Trustee(5)


 27.1 Financial Data Schedule as of April 29, 2000 (Filed in EDGAR version only)(10)


----------


*    Management or compensation agreement required to be filed herewith


(1) Filed as an Exhibit to the registrant's Registration Statement on Form SB-2, filed on October 23, 1997 (File No. 333-38597).

(2) Filed as an Exhibit to the registrant's Registration Statement on Amendment No. 2 to Form SB-2, filed on February 9, 1998 (File No. 333-38597).

(3) Filed as an Exhibit to the registrant's Registration Statement on Amendment No. 3 to Form SB-2, filed on March 11, 1998 (File No. 333-38597).

(4) Filed as an Exhibit to the registrant's Form 10-QSB for the quarter ended October 31, 1998, filed on December 14, 1998 (File No. 1-13919).

(5) Filed as an Exhibit to the registrant's Registration Statement on Form S-1, filed on January 15, 1999 (File No. 1-13919).

(6) Filed as an Exhibit to the registrant's Registration Statement on Amendment No. 1 on Form S-1, filed on February 24, 1999 (File No. 1-13919).

(7) Filed as an Exhibit to the registrant's Registration Statement on Amendment No. 2 on Form S-1, filed on March 10, 1999 (File No. 1-13919).

(8) Files as an Exhibit to the registrant's Form 10-K for the fiscal year ended January 30, 1999, filed on April 29, 1999 (File No. 1-13919).

(9) Filed as an Exhibit to the registrant's Registration Statement on Post-Effective Amendment No. 1 on Form S-1, filed on May 20, 1999 (File No. 1-13919).


(10) Filed as an Exhibit to the registrant's Form 10-Q for the quarter ended April 29, 2000, filed on June 13, 2000 (File No. 1-13919).


(11) Filed as an Exhibit to the registrant's Form 8-K, filed on September 1, 1999 (File No. 1-13919).

(12) Filed herewith.

(a)   FINANCIAL STATEMENT SCHEDULES

None.

ITEM 17. UNDERTAKINGS

      (a)   The undersigned Registrant hereby undertakes:

            (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising from the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Worth, State of Texas, on August 18, 2000.


PAWNMART, INC.

By:  /s/ Carson R. Thompson                          By: /s/ Monty Standifer
    -----------------------                              -----------------------
Carson R. Thompson                                   Monty Standifer
Chief Executive Officer, Director                    Senior Vice President
and Chairman of the Board                            and Chief Financial Officer
(Principal Executive Officer)                        (Principal Financial and
                                                     Accounting Officer)


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                   TITLE                                                DATE
/s/ Carson R. Thompson                      Chief Executive Officer, Director                    August 18, 2000
-----------------------------------         and Chairman of the Board
Carson R. Thompson

/s/ Michael D. Record                       President                                            August 18, 2000
-----------------------------------
Michael D. Record

/s/ Monty Standifer                         Senior Vice President and                            August 18, 2000
-----------------------------------         Chief Financial Officer
Monty Standifer

/s/ Randall L. Haden                        Vice President - Information Services                August 18, 2000
-----------------------------------
Randall L. Haden

            *                               Director                                             August 18, 2000
-----------------------------------
James E. Berk

            *                               Director                                             August 18, 2000
-----------------------------------
Mark E. Kane

            *                               Director                                             August 18, 2000
-----------------------------------
Robert D. Bourland, Jr.

            *                               Director                                             August 18, 2000
-----------------------------------
J. Roger Williams



*By:  /s/ Carson R. Thompson
      Carson R. Thompson
      Attorney-in-Fact

                                  EXHIBIT INDEX


EXHIBIT
NUMBER    DESCRIPTION
-------   -----------
  1.3     Form of Underwriting Agreement Between PawnMart, Inc. and Massie
          Capital, Ltd.(7)

  3.1     PawnMart, Inc.'s Restated and Amended Certificate of Incorporation(1)

  3.2     PawnMart, Inc.'s Second Amended and Restated Bylaws(1)

  4.1     Specimen Common Stock Certificate(2)

  4.2     Specimen Series A Warrant Certificate(2)

  4.3     Specimen Series B Warrant Certificate(2)

  4.4     Form of Warrant Agreement, dated as of March 20, 1998 between
          PawnMart, Inc. and Continental Stock Transfer & Trust Company(2)

  4.5 Form of National Association of Securities Dealers, Inc. broker-dealer warrants(3)

  4.6     Form of Amendment to Warrant Agreement, Dated as of March 20, 1998
          Between PawnMart, Inc. and Continental Stock Transfer & Trust
          Company(6)

  4.7     Indenture, Dated as of March 15, 1999 Between PawnMart, Inc. and Trust
          Management, Inc., as Trustee, Relating to PawnMart, Inc.'s 12%
          Subordinated Notes Due 2004(6)

  4.8     Form of 12% Subordinated Note Due 2004 (included as part of Exhibit
          4.7 hereto)

  4.9     Form of Broker-Dealer Selling Agreement(6)

  4.10    Form of Subscription Escrow Agreement dated as of March 15, 1999
          Between PawnMart, Inc., Massie Capital, Ltd. And Norwest Bank Texas,
          N.A.(7)

  4.11    Certificate of Designations of the 8% Convertible Preferred Stock(11)

  4.12 8% Convertible Preferred Stock and Warrant Purchase Agreement, dated as of August 19, 1999, by and between PawnMart, Inc. and Jesse L.
          Upchurch, Trustee of Trust C of the Constance J. Upchurch Family Trust
          Dated 10/14/94(11)

  4.13 Purchaser Warrant Agreement, dated as of September 1, 1999, by and between PawnMart, Inc. and Jesse L. Upchuch, Trustee of Trust C of the
          Constance J. Upchurch Family Trust Dated 10/14/94(11)

  4.14 Registration Rights Agreement, dated as of September 1, 1999, by and between PawnMart, Inc. and Jesse L. Upchuch, Trustee of Trust C of the
          Constance J. Upchurch Family Trust Dated 10/14/94(11)

  4.15 Transaction Warrant Agreement, dated as of September 1, 1999, by and between PawnMart, Inc. and Andrew Garrett, Inc.(11)

  5.1     Opinion of Thompson & Knight L.L.P.(12)

 10.1     Form of Indemnity Agreement with Officers and Directors of PawnMart,
          Inc.(2)

 10.2     1997 PawnMart, Inc. Employee Stock Option Plan(1)

 10.3     1997 PawnMart, Inc. Director Stock Option Plan(2)

 10.4     Revolving Credit Agreement Dated October 13, 1998 Between PawnMart,
          Inc. and Comerica Bank(4)

 10.5*    Employment Agreement, Dated as of September 8, 1998, Between PawnMart,
          Inc. and Michael D. Record(5)

 10.6* Form of Severance Agreement, dated June 1, 2000, between the Company and each of Carson Thompson, Mike Record, Monty Standifer, Randy Haden and Mike Musgrove(12)

 12.1     Computation of Ratio of Earnings to Fixed Charges(9)

 23.1 Consent of Jordaan & Pennington, PLLC (included as part of Exhibit 4.7 hereto)

 23.2     Consent of KPMG LLP, Independent Auditors(12)

 24.1     Reference is made to the Signatures section of the Registration
          Statement on Form S-1 filed on January 15, 1999.

 25.1     Form T-1 - Statement of Eligibility Under the Trust Indenture Act of
          1939 of the Trustee(5)

 27.1 Financial Data Schedule as of April 29, 2000 (Filed in EDGAR version only)(10)



----------

*    Management or compensation agreement required to be filed herewith


(1) Filed as an Exhibit to the registrant's Registration Statement on Form SB-2, filed on October 23, 1997 (File No. 333-38597).

(2) Filed as an Exhibit to the registrant's Registration Statement on Amendment No. 2 to Form SB-2, filed on February 9, 1998 (File No. 333-38597).

(3) Filed as an Exhibit to the registrant's Registration Statement on Amendment No. 3 to Form SB-2, filed on March 11, 1998 (File No. 333-38597).

(4) Filed as an Exhibit to the registrant's Form 10-QSB for the quarter ended October 31, 1998, filed on December 14, 1998 (File No. 1-13919).

(5) Filed as an Exhibit to the registrant's Registration Statement on Form S-1, filed on January 15, 1999 (File No. 1-13919).

(6) Filed as an Exhibit to the registrant's Registration Statement on Amendment No. 1 on Form S-1, filed on February 24, 1999 (File No. 1-13919).

(7) Filed as an Exhibit to the registrant's Registration Statement on Amendment No. 2 on Form S-1, filed on March 10, 1999 (File No. 1-13919).

(8) Files as an Exhibit to the registrant's Form 10-K for the fiscal year ended January 30, 1999, filed on April 29, 1999 (File No. 1-13919).

(9) Filed as an Exhibit to the registrant's Registration Statement on Post-Effective Amendment No. 1 on Form S-1, filed on May 20, 1999 (File No. 1-13919).

(10) Filed as an Exhibit to the registrant's Form 10-Q for the quarter ended April 29, 2000, filed on June 13, 2000 (File No. 1-13919).

(11) Filed as an Exhibit to the registrant's Form 8-K, filed on September 1, 1999 (File No. 1-13919).

(12) Filed herewith.